UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ALPHA NATURAL RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Be Held May 19, 2011

ALPHA NATURAL RESOURCES, INC.

One Alpha Place

P.O. Box 2345

Abingdon, Virginia 24212

To the Stockholders of Alpha Natural Resources, Inc.:

NOTICE IS HEREBY GIVEN that Alpha Natural Resources, Inc.’s (“Alpha” or the “Company”) 2011 annual meeting of stockholders will be held at 8:00 a.m. local time on Thursday, May 19, 2011, at The Martha Washington Inn, 150 W. Main Street, Abingdon, VA 24210 (the “Annual Meeting”). The terms “Alpha,” “the Company,” “we,” “our,” “us,” and similar terms refer to Alpha Natural Resources, Inc. and its subsidiaries.

At the meeting, we will ask stockholders to consider and act upon the following matters:

1.	The election of nine (9) directors nominated by our board of directors for a term of one year;

2.	An advisory vote on executive compensation;

3.	An advisory vote on the frequency of future advisory votes on executive compensation;

4.	Ratification of KPMG LLP as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	A stockholder proposal regarding pollution.

We plan to hold a brief business meeting focused on these items, at which we will address any other proper business that may arise and we will offer reasonable time for your comments and questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, AND 4, IN FAVOR OF A TRIENNIAL FREQUENCY AS TO PROPOSAL 3 AND AGAINST PROPOSAL 5. These proposals are further described in the proxy statement.

Only Alpha stockholders of record at the close of business on March 29, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Alpha’s corporate offices located at One Alpha Place, Abingdon, Virginia 24212.

YOUR VOTE IS VERY IMPORTANT. IF YOU ARE UNABLE TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR PROXY IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	VIA THE INTERNET, which we encourage if you have Internet access, at the address shown on your proxy card;

•	BY TELEPHONE, using the toll-free telephone number shown on the proxy card; or

•	BY MAIL, by completing, signing and returning the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,

Michael J. Quillen

Chairman of the Board of Directors

April 1, 2011

PROXY STATEMENT

For 2011 Annual Meeting of Stockholders of

Alpha Natural Resources, Inc.

To Be Held On

May 19, 2011

GENERAL INFORMATION ABOUT ALPHA’S ANNUAL MEETING

The board of directors of Alpha Natural Resources, Inc. (“Alpha” or the “Company”) is soliciting proxies to be voted on the stockholders’ behalf at the 2011 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the issues to be voted upon at the Annual Meeting.

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to stockholders on or about April 9, 2011. The proxy statement and the form of proxy relating to the 2011 Annual Meeting will first be made available to stockholders on or about April 9, 2011 at www.proxyvote.com. In accordance with SEC rules, the website, www. proxyvote.com, provides complete anonymity with respect to a stockholder accessing the website.

The Annual Meeting will be held on Thursday, May 19, 2011, at 8:00 a.m. local time, at The Martha Washington Inn, 150 W. Main Street, Abingdon, VA 24210. Directions to the meeting are provided at the back of this proxy statement.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record Alpha common stock as of the close of business on March 29, 2011, which our board of directors has determined to be the record date for the Annual Meeting, is entitled to one vote per share owned. There were 120,837,640 shares outstanding as of March 29, 2011.

Who is soliciting my proxy to vote my shares?

Alpha’s board of directors is soliciting your “proxy” or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 19, 2011 Annual Meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

Alpha is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Alpha’s directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, Alpha has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $6,500. Alpha will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of the Company, you will be admitted only if you have a valid legal proxy, form of photo identification and sign-in at the registration desk. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and sign in at the registration desk at the meeting.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Alpha common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS ON PROPOSALS AND APPROVAL REQUIREMENTS

Delaware law, the New York Stock Exchange (“NYSE”) and/or Alpha’s certificate of incorporation and bylaws govern the vote on each of the proposals. A description of each proposal to be considered at the Annual Meeting is provided in this proxy statement along with the board of directors’ voting recommendation with respect to such proposal. The board of directors’ recommendations and the approval requirements with respect to each such proposal are summarized below:

PROPOSAL 1. ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of nine directors. The board of directors has nominated nine people to serve as directors, each of whom is currently serving as a director of Alpha.

You may vote in favor of all of the nominees, withhold your votes as to all of the nominees or withhold your votes as to specific nominees. Each share of common stock may be voted for as many nominees as there are directors to be elected. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes.

For more information regarding this proposal, see “Proposal 1 — Election of Directors.”

The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The second proposal item to be voted on is the advisory vote on executive compensation.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The advisory vote to approve the compensation paid to our executive officers as reported in this proxy statement will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter.

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers in 2010, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when making future compensation decisions.

For more information regarding this proposal, see “Proposal 2 — Advisory Vote on Executive Compensation.”

The board of directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3. ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The third proposal item to be voted on is the advisory vote on frequency of future advisory votes on executive compensation.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The advisory vote on frequency of future advisory votes on executive compensation will be determined by the plurality of votes cast. As an advisory vote, your vote will not be binding on the Company or the board of directors.

Our board of directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a once every three-year frequency for the advisory vote on executive compensation.

For more information regarding this proposal, see “Proposal 3 — Advisory Vote On Frequency of Future Advisory Votes on Executive Compensation.”

The board of directors unanimously recommends a vote FOR the approval of a once every three-year frequency for future advisory votes on executive compensation.

PROPOSAL 4. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP

The fourth proposal item to be voted on is the ratification of KPMG LLP as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter.

For more information regarding this proposal, see “Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm.”

The board of directors unanimously recommends a vote FOR the ratification of KPMG LLP as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 5. STOCKHOLDER PROPOSAL REGARDING POLLUTION

The fifth proposal item to be voted on is a stockholder proposal regarding pollution.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter.

For more information regarding this proposal and the board of directors’ opposition to it, see “Proposal 5 —Stockholder Proposal Regarding Pollution.”

The board of directors unanimously recommends a vote AGAINST the stockholder proposal regarding pollution.

The board of directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named herein as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s annual meeting are described in the section entitled “Stockholder Proposals for the 2012 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Alpha common stock?

Each outstanding share of Alpha common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How do I vote?

You may vote your shares in four different ways:

1. BY MAIL. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

2. IN PERSON. You may deliver your completed proxy in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

3. VIA TELEPHONE. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card provided herewith. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

4. VIA INTERNET. You may vote your shares via the internet by following the instructions on the proxy card provided herewith. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in four different ways:

1. WRITE TO ALPHA’S SECRETARY, VAUGHN R. GROVES, AT ONE ALPHA PLACE, P.O. BOX 2345, ABINGDON, VIRGINIA, 24212. Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Groves must receive your letter before the Annual Meeting begins.

2. SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. If you own your shares in “street name,” because your broker or other “street” nominee is actually the record owner, you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Alpha’s transfer agent, Computershare Investor Services at 1-800-564-6253. We must receive your new proxy card before the Annual Meeting begins.

3. SUBMIT VOTING INSTRUCTIONS AGAIN BY TELEPHONE OR THE INTERNET. If you are a “street name” stockholder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other “street” nominee in order to revoke your previously given proxy.

4. ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy; you must also vote your shares.

How will proxies be voted if I give my authorization?

The board of directors has selected Michael J. Quillen, Vaughn R. Groves and Edythe C. Katz, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not previously revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (a) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES (PROPOSAL 1); (b) “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2); (c) “FOR” A ONCE EVERY THREE YEARS FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL 3); (d) “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 4); AND (e) “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING POLLUTION (PROPOSAL 5). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with their best judgment.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. An abstention has the same effect as a vote “against” a particular proposal, except in the case of a vote on director elections (Proposal 1) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3), where an abstention will have no effect.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters, such as the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4), if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3), and the stockholder proposal regarding pollution (Proposal 5), the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Preliminary or final voting results will also be published in Alpha’s current report on Form 8-K on or about May 25, 2011, which will be filed with the SEC. You may receive a copy of such Form 8-K by contacting Alpha’s investor relations at 276-739-5328, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the internet at www.alphanr.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORT

Householding.

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s annual report and proxy statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Incorporation By Reference.

Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Corporate Governance Practices and Policies, Code of Business Ethics and Committee Charters.

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Practices and Policies, Code of Business Ethics (the “Code of Ethics”), and the charters of the audit, compensation, nominating and corporate governance, and safety, health, environmental and sustainability committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.alphanr.com, or may be requested in print, at no cost, by telephone at (276) 619-4410 or by mail at: Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attention: Investor Relations.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of nine directors. The board of directors has nominated nine people to serve as directors, each of whom is currently serving as a director of Alpha. The board of directors consists of nine directors, each of whose term is set to expire at the Annual Meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the board of directors may either reduce its size or designate or not designate a substitute nominee. If the board of directors designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

Nominees for Directors

Michael J. Quillen (62) was appointed to our board of directors and as chairman of the board at the time of the merger of former Alpha Natural Resources, Inc. (“Legacy Alpha”) with and into Foundation Coal Holdings, Inc. (“Legacy Foundation”) on July 31, 2009 (the “Merger”). Prior to that time, he served as chief executive officer and a member of the board of directors of Legacy Alpha from its formation in November 2004 until the Merger and served as its president until January 2007. He served as chairman of the board of directors of Legacy Alpha from October 2006 until the Merger. Mr. Quillen joined Legacy Alpha’s management team as president and the sole manager of Alpha Natural Resources, LLC, its top-tier operating subsidiary, in August 2002, and served as chief executive officer of Alpha Natural Resources, LLC from January 2003 until the Merger. He also served as the president and a member of the board of directors of ANR Holdings, LLC, Legacy Alpha’s former top-tier holding company, from December 2002 until ANR Holdings, LLC was merged with another of Legacy Alpha’s subsidiaries in December 2005, and as the chief executive officer of ANR Holdings, LLC from March 2003 until December 2005. From September 1998 to December 2002, Mr. Quillen was executive vice president — Operations of AMCI Metals and Coal International Inc., a mining and marketing company (“AMCI”). While at AMCI, he was responsible for the development of AMCI’s Australian properties. Mr. Quillen currently provides consulting services to AMCI. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including vice president — operations of Pittston Coal Company, a coal mining company (“Pittston”), president of Pittston Coal Sales Corp., vice president of AMVEST Corporation, a coal and gas producer and provider of related products and services (“AMVEST”), vice president — operations of NERCO Coal Corporation, a coal company, president and chief executive officer of Addington, Inc., a coal mining and shipping company, and manager of Mid-Vol Leasing, Inc, a coal mining and shipping company. Similar to Messrs. Crutchfield and Roberts, Mr. Quillen’s significant coal company experience has enabled him to develop expertise and insight into the business challenges uniquely relevant to coal companies, particularly in the areas of risk management and the design and implementation of coal mine safety processes and procedures. Mr. Quillen has also served on the board of directors and as a member of the compensation committee, ethics, environment, safety and health committee and the finance committee of Martin Marietta Materials, Inc., a leading producer of construction aggregates in the United States, since 2008.

Qualifications: Mr. Quillen provides our board with tremendous insight and experience with respect to the Legacy Alpha side of our business and has more than 31 years of experience in senior executive roles in the coal industry, providing our board with expertise with respect to our business. In addition, Mr. Quillen brings significant expertise in the areas of corporate governance, finance and environmental, safety, health and sustainability matters as a result of his role as our chairman, former chairman of the board of directors of Legacy Alpha, and as Legacy Alpha’s former chief executive officer. Mr. Quillen’s service on the board of directors of Martin Marietta, a public company, further enhances his experience and substantial knowledge in these areas.

William J. Crowley Jr. (65) was appointed to our board of directors in December 2004. Mr. Crowley has served as a member of our compensation committee since the Merger, and as a member of our audit committee since December 2004 and served as chairman of the audit committee from December 2004 until the Merger. Mr. Crowley also served as a member of Legacy Foundation’s nominating and corporate governance committee from December 2004 until the Merger and served on its compensation committee for one year. Mr. Crowley has served as an independent business advisor to various companies since 2002. Prior to his retirement in 2002, Mr. Crowley had a 32-year career with Arthur Andersen LLP, the public accounting firm, of which 16 years were in Baltimore, Maryland, most recently serving for 7 years as managing partner of the Baltimore office. In this capacity, he was charged with the task of overseeing and managing the risks associated with portfolio clients which included performing an annual risk assessment, signing off on client acceptance or terminating a client relationship, assessing the capabilities of Arthur Andersen LLP’s personnel and insuring the appropriate people were assigned to engagements based on their skill sets and the client risk profile. Mr. Crowley currently serves as a director and chairman of the audit committee of JNL Series Trust. He served as a director and chairman of the audit committee and as a member of the nominating and governance committee of BioVeris Corporation (“BioVeris”) from May 2004 to June 2007, when that company was acquired. and served as chairman of its special committee. Mr. Crowley also served as a director and member of the audit committee of Provident Bankshares Corporation (“Provident Bankshares”) from May 2003 to May 2009, when that company was acquired.

Qualifications: Mr. Crowley brings significant financial reporting, management and risk assessment expertise as a result of his more than 32 years of experience with Arthur Andersen LLP, 7 years of which he served as managing partner of its Baltimore office. Additionally, Mr. Crowley served as chairman of Legacy Foundation’s audit committee from December 2004 until the Merger. He continues to serve on our audit committee and is one of our “audit committee financial experts.” Mr. Crowley further enhances the expertise of our board with respect to financial matters through his directorship with JNL Series Trust and his prior membership on the boards of directors of BioVeris and Provident Bankshares (where he also served on their respective audit committees).

Kevin S. Crutchfield (50) was appointed to our board of directors and elected chief executive officer at the time of the Merger and serves on the safety, health, environmental and sustainability committee. Prior to that time, he served as a member of the board of directors of Legacy Alpha from November 2007 until the Merger and as president of Legacy Alpha from January 2007 until the Merger. Mr. Crutchfield also served as Legacy Alpha’s executive vice president from November 2004 until January 2007. Mr. Crutchfield joined Legacy Alpha’s management team as the executive vice president of Alpha Natural Resources, LLC and vice president of ANR Holdings, LLC in March 2003, and also served as the executive vice president of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of Legacy Alpha’s subsidiaries in December 2005. From June 2001 through January 2003, he served as vice president of El Paso Corporation, a natural gas and energy provider (“El Paso”), and president of Coastal Coal Company, a coal producer and affiliate of El Paso, acquired by Legacy Alpha in 2003. Prior to joining El Paso, he served as president of AMVEST and held executive positions at AEI Resources, Inc., a coal producer (“AEI Resources”), including president and chief executive officer. Before joining AEI Resources, he served as the chairman, president and chief executive officer of Cyprus Australia Coal Company (“Cyprus”) and held executive operating management positions with Cyprus in the United States before being relocated to Sydney, Australia in 1997. He worked for Pittston, in various operating and executive management positions from 1986 to 1995, including as vice president operations prior to joining Cyprus. Similar to Messrs. Quillen and Roberts, Mr. Crutchfield is a long-standing senior executive in the coal industry and, through that experience, has developed an expertise and thorough understanding of the business challenges confronting the industry particularly in the area of risk management. He has also been actively involved in developing, managing and overseeing coal mine safety policies and procedures throughout his career. Mr. Crutchfield also served on the board of directors of King Pharmaceuticals, Inc. (“King Pharmaceuticals”) from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer.

Qualifications: Mr. Crutchfield is the most senior executive of the Company and provides our board with the greatest insight into the Company’s business, challenges and the material risks facing it. Mr. Crutchfield has more than 25 years of experience in the coal industry and has held many senior leadership positions throughout his career.

E. Linn Draper, Jr. (69) was appointed to our board of directors and as chairman of our compensation committee and a member of our safety, health, environmental and sustainability committee at the time of the Merger. Prior to that time, he served as a member of the board of directors of Legacy Alpha from its formation in November 2004 until the Merger and served as the lead independent director of Legacy Alpha from October 2006 until the Merger. Mr. Draper also served as chairman of the compensation committee of Legacy Alpha from 2005 until the Merger and as a member of the safety, health and environmental committee from May 2008 (its formation date) until the Merger. Mr. Draper joined American Electric Power, an electric utility company (“AEP”), as president in 1992 and served as the chairman, president and chief executive officer of AEP from 1993 until his retirement in April 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as its chairman of the board of directors, and president and chief executive officer from 1987 to 1992. Mr. Draper has a Ph.D. in Nuclear Engineering from Cornell University, was a professor of Nuclear Engineering at the University of Texas at Austin, and served as Chairman of the Institute of Nuclear Power Operations from 2001 to 2003. As a result of this background, he has served as a nuclear safety expert witness in a number of nuclear plant licensing hearings, testified before committees of both houses of Congress on such matters, and in several public utility rate proceedings. Through his senior executive experience in the energy industry and membership on energy company boards (as described below), and his nuclear science experience, Mr. Draper contributes an understanding and perspective to us on the risk management and safety challenges facing the broader energy industry. He has served as a director of Temple-Inland Inc., a building products and corrugated packaging company since 2004 (serving as a member of the human resources committee since 2004, chairman of the human resources committee since 2008 and as lead director since 2008); TransCanada Corporation, a pipeline and power generation company, since 2005 (serving as a member of the health, safety and environmental committee since 2005, chairman of this committee since 2007, as a member of their audit committee since 2009, and as a member of the human resources committee from 2005 to 2009); and Alliance Data Systems, Inc., a data management and transaction processing company since 2005 (serving as a member of the human resources committee since 2005 and as chairman of that committee since 2009). Mr. Draper has also served as the non-executive chairman of the board of directors of NorthWestern Corporation, an electric and gas utility, since 2004.

Qualifications: Mr. Draper provides valuable insight into the Company’s customers due to his previous service as the president, chief executive officer, and/or chairman of the board of directors of several large publicly traded utility companies, which are the purchasers of the Company’s primary product, coal. Mr. Draper has significant M&A expertise, safety experience, expertise in the natural resources industry and regulations to which it is subject, as well as expertise in the area of energy companies generally. In addition, Mr. Draper brings significant corporate governance and compensation expertise to our board as a result of his service as lead independent director of the Legacy Alpha board of directors, chairman of its compensation committee (and as our compensation committee chairman since the time of the Merger) and as a member of the safety, health and environmental committee of Legacy Alpha (and our similar committee since the Merger). Mr. Draper also brings other significant experience and expertise as a result of his approximately 75 years of cumulative experience serving on public company boards, five (including Alpha) of which he currently serves on and six other public company boards on which he no longer serves.

Glenn A. Eisenberg (49) was appointed to our board of directors at the time of the Merger. He has served as our lead independent director since October 2010. He was appointed as chairman of our audit committee and a member of our nominating and corporate governance committee at the time of the Merger. Prior to that time, he served as a member of the board of directors of Legacy Alpha from May 2005 until the Merger. Mr. Eisenberg also served as the chairman of the audit committee of Legacy Alpha from 2005 until the Merger and as a member of the nominating and corporate governance committee of Legacy Alpha from 2005 until the Merger. Mr. Eisenberg currently serves as executive vice president, finance and administration of The Timken Company, a diversified industrial manufacturer of innovative materials, products and services providing friction management and power transmission solutions for any kind of mechanical application. Prior to joining The Timken Company in 2002, Mr. Eisenberg served as president and chief operating officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the president — test instrumentation segment and executive vice president for United Dominion Industries from 1998 to 1999. Mr. Eisenberg has also served as a director and chairman of the audit committee of Family Dollar Stores, Inc., owners and operators of discount stores, since November 2002 and January 2003, respectively.

Qualifications: Through his employment with The Timken Company, a publicly traded, multi-billion dollar company, and his service in other senior executive capacities, Mr. Eisenberg has developed expertise in risk management, financial reporting and accounting, compensation matters, government relations, global/M&A transactions, and environmental, health, and safety, attributes which are critical to our business. Mr. Eisenberg’s financial expertise and knowledge of financial reporting processes and procedures was further enhanced through his role as Legacy Alpha’s audit committee chairman (and as our audit committee chairman since the time of the Merger) and his role as audit committee chairman of the Family Dollar Stores and he is one of our “audit committee financial experts.” In addition, his service on Legacy Alpha’s nominating and corporate governance committee (and as a member of our nominating and corporate governance committee since the Merger) has added significant corporate governance expertise to our board.

P. Michael Giftos (64) was appointed to our board of directors in December 2005. Mr. Giftos has been a member of our audit committee and a member of our nominating and corporate governance committee since December 2005. At the time of the Merger, Mr. Giftos was also appointed to our safety, health, environmental and sustainability committee. From 1975 to 2004, he served in many executive positions with CSX Corporation and its subsidiaries (“CSX”). From 2000 through 2004, Mr. Giftos served as CSX Transportation’s executive vice president and chief commercial officer. He also served as senior vice president and general counsel at CSX from 1990 through 2000. From 1985 through 1989, he served as vice president and general counsel at CSX. Mr. Giftos was directly involved in risk management and the CSX transportation risk management group reported to him during much of the period that he served as a CSX senior vice president. Mr. Giftos has also served as a member of the board of directors of Pacer International, Inc. (“Pacer International”) since April 2004, of which he is a member of its compensation committee and chairman of its governance committee. Mr. Giftos received his law degree from the University of Maryland and a Bachelor of Arts in Political Science from George Washington University.

Qualifications: Mr. Giftos has more than 29 years of experience in the railroad industry (an industry on which coal companies are dependent) in which he has served in a number of senior executive capacities. In addition to the business expertise he developed while employed in the railroad industry, Mr. Giftos has developed significant expertise in the areas of corporate governance and compensation through his service on our board of directors since December 2005 and his service on the board of directors of Pacer International, where he currently serves as chairman of the governance committee and a member of the compensation committee, and where he previously served as a member of the audit committee.

Joel Richards, III (64) was appointed to our board of directors in March 2005. He has been a member of our compensation committee and nominating and corporate governance committee since March 2005 and has served as chairman of the nominating and corporate governance committee since December 2005. He served as lead independent director of Legacy Foundation from April 2006 until the Merger. He also served as a member of the board of directors of Legacy Foundation’s predecessor, RAG American Coal Holdings, Inc. (“RAG”), from 2000 to 2003. Since 2002, he has been a principal in a management consultant firm, Joel Richards and Associates, LLC. Mr. Richards was executive vice president and chief administrative officer of El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996, he served as senior vice president human resources and administration at El Paso Natural Gas Company. At El Paso Natural Gas Company, Mr. Richards served on the executive committee, which reviewed and managed among other matters, risk throughout the organization. He also served on its corporate safety committee for several years, which committee was responsible for the performance of a quarterly corporate safety performance review of all company business units. Mr. Richards also served as senior vice president finance and administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that time, he held various management and labor relations positions at Burlington Northern, Inc., Union Carbide Corporation and Boise Cascade Corporation.

Mr. Richards has served as a member of the board of directors of The Layton Companies, Inc., a privately held and nationally ranked firm specializing in construction management for a wide variety of commercial and public clients, since September 2008, of which he is a member of the audit and compensation committees. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

Qualifications: Mr. Richards has more than 31 years of experience in the natural resources and energy industries and has held many senior leadership positions. Mr. Richards also served on Legacy Foundation’s board of directors and as its lead independent director from April 2006 until the Merger. Mr. Richards has also developed significant corporate governance, compensation/human resources and audit expertise through his prior leadership positions, including his membership on The Layton Companies’ board of directors and specifically its audit and compensation committees.

James F. Roberts (61) was appointed to our board of directors in August 2004 and was appointed to our safety, health, environmental and sustainability committee at the time of the Merger. Mr. Roberts served as chairman of the board of Legacy Foundation from April 2006 until the Merger. Mr. Roberts also served as chief executive officer from August 2004 until the Merger, and as president from August 2004 to January 2008. Prior to his service in these positions, he was president and chief executive officer of RAG, Legacy Foundation’s predecessor, from January 1999 to August 2004. Mr. Roberts was president of CoalARBED International Trading from 1981 to 1999, chief financial officer of Leckie Smokeless Coal Company from 1977 to 1981 and vice president of finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts currently serves on the United States advisory board of Alexander Proudfoot, an international business consulting firm. He is a former director and a former chairman of the National Mining Association, a former director of the American Coalition for Clean Coal Electricity, a former member of the executive committee of the National Coal Council and the former vice-chair of the Coal Utilization Research Council. Through his experiences, Mr. Roberts has managed and evaluated risk for large companies particularly in the areas of mergers and acquisitions, accounting, corporate finance, international sales and marketing and operations and, similar to Messrs. Quillen and Crutchfield, his senior executive experience in the coal industry has provided him with significant insight into coal company risk management and he has been at the helm of developing and overseeing coal mine safety processes and procedures.

Qualifications: Mr. Roberts’ previous role as the chairman of Legacy Foundation’s board of directors and its chief executive officer provide our board with tremendous insight and experience with respect to the Legacy Foundation side of our business and his more than 32 years of experience in senior executive roles in the coal industry provides our board with expertise with respect to our business and market conditions generally. Mr. Roberts also served on the boards of numerous coal industry groups which adds broader insight into our business and market conditions.

Ted G. Wood (73) was appointed to our board of directors and as chairman of our safety, health, environmental and sustainability committee and a member of our compensation committee at the time of the Merger. Prior to that time, he served as a member of the board of directors and a member of the compensation committee of Legacy Alpha from January 2006 until the Merger and as chairman of Legacy Alpha’s safety, health and environmental committee from May 2008 (its formation date) until the Merger. He also served as president of The United Company’s operating companies from 1998 until his retirement in 2002. Additionally, Mr. Wood served as vice chairman of The United Company from January 2003 until August 2003. From 1994 to 1995, Mr. Wood was president and chief executive officer of KV Pharmaceutical Co. in St. Louis, Missouri. Prior to that time, he held executive positions with several pharmaceutical companies, acting as president of Boehringer Mannheim Pharmaceutical Corporation from 1992 to 1993, executive vice president of marketing and sales for SmithKline Beecham Corporation from 1990 to 1991 and president of Beecham Laboratories, U.S.A. from 1988 to 1989. From his senior executive experiences, Mr. Wood’s responsibilities ranged from general management and operation performance, which included exposure to the design, development and implementation of risk management policies and procedures for these companies and, in his role as our chairman of the safety, health, environmental and sustainability committee, he has developed understanding and insight into these matters as they particularly relate to coal companies. Mr. Wood served on the board of directors of King Pharmaceuticals from August 2003 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer, and served as a member of its compensation committee, human resources committee and chairman of its nominating and governance committee. He also served as the company’s lead independent director from May 2007 until his resignation and as the company’s non-executive chairman from May 2004 until May 2007. Mr. Wood served as a director of Pozen Inc., a pharmaceutical company (“Pozen”), from 2000 until 2006 and was a member of its compensation committee.

Qualifications: Mr. Wood has more than 13 years of leadership experience at publicly traded companies. His expertise in corporate governance, compensation matters and safety, health, environmental and sustainability matters acquired through his membership on the compensation committees of the Company, Legacy Alpha, King Pharmaceuticals, and Pozen and his chairmanship of the Company’s and Legacy Alpha’s safety, health environmental and sustainability committees provide him with in-depth experience in these matters which he brings to our board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules. From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2012 annual meeting, such proposals must be received by Alpha no later than December 11, 2011, unless the date of our 2012 annual meeting is changed by more than 30 days from May 19, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submissions of Nominations and Proposals. Pursuant to Alpha’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. Alpha’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting or special meeting to provide a written notice, including the information specified in Alpha’s bylaws (which information is summarized in “Corporate Governance and Related Matters — Nominating and Corporate Governance Committee — Stockholder Director Nominations”), to our Secretary at c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, not later than the 90th day prior to the anniversary date of the date on which Alpha first mailed its proxy materials for the preceding year’s annual meeting nor earlier than the 120th day prior to the anniversary date of the date on which Alpha first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2012 annual meeting, notices must be received by Alpha between December 11, 2011 and January 10, 2012. In the event the date of the 2012 annual meeting is changed by more than 30 days from the anniversary of the date of the 2011 Annual Meeting, as set forth in this proxy statement, stockholder notice must be received not earlier the 120th day prior to the 2012 annual meeting nor later than the close of business on the date that is the later of the 90th day prior to the 2012 annual meeting or the 10th day following the day on which public announcement of the date of the 2012 annual meeting is first made. However, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by Alpha naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by our Secretary no later than the close of business on the 10th day following the date on which such public announcement is first made by Alpha. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

We are required to have a majority of independent directors on our board and to have only independent directors on each of our audit, compensation and nominating and corporate governance committees under existing NYSE rules and, with respect to the audit committee, under the Exchange Act and rules adopted under the Exchange Act.

The independence standards set forth in the NYSE rules, which are incorporated into our Corporate Governance Practices and Policies, provide that a director will not be considered independent if any of the following relationships exist:

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The director is, or has been within the last three years, an employee of Alpha, or an immediate family member is, or has been within the last three years, an executive officer of Alpha; provided, however, that employment as an interim chairman or chief executive officer or other executive officer will not disqualify a director from being considered independent following that employment.

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The director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Alpha, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer and compensation received by an immediate family member for service as an employee of Alpha (other than an executive officer) need not be considered in determining independence under this test.

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The director is a current partner or employee of KPMG LLP, the director has an immediate family member who is a current partner of KPMG LLP or a current employee of KPMG LLP, who personally works on Alpha’s audit or the director or an immediate family member of the director was within the last three years a partner or employee of KPMG LLP and personally worked on Alpha’s audit within that time.

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The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Alpha’s present executive officers at the same time serves or served on that company’s compensation committee.

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The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, Alpha for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Our nominating and corporate governance committee undertook an annual review of director and director nominee independence in February 2011. The purpose of this review was to determine whether any relationships or transactions involving the directors and director nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Practices and Policies and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our board of directors has determined that each of Messrs. Crowley, Draper, Eisenberg, Giftos, Richards and Wood qualify as “independent” under the independence standards set forth in the NYSE rules, and that each of Messrs. Crowley, Eisenberg and Giftos (the members of the audit committee) qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

The Board of Directors and its Committees

Our board of directors has four standing committees: (i) an audit committee; (ii) a compensation committee; (iii) a nominating and corporate governance committee; and (iv) a safety, health, environmental and sustainability committee. Each of the audit, compensation, nominating and corporate governance, and safety, health, environmental and sustainability committees have adopted a charter. Stockholders may obtain a copy of each charter on Alpha’s website at www.alphanr.com, or upon written request at no cost. From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.

The board of directors held eleven meetings in 2010, either in person or by telephone. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors (held during the periods for which he served as a director) and the total number of meetings held by each committee on which he served in 2010 (during the period that he served). See “— Board and Committee Membership” below for information regarding the committees on which each of our directors sit and the number of committee meetings each committee held in 2010. Under Alpha’s Corporate Governance Practices and Policies, a copy of which is available at www.alphanr.com or upon written request at no cost, directors are expected to attend stockholder meetings. All directors attended the 2010 annual meeting of stockholders. Alpha has scheduled one of its quarterly board of directors meetings on the same date as the Annual Meeting.

In connection with each of the quarterly board of directors meetings, the non-management directors will meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chairman of the board, Mr. Quillen, presides at each executive session of the non-management directors.

Board Leadership Structure

Our board has six independent members and three non-independent members (Mr. Crutchfield, our chief executive officer, Mr. Quillen, the former chief executive officer of Legacy Alpha, and Mr. Roberts, the former chief executive officer of Legacy Foundation). In connection with the Merger, six Legacy Alpha directors, including Mr. Quillen and Mr. Fox, who passed away in January 2011, and four Legacy Foundation directors, including Mr. Roberts, became the combined company’s board. At the time of the Merger, it was determined that Mr. Quillen would become the chairman of the board to provide continuity at a time in which the Company faced significant integration challenges. In October 2010, as more fully described below, Alpha’s board of directors elected a single lead independent director, Mr. Eisenberg, to serve as a liaison between the independent directors and chairman, among other responsibilities. We believe that this leadership structure is appropriate for the Company at this time, because it enables Mr. Crutchfield to devote his full time and attention to the business of the Company, while placing Mr. Quillen in charge of board matters and the oversight of the Company’s management. Each of our committees is also chaired by an independent director to ensure that the independent directors are kept fully informed with respect to material issues facing the Company and each committee chairman attends all of the committee meetings in order to provide insight in the specific areas delegated to each of the committees. Although the NYSE rules only require that the board have audit, compensation and nominating and corporate governance committees, the board also felt strongly that, in light of the safety, health, environmental and sustainability challenges and issues confronting coal companies, the safety, health, environmental and sustainability committee was necessary to oversee the Company’s policies and procedures regarding the same.

Lead Independent Director

In October 2010, the Board appointed a single lead independent director, Mr. Eisenberg, who has the following duties and powers:

•	To preside at all meetings of the board of directors at which the chairman is not present, including executive sessions and meetings of non-management directors and/or independent directors;

•	To serve as the principal liaison between the independent members of the board and the chairman;

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To review and approve with the chairman the schedule of meetings and meeting agendas for each of the applicable board meetings, as well as the information to be sent to the board, to review with the chairman whether there are major risks which the board should focus upon at such meetings and to facilitate communication among the independent directors and the chairman;

•	Authority to direct the chief executive officer or secretary to call a special meeting of the board or the independent members of the board;

•	Authority to consult directly with major stockholders, when requested and appropriate to do so; and

•	To perform such other duties as may from time to time be delegated to the lead independent director by the board.

Prior to October 2010, the committee chairs alternated as lead independent director for each regularly scheduled meeting of the board of directors, based upon the alphabetical order of the committee on which such person chaired, such that at the first regularly scheduled meeting of the board of directors post-Merger, the audit committee chair served as lead independent director, and at the second regularly scheduled meeting of the board of directors post-Merger, the compensation committee chair served as lead independent director, and so forth.

Board and Committee Membership

The table below identifies the standing board committees on which each of our directors currently sit:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Safety, Health, Environmental and Sustainability Committee
Michael J. Quillen*
William J. Crowley, Jr.	X		X
Kevin S. Crutchfield							X
E. Linn Draper, Jr.			X	**			X
Glenn A. Eisenberg***	X	**			X
P. Michael Giftos	X				X		X
Joel Richards, III			X		X	**
James F. Roberts							X
Ted G. Wood			X				X	**

*	Denotes chairman of the board.

**	Denotes committee chairman.

***	Denotes lead independent director.

The standing board of directors’ committees and the number of meetings they held in 2010 were as follows:

Board Committee	No. of Meetings Held
Audit Committee	12
Compensation Committee	7
Nominating and Corporate Governance Committee	5
Safety, Health, Environmental and Sustainability Committee	8

Each of the audit, compensation, nominating and corporate governance, and safety, health, environmental and sustainability committees have adopted a charter. Stockholders may obtain a copy of each committee’s charter on Alpha’s website at www.alphanr.com, or upon written request at no cost.

The principal responsibilities and functions of the standing board of directors’ committees are as follows:

Audit Committee

Our audit committee currently consists of three directors: Messrs. Crowley, Eisenberg and Giftos, with Mr. Eisenberg serving as chairman. Our board has determined that all members of the audit committee are financially literate within the meaning of SEC rules and under current listing standards of the NYSE. Further, our board has determined that all members of the committee are independent, within the meaning of SEC and NYSE regulations, and that each of Messrs. Eisenberg and Crowley qualify as an “audit committee financial expert.”

The audit committee provides assistance to our board in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the audit committee charter, the committee is generally responsible for:

•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;

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Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor;

•	Reviewing our press releases, as well as financial information and earnings guidance, if given, provided to analysts and rating agencies;

•	Overseeing the Company’s guidelines and policies with respect to risk assessment and risk management policies; and

•	Reviewing and discussing procedures management has established to monitor compliance with our Code of Ethics.

Compensation Committee

Our compensation committee currently consists of four members: Messrs. Crowley, Draper, Richards and Wood, with Mr. Draper serving as chairman. Our board has determined that all members of the compensation committee are independent within the meaning of the NYSE rules.

The compensation committee is generally responsible for assisting our board in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they relate to matters of compensation. Among other things, our compensation committee is responsible for:

•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our chief executive officer;

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Reviewing and approving the compensation, including salary, bonuses and benefits, paid to our chief executive officer, other executive officers and directors, including any employment agreements or similar arrangements, and recommending ratification and approval, in the case of our chief executive officer’s compensation, to the independent members of the board;

•	Evaluating the independence of any advisors retained by the compensation committee as required by law or rule and/or by such other criteria as determined by the compensation committee; and

•	Reviewing and making recommendations to our board with respect to incentive compensation plans and equity-based plans, and administering the plans.

The compensation committee charter sets forth the committee’s role and responsibilities relative to managing the components of compensation for our executive officers and certain other responsibilities. Under its charter, our compensation committee is authorized to delegate its responsibilities to one or more subcommittees, other board members, and Company officers subject to, and in accordance with, restrictions set forth in its charter. Under the terms of the Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan and other equity plans, our compensation committee is authorized to administer the plans and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Alpha, in accordance with law and the terms of such plans. Additionally, our annual incentive bonus plan permits our compensation committee, with respect to participants who it determines are not likely to be subject to Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”), to delegate its powers and authority under the plan to our officers as it deems necessary or appropriate. Our compensation committee has delegated to our chief executive officer the authority to grant and determine pay-out of awards to non-executive employees under the 2010 Long-Term Incentive Plan and other equity plans. Additionally, our committee has delegated to the chief executive officer the authority to determine cash bonus award opportunities and awards paid to our non-executive employees under our annual incentive bonus plan. The committee has also delegated authority to our chief executive officer and/or certain other officers to add eligible participants into the Company’s deferred compensation plan and the Key Employee Separation Plan.

The compensation committee also utilizes an annual calendar of events to guide and chart its activities. This calendar sets forth the compensation committee’s duties as set forth in its charter as well as any statutory or regulatory obligations. The calendar also addresses major topics such as meetings, compensation philosophy and goals, executive compensation plans, monitoring administrative activities, reporting and self-evaluation.

In addition, our human resources department and Benefits Committee, which is composed of senior employees, support the compensation committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering the day-to-day aspects of our compensation and benefits plans.

Committee Meetings

The compensation committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the general counsel’s office and the committee chairman, with the assistance of the chief administrative officer, the chief executive officer, the compensation committee’s outside compensation consultant and outside legal counsel. Typically, the chief executive officer, the chief administrative officer, and general counsel are invited to attend compensation committee meetings; however, they do not attend any executive sessions held by the compensation committee. The attendance of these executive officers allows the compensation committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. After each meeting of the compensation committee, the committee chairman reports on actions and recommendations at the next regularly scheduled board meeting.

Role of Executive Management in Determining Executive Compensation

Our compensation committee works with our management team in reviewing compensation matters and setting compensation for our executives, as more fully described in “Executive Compensation — Compensation Discussion and Analysis.”

Annual Process for Determining Compensation of Executive Officers

As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our compensation committee, together with senior management and outside consultants engaged by the committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary and short- and long-term incentives, both within Alpha and as compared to peer and survey data to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our chief executive officer with respect to the compensation of each executive officer who directly reports to him, and, following its review of the findings of our outside compensation consultants, our compensation committee then determines the compensation for all key executives and recommends ratification and approval, in the case of our chief executive officer’s compensation, to the independent members of our board.

Process for Determining Non-Employee Director Compensation

Our compensation committee makes recommendations to the board regarding board compensation and benefits for non-employee directors, including cash, equity-based awards and other compensation. In determining non-employee director compensation, our compensation committee seeks advice from outside compensation consultants (described below) who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, and (iii) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to board obligations. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to such program, it will recommend such changes to our board for approval.

Outside Compensation Consultants

In addition, the compensation committee has the authority to engage the services of outside advisors and, in the first quarter of 2010, determined to use the services of Towers Watson (“Towers”) to assist the Company with its annual review of the Company’s executive and director compensation programs including, without limitation: (i) reviewing the Peer Group for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual incentives and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes related to executive compensation, (iv) advising the compensation committee regarding annual and long-term incentive plan design, (v) performing a competitive assessment of non-employee director compensation, (vi) assisting with the preparation of proxy disclosures, and (vii) reviewing tally sheets.

In the third quarter of 2010, the Towers’ compensation consulting team advising Alpha separated from Towers and joined the newly-formed compensation consulting firm, Pay Governance, LLC (“Pay Governance”). Prior to retaining Pay Governance, the compensation committee considered the following advisor independence factors set forth in Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”): (i) whether Pay Governance provides other services to the Company; (ii) the amount of fees paid by the Company as a percentage of Pay Governance’s total revenue; (iii) whether Pay Governance has conflict-of-interest policies and procedures; (iv) any business or personal relationships between the Pay Governance advisors and members of the compensation committee; and (v) any Company stock owned by any Pay Governance advisors. Upon completion of this review, the compensation committee determined to retain Pay Governance. Under the terms of the Pay Governance engagement letter with the compensation committee, Pay Governance’s services to the committee include, among other matters which were included in the Towers engagement letter described above, (i) conducting a pay-for-performance assessment, (ii) conducting internal pay assessments, and (iii) reviewing wealth accumulation analyses.

The compensation consultants reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information with which to advise the committee from members of management and human resources personnel.

Fees Paid to Outside Compensation Consultant

As described above, Towers provided advice and/or recommendations to the compensation committee regarding amounts and forms of executive and director compensation in 2010, which services totaled $102,932 in aggregate fees. Towers and its affiliates also provided, at management’s request, other services to the Company relating to consulting, valuation and attestation services in 2010 relating to pension, health and welfare, workers’ compensation and other matters, which services totaled $645,258 in aggregate fees. The board of directors and the compensation committee were aware of the additional other services provided by Towers’ affiliates to Alpha and which services were not performed by the Towers’ employees performing services to the compensation committee. When Towers’ compensation consulting team determined to join Pay Governance, the compensation committee terminated its engagement of Towers.

For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our outside compensation consultants in executive compensation matters, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently has three members: Messrs. Eisenberg, Giftos and Richards, with Mr. Richards serving as chairman. Our board has determined that all members of the nominating and corporate governance committee are independent within the meaning of the NYSE rules.

The nominating and corporate governance committee assists the board in identifying individuals qualified to become board members and executive officers and selecting, or recommending that the board select, director nominees for election to our board and its committees. Our nominating and corporate governance committee is also generally responsible for:

•	Developing and recommending governance policies and procedures for our board and monitoring compliance with our Corporate Governance Practices and Policies;

•	Considering questions of independence and possible conflicts of interest that may affect directors;

•	Leading our board in its annual performance review;

•	Making recommendations regarding the purpose, structure and operations of each of our board committees; and

•	Overseeing and approving a management continuity planning process.

Director Nomination Procedures

Pursuant to our Corporate Governance Practices and Policies and the committee’s charter, our nominating and corporate governance committee reviews the qualifications of proposed nominees for director to serve on our board of directors and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.

Our chief executive officer, members of our nominating and corporate governance committee, and other members of our board of directors are the primary sources for the identification of prospective director nominees. Our nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws (and described below).

In order for a stockholder to recommend a prospective nominee for election to our board of directors at an annual meeting, our bylaws require the stockholder to be entitled to vote at the meeting, to provide a written notice to our Secretary including information specified in our bylaws (and described below) and to be a stockholder at the time of giving the notice.

Stockholder Director Nominations

Section 2.01 of our bylaws describes the process by which stockholders of the Company may submit director nominations at an annual meeting. Section 2.02 of our bylaws describes the process by which stockholders may submit director nominations for consideration at a special meeting at which directors are to be elected. Any stockholder of the Company who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Section 2.01 or Section 2.02, as applicable, and who was a stockholder of record at the time such notice is delivered to the Secretary of the Company may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•

The stockholder must have given timely written notice, in proper form, to the Secretary of the Company including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Alpha securities. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our bylaws and summarized in “Stockholder Proposals for the 2012 Annual Meeting.”

•	The notice provided to the Secretary of the Company must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings.

•

The notice provided to the Secretary of the Company must include a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any stockholder proponent and each proposed director nominee.

•

The notice provided to the Secretary of the Company must include a written questionnaire with respect to the background and qualification of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•

Alpha may also require that any proposed director nominee furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

Director and Board Qualifications

We believe that our board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy, and analytical skills to board deliberations. We recognize that the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. In selecting individual board candidates, we are mindful of our overall goal to have a board that excels in the following areas:

•	Respected within the industry and our markets;

•	Proven leaders in the communities in which we do business;

•	Experienced managers;

•	Visionaries for the future of our business;

•	Able to effectively handle crises and minimize risk;

•	Dedicated to sound corporate governance; and

•	Collegial.

We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. On an individual basis, we believe that our directors should have the following qualities:

•	Senior leadership or operating experience;

•	Public company risk management experience;

•	Accounting and finance knowledge (including expertise that could qualify at least one director as an “audit committee financial expert”);

•	Public board experience;

•	Regulatory knowledge/expertise and experience in the natural resources industry;

•	Safety, health and environmental experience;

•	Independence/no conflicts of interest;

•	Business development/mergers & acquisitions experience;

•	Risk experience;

•	Technology (IT) expertise;

•	Government relations; and

•	Compensation/human resources experience.

Non-management director candidates should be free from any relationship with management or Alpha which could create a conflict of interest or compromise their independent judgment.

The Company does not maintain a separate policy regarding the diversity of its board members. However, our Corporate Governance Practices and Policies and the charter of the nominating and corporate governance committee explain that the board, in identifying director candidates, shall take into account all factors it considers appropriate to assure a strong board, which may include, among other things, diversity in geographic origin, gender, ethnic background and professional experience. Consistent with these documents, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual board self-evaluation process, the board evaluates whether or not the board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.

Our nominating and corporate governance committee periodically reviews with our board of directors and each committee the requisite skills and characteristics of individual directors as well as the composition of our board as a whole. From time to time, we may seek to enhance our board of directors with one or more members who possess a specific niche area of experience or expertise.

Once our nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.

While our nominating and corporate governance committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Our nominating and corporate governance committee may also personally interview (and suggest that other members of our board interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable. After completing this evaluation, our nominating and corporate governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee.

Messrs. Quillen, Crowley, Crutchfield, Draper, Eisenberg, Giftos, Richards, Roberts and Wood were each recommended by our nominating and corporate governance committee to our board of directors for nomination for election at the Annual Meeting. All of these nominees are current directors of Alpha.

Safety, Health, Environmental and Sustainability Committee

In July 2009, our board of directors formed the safety, health and environmental committee, which was renamed the safety, health, environmental and sustainability committee in November 2009. Our safety, health, environmental and sustainability committee currently has five members: Messrs. Crutchfield, Draper, Giftos, Roberts and Wood, with Mr. Wood serving as chairman. The safety, health, environmental and sustainability committee provides oversight of the Company’s performance in relation to safety, occupational health, environmental and sustainability issues, including: (i) the Company’s compliance with safety, health, environmental and sustainability-related laws and regulatory requirements applicable to its business; (ii) the Company’s initiatives to enhance sustainable business practices and its reputation as a responsible corporate citizen, including the promulgation and enforcement of policies, procedures and practices which promote the protection of the safety and health of its employees, contractors, customers, the public and the environment; (iii) the plans, programs and processes established by the Company to evaluate and manage safety, health, environmental and sustainability risks to its business, operations, products and reputation generally; (iv) the Company’s response to significant safety, health, environmental and sustainability-related public policy, legislative, regulatory, political and social issues and trends that may affect the business operations, financial performance, or public image of the Company or the industry; and (v) such other duties as assigned to it from time to time by the board.

Board’s Role in Risk Management Oversight

Our management team is responsible for the management and assessment of risk at the Company. Under our Corporate Governance Practices and Policies, our board of directors is charged with evaluating major risks facing Alpha which are communicated to the board by management, and overseeing that appropriate risk management and control procedures are in place.

In July 2009, the chief executive officer established and the board of directors approved the position of executive vice president and chief risk officer, reporting to the chief executive officer, and an enterprise risk management (“ERM”) committee whose mission is to enhance the Company’s enterprise value by (i) formalizing the integration of risk adjustments in the assessment of strategic options and (ii) institutionalizing the identification, prioritization, measurement and mitigation of key risk factors. The chief risk officer, with the assistance of the ERM committee, was charged with establishing an ERM process within the Company. During the fourth quarter 2009, the ERM committee constructed an ERM policy and manual which outlines the process, defines the roles and responsibilities for risk decisions and dictates how risk is reported to the board. That policy and manual were approved by management and the audit committee as the framework for further development of the Company’s ERM process and communicated to the full board. The ERM conducted risk identification workshops at each of our business units, including corporate office departments to identify key group risks. The purpose of these workshops was to develop a list of risks that the workshop participants believed could have a material financial impact on the Company. From the risks identified in the workshops, the ERM committee selected a number of risks and designated those as key group risks defined as a risk whose possible impact was material enough to warrant board oversight. Owners of the key group risks were named and teams formed to develop mitigation plans for each of the key group risks. The teams performed an in depth review of each key group risk, including possible causes and the related outcomes, and constructed mitigation plans to decrease the severity and/or likelihood of each. These mitigation plans were reviewed by the ERM committee, approved by the audit committee and presented to the board during the third quarter of 2010. The ERM committee continues to monitor the mitigation plans and provides the audit committee periodic status reports on each of the key group risks.

Our full board of directors provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee of the board, in consultation with management and the ERM committee. Even when a risk has been delegated to a committee, the full board maintains oversight of the risks through the receipt of reports from the committee chairpersons to the full board at each regularly-scheduled board meeting. These matters are also reviewed with the audit committee. For example, the compensation committee assesses whether Alpha’s compensation policies and practices incentivize excessive risk-taking; the safety, health, environmental and sustainability committee oversees management’s procedures for identifying, assessing, monitoring and managing principal risks in the Company’s business associated with safety and health and the protection of the environment; and the nominating and corporate governance committee performs reviews of material governance-related risks, such as those related to director and officer succession. Additionally, in accordance with the NYSE rules, the board of directors has delegated to the audit committee oversight over risks related to the integrity of the Company’s financial reporting processes. The audit committee reviews and discusses with management Alpha’s major financial risk exposures and steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies), and the procedures management has established to monitor compliance with the Code of Ethics. The committee also oversees compliance with Alpha’s related person transaction policy, which is described under “Policy With Respect To Related Person Transactions,” to monitor and ensure that any transactions between the Company and its related persons (as defined under applicable SEC rules) are in the best interests of the Company’s stockholders and conducted on market terms.

Code of Business Ethics

Alpha has adopted a Code of Ethics that applies to the employees (including senior financial employees), officers (including the chief executive officer and chief financial officer), and directors of Alpha and its subsidiaries. The Code of Ethics is available on Alpha’s website, www.alphanr.com, and upon written request at no cost.

Director Compensation in 2010

The following table sets forth information concerning the compensation paid by us to our directors for the year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
William J. Crowley, Jr.	124,000	92,485	—	—	216,485
E. Linn Draper, Jr.	—	214,455	—	—	214,455
Glenn A. Eisenberg	133,000	92,485	—	—	225,485
John W. Fox, Jr.(5).	58,000	150,512	—	—	208,512
P. Michael Giftos	132,000	92,485	—	10,000	234,485
Michael J. Quillen	147,000	172,479	—	4,951,344	5,270,823
Joel Richards, III	113,500	92,485	—	—	205,985
James F. Roberts	96,000	92,485	—	1,319,446	1,507,931
Ted G. Wood	119,500	92,485	—	—	211,985

(1)	Mr. Crutchfield, our chief executive officer, is also a member of our board of directors. Mr. Crutchfield’s compensation is reported in the Summary Compensation Table and the other tables set forth herein. Mr. Crutchfield does not receive any additional compensation in connection with his service on our board of directors.

(2)	The values set forth in this column relate to the following restricted stock unit awards: March 3, 2010, Mr. Quillen received an award of 1,648 restricted stock units with an aggregate grant date fair value of $79,994; May 19, 2010, Messrs. Crowley, Draper, Eisenberg, Fox, Giftos, Quillen, Richards, Roberts and Wood each received an award of 2,603 restricted stock units, each with an aggregate grant date fair value of $92,485; on March 31, 2010, May 19, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, Mr. Draper was awarded 120, 1,971, 295, 340 and 366 share units, respectively, with each award having an aggregate grant date fair value of $5,987, $70,029, $9,992, $13,991 and $21,971, respectively, and Mr. Fox was awarded 100, 845, 177, 170 and 167 share units, respectively, on each of the dates noted above, with each award having an aggregate grant date fair value of $4,989, $30,023, $5,995, $6,995 and $10,025, respectively. The share units were awarded to Messrs. Draper and Fox in connection with their deferral of cash fees for service on our board in 2010, which fees were deferred and converted into share units under the Non-Employee Directors Deferred Compensation Plan (described below) and which share unit amounts granted on each payment date are determined by dividing the cash fees deferred on such date by the closing market price of Alpha’s common stock on that date.

The values in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. A discussion of the relevant assumptions made in the valuation of these awards is provided in Alpha’s Annual Report on Form 10-K (Notes 2 and 16) for the year ended December 31, 2010, which was filed on February 25, 2011 (the “Form 10-K”).

As of December 31, 2010, Messrs. Draper, Eisenberg, Fox and Wood each held 6,514 restricted shares.

As of December 31, 2010, Messrs. Crowley, Giftos and Richards each held an aggregate of 3,731 restricted stock units, Messrs. Draper, Eisenberg, Fox and Wood each held an aggregate of 5,471 restricted stock units, and Messrs. Quillen and Roberts each held an aggregate of 4,251 and 64,409 restricted stock units, respectively.

As of December 31, 2010, Messrs. Draper and Fox each held an aggregate of 16,992 and 7,786 share units, respectively, under their Director Deferred Compensation Agreements and the Non-Employee Directors Deferred Compensation Plan.

As of December 31, 2010, Mr. Quillen had the following performance share unit awards outstanding: 2008 performance share unit award with a performance period of January 1, 2008 through December 31, 2010 in the amount of 34,290 shares (at a target award level) and a 2009 performance share unit award with a performance period from January 1, 2009 through December 31, 2011 in the amount of 64,980 shares (at a target award level).

(3)	As of December 31, 2010, the following directors held options to purchase Alpha’s common stock: John W. Fox, Jr., 4,000 options; Glenn A. Eisenberg, 2,000 options; and James F. Roberts, 187,799 options.

There were no option grants to non-employee directors in 2010.

(4)	With respect to Mr. Giftos, the amount reported in this column includes Political Action Committee (“PAC”) Company matching contributions in the amount of $10,000.

In connection with Mr. Quillen’s termination as Legacy Alpha’s chief executive officer in July 2009, he became entitled to receive certain payments and benefits including the payment of health and life insurance benefits for up to 24 months after he terminated employment with the Company. The amount reported in this column for Mr. Quillen includes (i) $10,000 PAC matching contributions; (ii) $22,750 in payments related to the Legacy Alpha Deferred Compensation Plan; (iii) $12,250 in 401(k) contributions made by us; (iv) $6,500 — Company provided physical; (v) $6,008 in medical coverage; (vi) $12,896 in life insurance premiums; and (vii) $4,880,940, which represents the value of his 2007 performance share unit award which vested in connection with his termination as Legacy Alpha’s chief executive officer but which continued to be subject to the attainment of performance goals, the achievement of which was determined by the compensation committee on February 10, 2010 with a pay-out amount of 117,077 shares (the value included in this column was determined by multiplying the pay-out amount by Alpha’s closing market price on the settlement date). The amount reported in this column does not include performance share units which were granted to Mr. Quillen in 2008 or 2009, which also vested in connection with his termination as Legacy Alpha’s chief executive officer, but which continue to be subject to achievement of applicable performance goals, the achievement of which the compensation committee will not determine until after the applicable performance period. As of December 31, 2010 (the end date of the table), it was uncertain as to whether Mr. Quillen’s 2008 performance share unit award had been earned. On February 22, 2011, the compensation committee approved that the 2008 performance share unit awards were earned and Mr. Quillen was paid 49,378 shares of common stock in connection therewith.

The amounts reported in this column for Mr. Roberts includes (i) $10,000 PAC matching contribution; (ii) $5,346 imputed life; and (iii) $1,304,100 severance paid in connection with the Merger and his termination of employment as Legacy Foundation’s chief executive officer.

For more information regarding the PAC program, see “Corporate Governance and Related Matters — Additional Information Regarding Our Director Compensation Table.”

(5)	Mr. Fox passed away on January 5, 2011.

Additional Information Regarding Our Director Compensation Table

Director Compensation Arrangements

The table below sets forth the compensatory arrangements with the non-employee directors of the Company for 2010 and the compensatory arrangements with the non-employee directors of the Company effective for the 2011/2012 board year:

	2010- 2011 Board Year	Effective for 2011-2012 Board Year
Annual Retainer	$60,000	$60,000
Chairman of the board of directors	additional $65,000 annual retainer	additional $90,000 annual retainer
Lead independent director	—	additional $25,000 annual retainer*
Audit committee chairman	additional $15,000 annually	additional $15,000 annually
Compensation committee chairman.	additional $10,000 annually	additional $12,500 annually
Other committee chairmen	additional $7,500 annually	additional $12,500 annually
Per board of directors meeting	additional $2,000	additional $2,000
Per committee meeting	additional $2,000	additional $2,000
Initial equity compensation	equity worth $80,000 in the form of restricted stock units (100% vests six months after retirement)	equity worth $80,000 in the form of restricted stock units (100% vests six months after retirement)
Annual equity compensation	equity worth $92,500 in the form of restricted stock units (100% vests six months after retirement)	equity worth $92,500 in the form of restricted stock units (100% vests six months after retirement)

*	This fee was paid in January 2011.

In addition, Alpha reimburses directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other Alpha business-related expenses.

Non-Employee Directors Deferred Compensation Plan.

In November 2009, the compensation committee approved the Non-Employee Directors Deferred Compensation Plan and Deferral Commitment and Beneficiary Designation Form to be used in connection with any deferrals of cash compensation to be paid to the Company’s non-employee directors for the 2010-2011 board year and thereafter. The purpose of the plan is to permit non-employee directors of the Company to defer the receipt of compensation that would otherwise become payable to them. According to the terms of the plan, participants may elect to defer, in accordance with the terms set forth therein, up to 100% of the cash compensation payable to them by delivering a deferral commitment to the compensation committee or its designated administrator, which deferral commitment will indicate whether the amount of compensation to be deferred will be credited to the cash account or share unit account established by the Company for the benefit of the participant.

Amounts credited to the participant’s share unit account will be equal to the amount of such compensation that is being deferred, converted as of the payment date established by the compensation committee or its designated administrator into share units equivalent to whole shares based on the fair market value of a share on such payment date. Amounts credited to the participant’s cash account will be equal to the amount of compensation on the payment dates specified by the compensation committee or its designated administrator and interest on the amount of the cash account will be credited thereto as of the last day of each calendar quarter and will accrue interest annually at the Moody’s AAA corporate bond rate or such other rate as determined by our compensation committee.

The Company will generally distribute the participant’s share unit account balance, if any, to the participant in the form of shares and the participant’s cash account balance, if any, to the participant in a lump sum cash payment, on the six month anniversary of the date the participant terminates all service relationships with the Company and its affiliates. In the event of a change in control, participants will be entitled to receive the value of their accounts in a single lump sum cash payment on, or within 30 days of, the date of the change in control.

Legacy Alpha Director Deferred Compensation Agreement.

At the time of the Merger, we adopted the Legacy Alpha Deferred Compensation Agreement for directors, which was previously adopted by the compensation committee of Legacy Alpha under the 2005 Long-Term Incentive Plan. Under the Deferred Compensation Agreement, any compensation that would be payable in cash may be deferred in the form of share units or cash, at the director’s election. Any deferred amounts held in an account of share units will receive the value of any dividends on the units held in the account as if such units were actual shares on a dividend record date. Deferred amounts held in a cash account will earn interest annually at the Moody’s AAA or such other rate as determined by our compensation committee.

Generally, upon a director’s termination from service, we will distribute the director’s share unit account to the director in the form of shares in a lump sum on the six month anniversary of the date of the director’s termination and/or the director’s cash account to the director in the form of cash in a lump sum on the six month anniversary of the date of the director’s termination of service.

In the event of a change in control, the director (or his estate) will receive the value of the shares and cash in the accounts in the form of a single lump-sum cash payment within 30 days of such change in control.

Equity Awards.

Restricted Stock Units

The board of directors’ annual equity awards are currently in the form of restricted stock units. These awards are granted pursuant to restricted stock unit agreements that generally provide for vesting six months following the cessation of a director’s service on the board. The awards are subject to forfeiture in the event a director breaches certain confidentiality covenants and will accelerate and vest in connection with a change in control or if the director ceases to serve as a member of our board as a result of permanent disability or death.

Legacy Foundation Restricted Stock Units

In connection with the Merger, each performance-based restricted stock unit issued by Legacy Foundation (the “Legacy Foundation Performance RSUs”) prior to the Merger that was held by a member of senior management and outstanding immediately prior to the Merger, including those held by Mr. Roberts, became fully vested and converted into a vested restricted stock unit of the Company to be settled in 2012. Mr. Roberts received vested restricted stock units entitling him to 61,014 shares of Company common stock in 2012. This number represents the product of the number of shares of common stock that were subject to his Legacy Foundation Performance RSU immediately before the Merger multiplied by 1.0840 shares (the “Exchange Ratio”). For more information regarding these awards, see “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan — Based Awards Table.”

Legacy Alpha Restricted Stock

From 2006 through 2008, as part of Legacy Alpha’s director compensation arrangements, the board of directors of Legacy Alpha granted restricted stock awards to its non-employee directors under the 2005 Long-Term Incentive Plan. These restricted stock awards were assumed by Alpha in connection with the Merger. These awards are subject to forfeiture in the event the director breaches certain confidentiality covenants set forth in the restricted stock agreements. All of the shares issued to the former Legacy Alpha non-employee directors have been granted pursuant to restricted stock agreements that provide for vesting six months following the cessation of a director’s service on the board of directors. In addition, all unvested shares automatically vest immediately prior to a change in control, or if the director ceases to serve as a member of our board of directors as a result of permanent disability or death.

Legacy Alpha Stock Options

In 2005, the board of directors of Legacy Alpha granted non-qualified stock options to its non-employee directors under the 2005 Long-Term Incentive Plan. These stock option awards were assumed by Alpha in connection with the Merger. These option awards are all currently vested.

Legacy Foundation Stock Options

At the effective time of the Merger, each Legacy Foundation stock option (the “Legacy Foundation Stock Options”) outstanding immediately prior to the Merger, including those held by Mr. Roberts, was converted into a fully vested option to purchase shares of Company common stock subject to terms and conditions set forth in a rollover nonqualified stock option agreement executed by the Company. For more information regarding these awards, see “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan — Based Awards Table.”

PAC Company Matching Contributions.

Participants’ contributions to the Company’s PAC are eligible for the PAC match program. The PAC match program guidelines provide up to a maximum 2:1 match for the maximum annual individual contribution amount ($5,000) allowed by the Federal Election Commission.

Director Stock Ownership Guidelines.

The board adopted stock ownership guidelines applicable to Alpha’s non-employee directors and executives effective July 31, 2009 (the “Guidelines”). Non-employee directors will accumulate and maintain equity ownership in Alpha having a value of no less than three times the cash Annual Retainer within five years of the effective date of the Guidelines, or on or before July 31, 2014. In determining if a director has satisfied this Guideline, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any equity grants that may remain unvested. To the extent a director is elected, appointed or otherwise named to such position subsequent to the effective date of the Guidelines, the five-year period referred to above will begin as of the date such director is elected, appointed, or otherwise named to such position. For purposes of the Guidelines, equity ownership is measured following the end of each fiscal year of the Company, based on the average daily stock price of our common stock during the month of December in such fiscal year. The nominating and corporate governance committee is responsible for the administration and interpretation of the Guidelines. For a description of the Guidelines applicable to executive officers, see “Executive Compensation — Compensation Discussion and Analysis.”

Insider Trading/Hedging Policy.

Our insider trading policy addresses short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including puts and calls) and hedging or monetization activities such as zero-cost collar and forward sales contracts. The policy prohibits Company insiders from engaging in short sales or transactions in publicly traded options, and strongly discourages hedging or monetization transactions which transactions must first be pre-cleared with the Company’s general counsel with a justification provided for the proposed transaction. None of our directors engaged in any hedging transactions or similar activities in 2010.

Stockholder and Other Interested Parties’ Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group or an individual director by the following means:

Email:	board@alphanr.com
Mail:	Board of Directors Attn: Secretary Alpha Natural Resources, Inc. One Alpha Place P. O. Box 2345 Abingdon, VA 24212

Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the Secretary of Alpha to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the Secretary of Alpha to the chairman of the board of directors or the lead independent director, as appropriate. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Alpha who are not directors:

Philip J. Cavatoni (47) has been our executive vice president and chief strategy officer since the Merger. Prior to serving in his current position, he served as Legacy Alpha’s treasurer and executive vice president — finance and strategy from February 2009 until the Merger. Before joining Legacy Alpha, Mr. Cavatoni held various positions with JPMorgan Chase & Co., a global financial services firm (“JPM”), beginning in 1991. Mr. Cavatoni’s most recent position with JPM was Managing Director and Head of the firm’s Global Paper, Packaging and Building Products practice, in which he served as the senior investment banker responsible for management of client relationships, advisory and financing transactions and the strategic allocation of capital across the sector. Additionally, Mr. Cavatoni was responsible for JPM’s Midwest mergers & acquisitions practice, coordinating the execution of transactions and business development for the firm’s Midwest clients.

Vaughn R. Groves (54) has been our executive vice president, general counsel and secretary since the Merger. Prior to serving in his current position, he served as Legacy Alpha’s senior vice president from February 2009 until the Merger, its vice president from September 2006 until February 2009, and its secretary and general counsel from November 2004 until the Merger. Mr. Groves joined the Legacy Alpha management team as the vice president, secretary and general counsel of Alpha Natural Resources, LLC in October 2003, and also served as the vice president and general counsel of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of its subsidiaries in December 2005. Prior to that time, he served as vice president and general counsel of Pittston from 1996 until joining Legacy Alpha, and as associate general counsel of Pittston from 1991 until 1996. Before joining Pittston, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and, before obtaining his law degree, worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.

Kurt D. Kost (54) has been our President since January 2008. Prior to serving in his current position, Mr. Kost was Legacy Foundation’s chief operating officer from January 1, 2008 to July 31, 2009 and executive vice president from June 2007 to January 2008. He was senior vice president, western operations and process management of Legacy Foundation from December 2005 until June 2007. From 1980 through 2005, Mr. Kost held various positions in engineering and operations with Foundation Coal Corporation, a subsidiary of Legacy Foundation, and its predecessor and affiliated companies. From April 2005 to December 2005, Mr. Kost was vice president of process management for Foundation Coal Corporation. From 2001 to 2005, he was president of Foundation Coal West, Inc. (formerly known as RAG Coal West, Inc.). He served as general manager of RAG Coal West, Inc. from 2000 to 2001 and as its general mine manager from 1998 to 2000. Mr. Kost is a past president of the Society of Mining Engineers, Powder River Basin chapter, was an executive board member of the Wyoming Mine Association, and is a current board member of the Habitat for Humanity, Washington County, Virginia chapter. Mr. Kost earned his Bachelor of Science degree in Mining Engineering from the South Dakota School of Mines and Technology and has completed Harvard Business School’s Advanced Management Program.

Randy L. McMillion (54) has been our executive vice president and chief administrative officer since the Merger. Prior to serving in his current position, he was Legacy Alpha’s executive vice president and chief operating officer from February 2009 until the Merger and served as vice president of operations from April 2007 to February 2009. In May 2005, he joined Legacy Alpha as the president and manager of its subsidiary, Brooks Run Mining Company, LLC, in charge of all southern West Virginia mining operations of Legacy Alpha until he was promoted, in March 2006, to vice president of its subsidiary, Alpha Natural Resources, LLC. From October 1999 to May 2005, Mr. McMillion held positions with Legacy Foundation (and its predecessor — RAG American Coal Holdings, Inc.), including president of its subsidiary, Rockspring Development, Inc., from June 2004 to May 2005, vice president of its subsidiary, Riverton Coal Production Inc., from April 2002 to June 2004, senior vice president of eastern operations of RAG American Coal Holding, Inc. from October 2001 to April 2002, and president of its subsidiary, Rockspring Development, Inc. from October 1999 to October 2001. Prior to October 1999, Mr. McMillion held engineering, mining and processing positions at Pittston, including Pittston’s vice president of West Virginia operations.

Eddie W. Neely (59) has been our executive vice president and chief risk officer since the Merger. Prior to serving in his current position, he served as Legacy Alpha’s executive vice president and chief financial officer from February 2009 until the Merger and as vice president and controller from November 2004 until the Merger. Mr. Neely joined the Legacy Alpha management team as the secretary of Alpha Natural Resources, LLC in August 2002, and served as vice president and controller of that entity until the Merger. He currently serves as executive vice president of Alpha Natural Resources, LLC (a position he has held since June 2009) and as its chief risk officer (a position he has held since the Merger). From August 1999 to August 2002, he served as chief financial officer of White’s Fresh Foods, Inc., a family-owned supermarket chain. In August 2001, White’s Fresh Foods, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining White’s Fresh Foods, Inc., from October 1997 to August 1999, Mr. Neely was controller for Hunt Assisted Living, LLC, a company that developed, constructed, managed, and operated assisted living facilities for the elderly. Mr. Neely served as director of accounting for The Brink’s Company from January 1996 until October 1997, and held various accounting and finance positions with Pittston and its subsidiaries prior to January 1996. Mr. Neely is a certified public accountant.

A. Scott Pack, Jr. (51) has been our executive vice president, sales since September 2009. Prior to serving in his current position, Mr. Pack was senior vice president, sales and marketing of Legacy Foundation from May 2006 to September 2009. He served as vice president of sales and marketing of Legacy Foundation from 2001 to May 2006. Mr. Pack has 26 years of experience in the coal mining industry in which he has held various engineering, sales, transportation and management positions at Enron Global Markets, LLC, CONSOL Energy Inc., Cannelton Industries, Inc., Maple Meadow Mining Company and the New River Co. Mr. Pack earned his Bachelor of Science degree in Mining Engineering from the West Virginia University. Mr. Pack is a member and past president of the Coal Club of Philadelphia. He is also a member of the New York Coal Trade Association, The Traffic Club of Pittsburgh, and the North Carolina Coal Institute. In addition, Mr. Pack serves on the College of Engineering and Mineral Resources Advisory Committee at West Virginia University.

Michael R. Peelish (49) has been our executive vice president and chief sustainability officer since the Merger. Prior to serving in his current position, he was Legacy Foundation’s senior vice president, safety and human resources from August 2004 until the Merger. Mr. Peelish was senior vice president, safety and human resources of RAG American Coal Holding, Inc., Legacy Foundation’s predecessor, from 1999 to August 2004. From 1995 to 1999, Mr. Peelish was director, safety of Cyprus Amax Minerals Company, and from 1994 to 1995, was manager of regulatory affairs and loss control of Cyprus Amax Coal Company. From 1989 to 1994, Mr. Peelish was a senior attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company. Mr. Peelish received his law degree from the West Virginia University College of Law and his Bachelor of Science degree in Engineering of Mines from West Virginia University, Cum Laude.

Frank J. Wood (58) has been our executive vice president and chief financial officer since the Merger. Prior to the Merger, he served as senior vice president and chief financial officer of Legacy Foundation from August 2004 until the Merger and senior vice president and chief financial officer of RAG American Coal Holding, Inc., Legacy Foundation’s predecessor, from 1999 to August 2004. In these positions, he was responsible for financial reporting, financial planning, income taxes, treasury and insurance. From 1993 to 1999, Mr. Wood was vice president & controller at Cyprus Amax Coal Company, and from 1991 to 1993, he was vice president of administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.’s coal and oil and gas subsidiaries. Mr. Wood earned a Bachelor of Business Administration degree, with a concentration in Accounting, from the College of William and Mary and a Masters Degree in Business Administration from Indiana University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following provides an overview of our executive compensation philosophy and programs as detailed further in this Compensation Discussion and Analysis.

•

The objectives of our executive compensation program are to attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interests with our stockholders’ interests, and to be competitive in the markets in which Alpha competes for talent.

•

The compensation program for our named executive officers (“NEOs”) consists of the following three primary components: base salary, a cash-based annual incentive program, and equity-based long-term incentive awards consisting of performance share units and restricted stock units.

•	We generally target base salaries and target bonuses at the median of competitive practice, while generally targeting long-term equity incentives around the 75th percentile.

•	The compensation committee believes in a pay-for-performance philosophy, which is why the majority of the compensation for our NEOs is ‘at risk’.

•

The compensation committee believes the compensation program for the NEOs promotes an appropriate level of risk taking and has designed the compensation program to include several features for mitigating excessive risk, such as (i) the use of a mix of performance measures to determine incentive payouts, including earnings before income taxes, depreciation and amortization (EBITDA), return on invested capital (ROIC), safety, operating income or Income from Operations (OI), successful acquisitions, and total stockholder return (TSR), (ii) establishing a pay mix that emphasizes long-term incentive compensation, (iii) establishing caps on incentive payouts equal to 200% of target awards, (iv) the adoption of stock ownership guidelines, and (v) the adoption of clawback provisions applicable to incentive compensation awards.

•	Our annual incentive bonuses are aligned directly with critical measures of annual performance, consistent with our pay-for-performance philosophy.

•

Our long-term incentive program is intended to drive the achievement of critical long-term business objectives, align management’s interests with those of our stockholders and foster retention of key executives. 60% of the target value of each NEO’s long-term incentive award is granted in the form of performance share units, while 40% of the value is granted in the form of restricted stock units.

•

Vesting of the performance share units is based on the attainment of pre-established financial and operational performance goals. Restricted stock units vest based on continued service with the Company. All equity awards are stock-settled and, as a result, link the NEOs’ compensation to future stock price performance and, if earned, will increase the NEOs’ stock ownership.

•	Our NEOs are provided with certain limited perquisites that the compensation committee feels are reasonable and consistent with the Company’s overall executive compensation philosophy.

•	The NEOs for 2010 are:

•	Kevin S. Crutchfield, Chief Executive Officer (“CEO”)

•	Kurt D. Kost, President

•	Frank J. Wood, EVP and Chief Financial Officer (“CFO”)

•	Randy L. McMillion, EVP and Chief Administrative Officer

•	Philip J. Cavatoni, EVP and Chief Strategy Officer

Recap of Alpha’s Performance in 2010

•	Total revenues of $3.9 billion compared with $2.5 billion in 2009

•	Record 2010 EBITDA of $769.1 million*, up 55% from 2009

•	OI of $174 million in 2010, up 48% from 2009

•	TSR of approximately 38% in 2010, compared to 13% for the S&P 500

*	The GAAP reconciliation is set forth under “— Elements of Compensation — Annual Incentive Compensation — Performance Goals and Bonus Pay-outs for 2010.”

Executive Compensation Philosophy

Alpha strives to recruit individuals who will support the Company’s mission, vision, and values — “Running Right.” To accomplish this overarching goal, Alpha’s executive compensation philosophy seeks to provide the NEOs with base salaries and target bonus opportunities that are positioned around the median of competitive practice in order to assist in attracting and retaining critical talent and to provide NEOs with long-term equity incentive opportunities that generally fall around the 75th percentile of competitive practice as a way to further motivate and reward NEOs for sustained, long-term improvements in the Company’s financial results and the achievement of long-term business objectives. Alpha’s executive compensation programs are designed to:

•	Support talent attraction and retention

•	Link pay and performance

•	Drive achievement of key short- and long-term business objectives

•	Be consistent with reward practices in those markets in which Alpha competes for talent

•	Align management’s interests with stockholders’ interests

•	Promote an appropriate level of risk taking while mitigating excessive risk taking

Elements of Compensation and Objectives

Our compensation program for our NEOs consists of a number of elements that support our performance and retention objectives. The compensation earned under each component may vary significantly based on Company performance.

Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Support talent attraction and retention • Consistent with competitive practice

Annual Incentive Bonus (AIB)	Variable based on the achievement of annual financial and safety objectives	• Cash	• Link pay and performance • Drive the achievement of short-term business objectives • Consistent with competitive practice

Long-Term Incentive Awards	Variable based on the achievement of longer-term financial goals and stockholder value creation	• 40% — Time-vested restricted stock units payable in common stock • 60% — Performance share units payable in common stock

•    Link pay and performance

•    Support talent attraction and retention

•    Drive the achievement of longer-term business objectives

•    Align NEO and stockholder interests

•    Consistent with competitive practice

Other Compensation and Benefits Programs	Satisfy employee health, welfare, and retirement needs	• Group Benefits • Life & Disability • 401(k) • Pension Plan and SERP • Deferred Compensation • Limited Perquisites	• Support talent attraction and retention • Consistent with competitive practice

Compensation Committee’s Role in Determining Executive Compensation

The compensation committee is responsible for ensuring the Company’s executive compensation policies and programs are competitive within the markets in which Alpha competes for talent and reflect the short-term and long-term interests of the Company’s stockholders. The compensation committee reviews and approves the compensation design, compensation levels, and benefits programs for the NEOs and other members of the senior leadership team. The compensation committee is committed to ensuring our compensation and benefit programs continue to be aligned with Alpha’s values and business strategy by regularly reviewing and analyzing the competitiveness of Alpha’s executive compensation program. Each key component of compensation (base salary, short-term, and long-term incentives) is reviewed for external competitiveness when appropriate comparisons are available, based on industry peers and published survey data, as well as internal competitiveness.

The compensation committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.

Role of Management and CEO in Determining Executive Compensation

As part of our process for establishing executive compensation, the CEO and the executive vice president and chief administrative officer provide information to the compensation committee. The CEO also makes recommendations to the compensation committee regarding compensation of the other NEOs and other members of the executive leadership team.

Compensation Consultants

The compensation committee engaged Towers, in March of 2010, to advise the compensation committee on executive compensation matters. The compensation committee terminated its engagement with Towers in November 2010 and engaged Pay Governance as its new advisor, as the consultants advising the committee joined Pay Governance soon after its formation. The compensation consultants report directly to the compensation committee and, with the consent of the compensation committee, coordinate and gather information with which to advise the committee from members of management and human resources personnel.

Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.

Factors Considered When Determining Total Compensation of Executive Officers

Peer Group Benchmarking

In determining the compensation elements and opportunities for our NEOs, the compensation committee reviews the compensation levels awarded to similarly-situated executives and the pay practices at Alpha’s peer companies (the “Peer Group”). The competitive Peer Group data, provided to the compensation committee by its compensation consultants, assists the committee in evaluating and establishing pay levels for the positions of chief executive officer, president, and executive vice president and chief financial officer.

The compensation committee adopted a peer group comprised of fifteen companies, which were selected because they are competitors in our industry and competitors for executive talent, and are similar in size to Alpha (in terms of revenue, market capitalization, number of employees, and net income). The Peer Group includes both direct peers (coal producers) and indirect peers (from tangent industries) and is reviewed annually by the compensation committee and the committee’s compensation consultants for changes in size, merger activity, and bankruptcies.

In 2010, our compensation consultants examined the current Peer Group and concluded that the Peer Group is reasonable and appropriate. Our Peer Group consists of the following companies:

Company	Projected 2010 Revenue (in millions)	Market Capitalization as of 9/30/2010 (in millions)	Employees	2009 Net Income (in millions)	Industry
Newmont Mining Corp.	$9,155	$30,926	14,500	$1,297	Metals and Mining

Peabody Energy Corp.	$6,878	$13,192	7,300	$448	Oil, Gas and Consumable Fuels

AK Steel Holding Corporation	$6,105	$1,519	6,500	($75	Metals and Mining

EOG Resources, Inc.	$5,514	$23,565	2,100	$547	Oil, Gas and Consumable Fuels

CONSOL Energy Inc.	$5,264	$8,345	8,012	$540	Oil, Gas and Consumable Fuels

El Paso Corporation	$4,753	$8,716	4,991	($534)	Oil, Gas and Consumable Fuels

Cliffs Natural Resources Inc.	$4,885	$8,657	5,404	$205	Metals and Mining

Allegheny Technologies Inc.	$3,976	$4,579	8,500	$32	Metals and Mining

TECO Energy, Inc.	$3,604	$3,717	4,073	$214	Multi-Utilities

Massey Energy Company	$3,184	$3,194	5,851	$104	Oil, Gas and Consumable Fuels

Noble Energy, Inc.	$3,041	$13,126	1,630	($131)	Oil, Gas and Consumable Fuels

Arch Coal Inc.	$3,128	$4,340	4,601	$42	Oil, Gas and Consumable Fuels

Vectren Corporation	$1,586	$2,105	3,700	$133	Multi-Utilities

Patriot Coal Corporation	$2,089	$1,038	3,500	$127	Oil, Gas and Consumable Fuels

Martin Marietta Inc.	$1,747	$3,504	4,554	$85	Construction Materials

25th Percentile	$3,084	$3,349	3,887	$37

Median	$3,976	$4,579	4,991	$127

75th Percentile	$5,389	$10,921	6,900	$331

Alpha Natural Resources, Inc.	$3,917	$4,954	6,400	$58	Oil, Gas and Consumable Fuels

Percentile Rank vs. the Peer Group	49th Percentile	51st Percentile	70th Percentile	31st Percentile

Survey Benchmarking

Our compensation consultant uses published broad-based compensation survey data from Towers, Mercer, Watson Wyatt and Coopers, each consisting of hundreds of companies and survey positions, to review the competitiveness of compensation for each of our executive positions, including the executive vice president and chief administrative officer and executive vice president and chief strategy officer. Additionally, the survey data is used to assess the reasonableness of the Peer Group compensation data.

Internal Pay Equity

The compensation committee annually reviews the pay relationship between the CEO and other NEOs to monitor and avoid any unjustified widening of compensation differentials. The compensation committee reviews the relationship between the CEO’s total direct compensation, as well as each compensation element, to the total direct compensation of the 2nd highest paid NEO and the average total direct compensation of all NEOs (other than the CEO).

The following chart summarizes the CEO’s 2010 total direct compensation (salary, target bonus opportunity and target long-term incentive opportunity) as a multiple of the total direct compensation of the 2nd highest paid NEO and the average total direct compensation of the NEOs (other than the CEO).

CEO as a Multiple of:	Base Salary	2010 Target Bonus	2010 Target Long-Term Incentive Opportunity	2010 Total Direct Compensation
2nd Highest Paid Named Executive Officer	1.55	1.72	2.21	2.01
All Named Executive Officers other than the CEO	2.08	2.60	3.67	3.15

Tally Sheets and Wealth Accumulation Analysis

The compensation committee annually reviews tally sheets for NEOs and other members of the executive leadership team. The compensation committee primarily uses the tally sheet information to better understand the total value of the compensation and benefits awarded to each executive officer, including the value of benefits and perquisites paid, and any year-over-year increases in compensation. The tally sheets also assist the compensation committee in understanding each executive’s outstanding equity awards and the value of the stock vested and options exercised during the year. In addition, the compensation committee reviews a summary of severance benefits that would be paid upon termination of each executive officer’s employment under various scenarios to determine the appropriateness of such benefits. The tally sheet analysis provides the compensation committee with a comprehensive overview of the primary executive compensation components and assists the committee with its future compensation decisions. Based on a review of tally sheets conducted in May 2010, the compensation committee concluded that Alpha’s executive compensation program was working as intended and that no significant changes were needed.

The committee also reviews a wealth accumulation analysis each year. The wealth accumulation analysis illustrates the potential value of equity awards for each of our executive officers at various levels of future stock price performance over a five year period. The purpose of the analysis is to identify potential wealth that may be created as a result of our compensation program and to assist the committee in determining if that level of wealth creation is appropriate given our projected performance.

Relationship between Pay and Performance

In 2010, our compensation committee also reviewed the relationship between the CEO’s compensation and the Company’s performance. The analysis, which was prepared by the committee’s compensation consultant, compared the CEO’s realizable compensation (stated as a percentage of his target compensation) and the Company’s performance, relative to our Peer Group in order to assess whether Alpha’s performance and realizable compensation for the CEO are aligned.(1) The chart below provides a comparison of Alpha’s performance and the CEO’s realizable compensation over the three-year period from 2007 to 2009 relative to the companies in the Peer Group.(2) In order to evaluate performance, the committee’s consultant ranked Alpha’s TSR, EBITDA, and ROIC against the companies in the Peer Group over the three year period. These measures were selected because they are used in Alpha’s short-term and/or long-term incentive plans and were considered by the committee’s consultant to be reasonable indicators of Company performance.

The analysis indicated that Alpha is positioned in the top quartile for both three-year realizable compensation versus target and three-year composite performance, reflecting the Company’s strong performance during this period. The analysis also demonstrated a strong link between our CEO’s pay and Alpha’s performance, thus indicating that our pay-for-performance compensation philosophy is working as intended.

(1)	Realizable compensation is defined as (i) base salary, (ii) the actual bonus earned, (iii) aggregate current value of restricted stock grants made during the period, (iv) aggregate in-the-money value of stock option grants made during the period, and (v) for performance plans, the actual payouts for awards beginning and ending during the three-year performance period and the estimated payout for unvested awards granted during the three-year performance period.
(2)	The comparison only includes data for 14 of the 15 companies in the Peer Group, as Patriot Coal Corporation only became an independent company during 2007.

Overview of the 2010 Executive Compensation Program

Pay Mix

More than a majority of the CEO’s and each of the other named executive’s total direct compensation is ‘at risk’ and dependent upon the Company achieving financial and other business goals set by the compensation committee, with a significant portion of total direct compensation tied to the Company’s long-term results and future stock price performance. As illustrated in the chart below, approximately 86% of the CEO’s and 78% of the other NEOs’ 2010 target total direct compensation is ‘at risk’ and based on the achievement of short-term and long-term financial and business objectives, while 60% or more of the NEOs’ total direct compensation is granted in the form of long-term incentives. We believe that this balance of fixed and variable compensation is consistent with the Company’s executive compensation philosophy, maintains a strong link between NEOs’ compensation and Company performance and motivates executives to deliver strong business performance and to create stockholder value.

Elements of Compensation

Base Salary

Base salary is the fixed element of each NEO’s annual cash compensation, and the foundation upon which the amounts of other elements of compensation for each of them is based. The compensation committee awards competitive salaries in order to assist in attracting and retaining each NEO.

Base salaries are reviewed by the compensation committee annually and determined with reference to median salaries for similarly-situated executives in the Peer Group (and/or the published compensation survey data) and also reflect each NEO’s position-specific skills, tenure, experience, responsibility and performance.

In 2010, the NEOs had no increases to their respective base salaries. The compensation committee made adjustments to the NEOs’ base salaries in July of 2009, following the completion of the Merger to reflect the expanded responsibilities of our NEOs.

Annual Incentive Compensation

The Annual Incentive Bonus (“AIB”) Plan provides annual cash incentives to our executive officers and other key employees to reward performance against critical goals. The compensation committee targets the executives’ bonus opportunities at the median of competitive practice for target level performance. Bonus payouts can range from zero to 200% of the target opportunity depending on the Company’s results for the year relative to pre-established performance measures. For 2010, the compensation committee approved the following target bonus opportunities for the NEOs:

Named Executive Officer	2010 Target Bonus Opportunity (as a % of salary)	2010 Target Bonus
Crutchfield	100%	$875,000
Kost	90%	$508,500
Wood	75%	$300,000
McMillion	75%	$288,750
Cavatoni	75%	$247,500

AIB Performance Measures

At or before the beginning of each year, the compensation committee approves financial and operational goals for the AIB. The mix of performance measures selected for 2010 focused NEOs and other key employees on profitability (EBITDA), capital efficiency (ROIC) and safety. The financial measures were chosen because the compensation committee believed that profitability and capital efficiency were performance metrics that aligned the interests of the NEOs with those of our stockholders and that continued growth in EBITDA and ROIC year-over-year would lead to long-term improvement in return on investment for our stockholders. Safety is a core value at Alpha and the Company is committed to safety at every level. In order to further emphasize the importance of safety at Alpha, the compensation committee felt it was important to tie a meaningful portion of each NEO’s annual incentive under the AIB to improvements in safety.

In November 2009, the compensation committee approved the following metrics and their respective weightings for the executive 2010 AIB awards, which were intended to align annual incentive compensation with the goals and objectives set forth in Alpha’s business plan for the upcoming year:

Performance Metric	Weighting
Return on Invested Capital (ROIC)(1)	20%
EBITDA(2)	60%
Safety (TRIR)(3)	20%
Total	100%

(1)	ROIC is calculated as follows to determine each performance level: Net Operating Profit After Tax (defined as: net income, plus after-tax one-time items and net interest expense); divided by Total Invested Capital (defined as: average total indebtedness, less average cash, cash equivalents and marketable securities, plus average stockholder’s equity).

(2)	EBITDA is calculated as follows to determine each performance level: Income from Continuing Operations plus Interest Expense, Income Tax Expense (Benefit), Amortization of Acquired Coal Supply Agreements, Net and Depreciation, Depletion and Amortization, less Interest Income.

(3)	“TRIR” means Total Reportable Incident Rate which is a standard established and governed by the Mine Safety and Health Administration and is widely used by coal companies to judge their safety records.

In December 2009, Alpha’s compensation committee approved a threshold, target, and maximum performance level for each of the 2010 financial and operational metrics. The following table sets forth the payouts based on the level of performance relative to the performance goals that were established for the year.

Performance Level	Payout as a Percent of Target
Threshold	50%
Target	100%
Maximum	200%

In establishing the 2010 performance goals, the committee considered the economic environment and challenges to be faced in the upcoming year. The compensation committee designed the performance goals to award payout relationship to ensure that performance which significantly outperformed the target financial goals would be rewarded with above target payout levels. Similarly, performance that did not meet the goals would reduce the bonus payout to as low as zero in the case of failure to meet the pre-established minimum performance threshold. In setting the target goals, the compensation committee sought to establish challenging but achievable goals that would motivate and reward the NEOs for the delivery of strong business results without encouraging excessive risk taking.

In order to further emphasize the importance of meeting profitability goals, actual EBITDA must be at least equal to the threshold performance level (i.e., $520.4 million for 2010) in order for any bonus to be earned. If the EBITDA threshold performance level is not attained, no bonus is earned, by any participant, under the AIB.

Performance Goals and Bonus Payouts for 2010

2010 ROIC, EBITDA, and Safety performance levels and payout opportunities (as a percent of target) are illustrated in the charts below. The compensation committee established the ROIC goals for 2010 after taking into account the adverse effect on net income of the amortization of acquired coal supply agreements from the Merger.

Actual 2010 ROIC was 5.5% [Net Operating Profit After Tax: $148.1 million (Net Income: $95.6 million, plus After-Tax Net Interest Expense: $52.5 million); divided by Total Invested Capital: $2,687.4 million (Average Total Indebtedness: $772.2 million, less Average Cash, Cash Equivalents and Marketable Securities: $708.5 million, plus Average Stockholder’s Equity: $2,623.7 million)] and resulted in a payout in respect of this measure of 200% of target.

2010 EBITDA totaled $769.1 million [Income from Continuing Operations: $97.2 million; Interest Expense: $73.5 million; Income Tax Expense (Benefit): $4.2 million; Amortization of Acquired Coal Supply Agreements, Net: $226.8 million; Depreciation, Depletion and Amortization: $370.9 million; and Interest Income: ($3.5 million)] and resulted in a payout in respect of this measure of 190% of target.

2010 TRIR was 3.3 and resulted in a payout in respect of this performance measure of 100% of target.

The compensation committee met in February 2011 and determined that the EBITDA hurdle had been surpassed. Based on the weightings of the goals, a payout of 174.0% of target was determined, as illustrated in the following table:

		(A)	(B)	(A) x (B)
Performance Goals	Actual Performance	Payout as % of Target	Weighting	Weighted Payout as % of Target
ROIC	5.5%	200%	20%	40%
EBITDA	$769.1 Million	190%	60%	114.0%
Safety	3.3 TRIR	100%	20%	20.0%
Total	N/A	N/A	100%	174.0%

Based on this level of performance, individual 2010 AIB payouts for each NEO were as follows:

	(A)	(B)	(C)	(A) x (B) x (C)
Officer	2010 Base Salary	2010 Target Bonus Opportunity (as a % of salary)	2010 Actual Performance as a Percent of Target	2010 AIB Bonus Payout
Crutchfield	$875,000	100%	174%	$1,522,500
Kost	$565,000	90%	174%	$884,790
Wood	$400,000	75%	174%	$522,000
McMillion	$385,000	75%	174%	$502,425
Cavatoni	$330,000	75%	174%	$430,650

Adjustments of Payouts under Section 162(m)

The compensation committee uses “negative discretion” in setting payouts under the AIB for NEOs. For purposes of Section 162(m) of the Code, the AIB funds at maximum for these NEOs if 80% of the target EBITDA goal is achieved or exceeded. Following the end of the performance period, the compensation committee certifies that the funding level is achieved and then exercises negative discretion to reduce bonus payouts to reflect actual corporate performance using the methodology to determine bonus payouts described above. The compensation committee approved this structure for the AIB in order to qualify such payments for deductibility under the Code as more fully described in “— Section 162(m) Deductibility.”

2011 Annual Incentive Awards

In early 2011, the compensation committee approved 2011 annual incentive award opportunities for the NEOs under the AIB. As with the 2010 AIB awards, funds will be available for 2011 awards under the AIB if the objective performance goal of EBITDA is achieved at 80% of target or better. The 2011 AIB awards are designed substantially similar to the 2010 AIB awards because the compensation committee believes that the Company’s 2010 AIB program successfully drove performance without fostering excessive risk taking.

Long-Term Equity Incentives

The objectives of our long-term incentive (“LTI”) program are to motivate and reward executives and other key employees for sustained long-term performance and to promote retention of key executives. Consistent with our pay-for-performance philosophy, Alpha’s long-term incentive program is designed to place significant emphasis on performance with 60% of an executive’s target long-term incentive opportunity awarded in performance share units and the remaining 40% awarded in restricted stock units for 2010. The compensation committee approves target LTI opportunities for the NEOs.

Officer	2010 Target Long-Term Incentive Award Opportunity (as a percentage of salary)	2010 Target Long-Term Incentive Award
Crutchfield	500%	$4,375,000
Kost	350%	$1,977,500
Wood	250%	$1,000,000
McMillion	250%	$962,500
Cavatoni	250%	$825,000

Performance Share Units

The number of performance share units subject to the awards was determined by dividing 60% of the total target long-term incentive value by the closing market price of our common stock on the grant date, January 7, 2010. The performance period spans three years, beginning on January 1, 2010 and ending on December 31, 2012.

The design of the 2010 performance share unit awards align the interests of our executives with stockholders by tying the vesting of performance share units to achievement of pre-approved, cumulative three-year goals. The potential payouts that can be earned by executives can range from 0% to 200% of the target award, depending on the achievement of these goals.

Performance Goals

In choosing metrics for the 2010 performance share units, which are summarized in the following table, the compensation committee considered our internal business plan and determined that: (i) the attainment of these performance goals would be largely under management’s control, (ii) the goals supported achievement of the business plan, and (iii) the goals correlated with the creation of long-term stockholder value.

Performance Metric	Weighting
Relative TSR	35%
Operating Income	35%
Successful Acquisitions	30%

Alpha’s TSR will be compared to the following peer companies:

• Arch Coal, Inc.	• James River Coal Company	• International Coal Group, Inc.
• Cliffs Natural Resources, Inc.	• Massey Energy Company	• CONSOL Energy Inc.
• Patriot Coal Corporation

The performance levels and corresponding payouts for the relative TSR, operating income and successful acquisitions measures for the 2010 performance share units are summarized in the table below:

Performance Level	Percentage of Target Award Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

In setting the performance goals for the 2010 performance share units, the committee considered the Company’s historical EBITDA and other measures of financial performance and the probability of the Company accomplishing the EBITDA goal and other goals based on Alpha’s long-term business plan. After this evaluation, the compensation committee concluded that the goals were challenging, yet achievable.

Performance Share Units — Negative Discretion

Similar to the 2010 AIB awards, the compensation committee uses negative discretion in determining the number of performance share units earned by NEOs. For purposes of Section 162(m) of the Code, the performance share units are earned at maximum to the extent that 50% of the three-year cumulative EBITDA goal set forth in the board-approved budget is achieved or exceeded and calculated as follows: Income from Continuing Operations plus Interest Expense, Income Tax Expense (Benefit), Amortization of Acquired Coal Supply Agreements, Net and Depreciation, Depletion and Amortization, less Interest Income. Following the end of the performance period, the compensation committee certifies that the funding level is achieved and then uses negative discretion to reduce the number of share units earned to reflect actual performance against the pre-determined performance goals using the methodology to determine payouts described above. Alpha’s compensation committee approved this structure for the 2010 performance share unit awards in order to qualify such awards for deductibility under Section 162(m) of the Code as more fully described in “— Section 162(m) Deductibility.”

Restricted Stock Units

The number of restricted stock units awarded to each NEO was determined by dividing 40% of the total target long-term incentive value by the closing market price of our common stock on the grant date, January 7, 2010. The 2010 restricted stock unit awards granted to our NEOs were awarded primarily for retention purposes and vest in three equal annual installments, commencing on the first anniversary of the grant date. The restricted stock units also link the NEOs’ compensation to future stock price performance and, as they are stock-settled upon vesting, increase the NEOs’ stock ownership.

2011 Long-Term Incentive Awards

As with the 2010 long-term incentive awards, the compensation committee adopted a 60%/40% (performance share units/restricted stock units) mix for the long-term incentive component of our 2011 executive compensation program. The 2011 performance share unit awards are designed substantially similar to the 2010 awards because the compensation committee believes that the Company’s 2010 performance share unit program successfully drives performance without fostering excessive risk taking.

Timing of Equity Grants

The Company’s equity grant practice is designed to ensure integrity in the timing of granting awards and to ensure that long-term incentive goals are approved no later than 90 days after the beginning of the award cycle, or the first quarter of each year. Alpha has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation.

The compensation committee and management believe that employees wish to know their annual compensation close to the commencement of a new year and such compensation should be approved in connection with a review of their year-end performance. In order to meet employee expectations and to establish annual compensation closer in time to performance evaluations for the prior year’s performance, the compensation committee has approved the effective date of annual grants of long-term incentive awards to our NEOs and other employees soon after the commencement of a new calendar year.

Payout of 2008 Performance Share Units

In January 2008, prior to the Merger, performance share unit awards were granted to certain NEOs (Messrs. Crutchfield and McMillion) and other key employees of Legacy Alpha. The awards had a performance period from January 1, 2008 through December 31, 2010 and were contingent on the Company achieving its three-year cumulative EBITDA of $500 million as set forth in the board-approved budget and calculated as follows: Income from Continuing Operations plus Interest Expense, Income Tax Expense (Benefit), Amortization of Acquired Coal Supply Agreements, Net and Depreciation, Depletion and Amortization, less Interest Income. The compensation committee also approved the following metrics in the event that the EBITDA hurdle was met or exceeded:

Financial Component (50%)	Strategic Component (50%)

• Relative TSR (25%)	• Successful Coal Acquisitions (20%)

• Operating Income (25%)	• Successful Expansion into diverse markets (20%)

• Other Strategic Measures (10%)

In February 2011, the compensation committee determined that the EBITDA hurdle had been exceeded. The committee then determined to review the other metrics applicable to the awards to determine actual share pay-outs. The compensation committee determined the following:

•	OI was achieved at maximum ($890.8 million), or 150% of target;

•	TSR was achieved between target and maximum with Alpha ranking second among the peer companies included in the TSR group, or 125% of target; and

•

Successful Coal Acquisitions and the other strategic measures had been achieved at maximum which the committee had previously approved in November 2009 following the closing of the Merger, or 150% of target.

As a result, the committee determined that the following 2008 performance share units had been earned at 144% of target and approved the following share pay-out amounts:

Name	2008 PSU Target Shares	2008 PSU Shares Earned
Kevin S. Crutchfield	22,230	32,011
Randy L. McMillion	11,010	15,854

The compensation committee also awarded performance share unit awards in January 2009 which, as described above for the 2008 performance share unit awards, included an OI metric.

As a result of the Merger, the amortization of acquired coal supply agreements (“CSAA”) adversely impacted operating income. Management recommended, and the committee approved, adding back CSAA to the calculation of operating income for the 2008 and 2009 performance share unit awards since this extraordinary item was related to the Merger and is a product of accounting guidance, does not reflect the Company’s operating results and the add-back would be consistent with the design of the performance share unit awards – i.e., to link pay with actual performance and reward employees for performance which exceeds expectations.

Benefits

Our CEO and each of our other NEOs participate in employee benefit programs generally available to all of our employees, including the Company’s 401(k) Plan, a tax-qualified program that serves as the primary retirement benefit program for Company employees.

In November 2010, the compensation committee determined to freeze all benefit accruals under the Foundation Coal Supplemental Executive Retirement Plan effective December 31, 2010. The compensation committee also determined that the Foundation Coal Deferred Compensation Plan and the Riverton Coal Executive Deferred Compensation Plan would be frozen effective December 31, 2010 and merged with and into the amended and restated Alpha Natural Resources, Inc. and its Subsidiaries Deferred Compensation Plan (“ANR DC Plan”). The compensation committee also approved certain changes to the ANR DC Plan, which became effective on January 1, 2011, in order to consolidate these three nonqualified deferred compensation arrangements and provide a single benefit structure for all eligible participants. Under the amended and restated ANR DC Plan:

•	Participants may defer up to the following amounts:

—	35% of their base salary

—	100% of their annual bonus

—	35% of other eligible compensation

•

The Company will make an annual contribution equal to 5% of an NEO’s total annual compensation for the prior year in excess of the compensation limits established by the Internal Revenue Service relating to tax-qualified pension or profit sharing plans.

•

The Company will make an additional contribution of 100% of the amount of eligible compensation deferred by the participant in the prior calendar year, not to exceed 4% of total annual compensation for the preceding calendar year, in excess of the compensation limits for the year, plus any discretionary contributions as determined by the compensation committee.

•	Generally, any company contributions will become a vested benefit following three years of service.

For more information regarding Alpha’s deferred compensation plans, see the Nonqualified Deferred Compensation Table and “Executive Compensation — Additional Information Regarding Our Nonqualified Deferred Compensation Table.”

Perquisites

Our NEOs are provided with certain limited perquisites and other personal benefits that the compensation committee feels are reasonable and consistent with the Company’s overall compensation philosophy. The compensation committee believes that perquisites should be kept to a low level while still maintaining a competitive program. The principal perquisites provided to the NEOs include a variable group life insurance program, supplemental disability insurance program, relocation assistance and a vehicle program.

In connection with the July 2009 Merger with Legacy Foundation, numerous Legacy Foundation employees, including Messrs. Kost and Wood, relocated to the Abingdon, Virginia area, the location of Alpha’s corporate headquarters. Legacy Foundation maintained a relocation policy which was an important tool used by Alpha to retain key Legacy Foundation employees which were critical to the integration of the two companies and the future success of the combined company. This policy, which was available to all Legacy Foundation employees offered positions with the combined company, provides relocation assistance including home marketing assistance, temporary living costs, movement of household goods, certain tax reimbursements and gross-up payments, home sale program options, guaranteed home purchase program, home funding assistance, reimbursement for certain new home closing costs, and certain miscellaneous expense allowances. As a condition to receiving relocation benefits, an employee must execute a relocation payback agreement which provides that if an employee leaves employment voluntarily or is terminated for gross misconduct within 18 months of moving to the Abingdon, Virginia area, the employee must reimburse Alpha for some or all of the relocation expenses incurred. The relocation amounts paid to Messrs. Kost and Wood in connection with their respective moves from the Baltimore, Maryland area to the Abingdon, Virginia area are set forth in the Summary Compensation Table.

Stock Ownership Guidelines

The compensation committee believes NEOs and other senior executives should have a significant equity stake in the Company in order to more closely align the interests of our named executives and other senior executives with those of our stockholders. Therefore, the board has established executive stock ownership guidelines. Under these guidelines, our officers will accumulate, over a five year period, and maintain equity ownership in Alpha having a value of no less than four times annual base salary, in the case of our chief executive officer, three times annual base salary, in the case of our president, and two times annual base salary in the case of our other officers. Equity granted as compensation to our officers is included in determining whether their applicable stock ownership guidelines were achieved.

While we do not maintain any additional required holding period for equity granted as compensation above and beyond our stock ownership guidelines, our officers are encouraged not to sell any equity in Alpha until their applicable guideline is achieved (with certain limited exceptions).

Clawback or Forfeiture of Incentive Awards

The AIB and the forms of agreement for restricted stock units and performance share units include a “clawback” provision that primarily enables the Company to recoup payments made to certain employees based on fraudulent conduct involving the Company’s financial statements for amounts paid in the three years prior to the restatement and/or for ethical misconduct, with such provisions applicable to the cash and equity awards made in 2010 and thereafter. Section 954 of the Dodd-Frank Act requires the SEC to direct the national securities exchanges to add a listing requirement that a listed company must implement a policy related to the recoupment of incentive compensation paid to current and former executives in the event of an accounting restatement due to material noncompliance by a company with financial reporting requirements under the federal securities laws. The Dodd-Frank Act did not specify an effective date for this new requirement. The Company anticipates that the “clawback” provisions in the AIB and forms of agreement for restricted stock units and performance share units will be revised once final rules are adopted.

Employment Agreements, Key Employee Separation Plan and Change in Control Benefits

In 2009, we entered into amended and restated employment agreements with our CEO, Mr. Crutchfield, in connection with his promotion to CEO, and our President, Mr. Kost, in order to retain and competitively compensate them for their greatly enhanced roles with the new combined company that resulted from the Merger. These agreements are described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table” and in “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The other NEOs are participants in Alpha’s Key Employee Separation Plan (“Separation Plan”). The Separation Plan is described in “Executive Compensation — Potential Payments Upon Termination or Change in Control.” Under the employment agreements, Separation Plan, AIB Plan and equity award agreements, our NEOs and other employees of the Company are entitled to certain payments and benefits in the event their respective employment is terminated under qualifying circumstances in connection with a change-in-control, without cause, and, in certain instances, for “good reason.” Equity awards effective prior to 2010 also provide for accelerated vesting of the awards in connection with a change in control. For awards granted in 2010 and thereafter, the committee moved to double-trigger, as opposed to single-trigger, change in control provisions, to align Alpha’s practice with emerging best practices in this regard. Under the new approach, the executive’s employment must be terminated under qualifying circumstances in connection with a change-in-control, without cause, and, in certain instances, for “good reason” in order for vesting of the awards to be accelerated.

The compensation committee believes these change in control and termination provisions are necessary to ensure that the actions and recommendations of senior management and other employees with respect to such change in control transactions are in Alpha’s and our stockholders’ best interests, and to reduce the distraction regarding the impact of such a transaction on the employment status of an NEO. The employment agreements, Separation Plan, AIB Plan and equity award agreements also provide our NEOs with security in the event of a possible termination without cause or upon a “good reason” termination event, and assist us with the retention of our key employees. Severance benefits are discussed in detail in “Executive Compensation — Potential Payments upon Termination or Change in Control” section of this proxy statement.

Section 4999 of the Code imposes a 20% excise tax on employees who receive certain benefits in connection with a change in control that equal or exceed three times the employee’s “base amount” compensation (generally the average W-2 income over the preceding five years). Under the employment agreements entered into with our CEO and president, the Company will pay our CEO and president an amount to cover the excise taxes they owe under Section 4999 of the Code due to their receipt of excess “parachute” payments, as well as for all other taxes due in connection with such payment. If the net after-tax benefit to our CEO and president after receiving such payment does not exceed 110% of the threshold amount at which such payments become an “excess parachute payment” resulting in the excise tax, the Company will not make any such payment and the benefits payable to the CEO and president will be reduced to the extent necessary to avoid such excise tax.

Payments to cover excise taxes imposed under Section 4999 of the Code are not made under the Separation Plan. Rather, payments due upon a change of control to participants shall be reduced to the extent necessary to avoid such excise tax, unless it is determined that the net after tax benefits to a participant would be greater if such reductions were not imposed.

The terms of these payments and/or reduction in payments were reviewed by our compensation committee in 2009 and the committee concluded that the terms of these payments were in line with market practices.

Insider Trading/No Hedging Policy

Our insider trading policy addresses short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including puts and calls) and hedging or monetization activities such as zero-cost collar and forward sales contracts. The policy prohibits Company insiders from engaging in short sales or transactions in publicly traded options, and strongly discourages hedging or monetization transactions which transactions must first be pre-cleared with the Company’s general counsel with a justification provided for the proposed transaction. None of our officers engaged in any hedging transactions or similar activities in 2010.

Section 162(m) Deductibility

Section 162(m) of the Code provides that a publicly traded corporation may not deduct compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three other highest compensated officers other than the chief financial officer (collectively, “covered employees”), unless such excess compensation is “performance-based” or otherwise excepted. Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-approved and objective. Awards under the AIB for 2010 as well as the awards of performance share units for 2010 are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

The compensation committee strives to provide the NEOs with a compensation package that will preserve the deductibility of significant components of those packages for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the compensation committee believes that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in structuring compensation programs, even if those programs may result in certain non-deductible compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

E. Linn Draper, Jr., Chairman

William J. Crowley, Jr.

Joel Richards, III

Ted G. Wood

Compensation and Risk

The company’s compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. Management retained a consulting firm to conduct a risk assessment of the Company’s incentive compensation plans. Based on its review of the risk assessment, a review of the Company’s internal controls and the risk mitigating components of the Company’s compensation programs, the compensation committee and management concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation program for our executives and other key employees includes the following features, which reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix is heavily weighted towards long-term incentive compensation.

•

Mix of Performance Metrics:    We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including EBITDA, ROIC and TSR. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to financial metrics.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics.

•	Cap on Incentive Payouts: Payouts are capped at 200% of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•

Stock Ownership Guidelines:    As it relates to our executives, this policy requires our CEO to own equity in the Company of four times his salary and other executive officers to own equity of two to three times their salary, and to retain this level of ownership throughout their tenure with the Company.

•

Clawback Provisions:    Beginning in 2010, executive and other key employee incentive awards include “clawback” provisions that enable the Company to recoup payments made to them in certain circumstances as described under “Executive Compensation — Compensation Discussion and Analysis.”

Summary Compensation Table

The following table shows compensation information for: (i) Alpha’s principal executive officer (Mr. Crutchfield), (ii) principal financial officer (Mr. Wood), and (iii) the next three most highly compensated executives at fiscal year-end 2010 (Messrs. Kost, McMillion and Cavatoni).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Kevin S. Crutchfield	2010	875,000	7,455,438	1,522,500	—	127,809	9,980,747
Chief Executive Officer	2009	336,538	6,683,221	787,500	—	107,431	7,914,690

Frank J. Wood	2010	407,692	1,703,974	522,000	285,936	73,101	2,992,703
Executive Vice President and Chief Financial Officer	2009	366,254	2,125,394	260,000	166,253	1,509,967	4,427,868
	2008	331,825	—	185,000	335,895	—	852,720

Kurt D. Kost	2010	575,865	3,369,748	884,790	368,807	329,880	5,529,090
President	2009	505,649	3,524,626	423,750	152,870	775,947	5,382,842
	2008	449,615	—	295,000	394,095	13,421	1,152,131

Randy L. McMillion	2010	385,000	1,640,012	502,425	—	79,914	2,607,351
Executive Vice President and Chief Administrative Officer	2009	148,076	1,723,173	288,750	—	60,466	2,220,465

Philip J. Cavatoni	2010	330,000	1,405,696	430,650	—	52,930	2,219,276
Executive Vice President and Chief Strategy Officer

(1)	Effective January 7, 2010, performance share unit and restricted stock unit awards were granted.

The values set forth in this column and this footnote reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). A discussion of the relevant assumptions made in the valuation of these awards is provided in the Form 10-K (Notes 2 and 16). The amounts relating to the performance share units included in the table are based on the maximum number of performance share units, which may be earned under the awards. For the awards included in the 2009 and 2008 rows, the performance probability is 100% (target), in the case of Legacy Foundation performance-based restricted stock units, and 150%, 150%, and 200% (all maximum amounts), in the case of Legacy Alpha 2007, 2008 and 2009 performance share units, respectively, once the performance and service conditions have been satisfied. For the Legacy Foundation performance-based restricted stock unit awards, the highest level of performance which could be achieved was target.

(2)	For 2010, the amounts included in this column relate to awards earned and paid under the AIB Plan.

(3)	Amounts in this column reflect the change in the actuarial present value of benefits under the Retirement Plan for Salaried Employees of Foundation Coal (the “Qualified Salaried Plan”). The following assumptions and data were used in calculating the change in the actuarial present value: (i) service and compensation through December 31, 2010; (ii) a decrease in the discount rate from 5.43% to 4.74% and a one year reduction in the discount period used to determine the present value of the benefit; (iii) retirement at age 62, the earliest age benefits are unreduced; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with interest rate equal to discount rate and UP-84 Unisex mortality with 4.0% interest; and (vi) payment in the form of a lump sum. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

For more information regarding the Qualified Salaried Plan and the SERP and the effect of the Merger upon participant benefits thereunder, see the Pension Benefits Table and “Executive Compensation — Additional Information Regarding Our Pension Benefits Table.”

(4)	For 2010, perquisites and other items are as follows:

•

Mr. Crutchfield: (i) $5,433 — life insurance premiums, (ii) $2,116 — supplemental disability insurance premiums, (iii) $71,022 — Company contributions to the SRP, (iv) $12,250 — 401(k) contributions made by us, (v) $21,888 — vehicle allowance, (vi) $5,100 — Company provided physical, and (vii) $10,000 PAC Company matching contributions;

•	Mr. Wood: (i) $9,800 — 401(k) match, (ii) $5,000 — PAC Company matching contributions, (iii) $55,079 — relocation, and (iv) $3,222 — relocation tax gross-up;

•	Mr. Kost: (i) $9,800 — 401(k) match, (ii) $10,000 — PAC Company matching contributions, (iii) $6,500 — Company provided physical, (iv) $242,150 — relocation, and (v) $61,430 — relocation tax gross-up;

•

Mr. McMillion: (i) $5,468 — life insurance premiums, (ii) $3,366 supplemental disability insurance premiums, (iii) $21,590 — Company contributions to the SRP, (iv) $12,250 — 401(k) contributions made by us, (v) $22,140 — vehicle allowance, (vi) $5,100 — Company provided physical and (vii) $10,000 — PAC Company matching contributions; and

•

Mr. Cavatoni: (i) $1,651 — life insurance premiums, (ii) $431 — supplemental disability insurance premiums, (iii) $16,710 — Company contributions to the SRP, (iv) $12,250 — 401(k) contributions made by us, and (v) $21,888 — vehicle allowance.

Grants of Plan-Based Awards in 2010

The following table sets forth each non-equity and equity incentive plan award made or approved by the Company in 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin S. Crutchfield	—	437,500	875,000	1,750,000	—	—	—	—	—
	1/7/2010	—	—	—	26,047	52,094	104,188	—	5,705,494
	1/7/2010	—	—	—	—	—	—	34,728	1,749,944

Frank J. Wood	—	150,000	300,000	600,000	—	—	—	—	—
	1/7/2010	—	—	—	5,953	11,906	23,812	—	1,303,978
	1/7/2010	—	—	—	—	—	—	7,938	399,996

Kurt D. Kost	—	254,250	508,500	1,017,000	—	—	—	—	—
	1/7/2010	—	—	—	11,773	23,546	47,092	—	2,578,826
	1/7/2010	—	—	—	—	—	—	15,696	790,921

Randy L. McMillion	—	144,375	288,750	577,500	—	—	—	—	—
	1/7/2010	—	—	—	5,730	11,460	22,920	—	1,255,134
	1/7/2010	—	—	—	—	—	—	7,638	384,879

Phillip J. Cavatoni	—	123,750	247,500	495,000	—	—	—	—	—
	1/7/2010	—	—	—	4,912	9,823	19,646	—	1,075,843
	1/7/2010	—	—	—	—	—	—	6,546	329,853

(1)	The amounts relate to bonuses to be paid in 2011, if earned in 2010, under the AIB. For information relating to the 2010 AIB awards, see “Executive Compensation — Compensation Discussion and Analysis” and, for the AIB pay-out amounts, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	This column shows the performance share unit awards granted in 2010 under the 2005 Long-Term Incentive Plan to Messrs. Crutchfield, McMillion and Cavatoni and under the 2004 Stock Incentive Plan to Messrs. Wood and Kost. The number of performance share units earned under the 2005 Long-Term Incentive Plan and the 2004 Stock Incentive Plan will be based upon a three-year performance cycle as more fully described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table.”

(3)	This column shows the number of shares of restricted stock units awarded in 2010 under the 2005 Long-Term Incentive Plan to Messrs. Crutchfield, McMillion and Cavatoni and under the 2004 Stock Incentive Plan to Messrs. Wood and Kost. A description of the restricted stock units is set forth in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

(4)	The grant date fair value calculations are computed in accordance with FASB ASC Topic 718 for the restricted stock units granted in January 2010 under the 2004 Stock Incentive Plan and the 2005 Long-Term Incentive Plan, and the performance share units granted in January 2010 under the 2004 Stock Incentive Plan and the 2005 Long-Term Incentive Plan (subject to the other terms and conditions of the awards) and disregarding any estimates of forfeitures. A discussion of the relevant assumptions made in the valuation of these awards is provided in the Form 10-K (Notes 2 and 16). The amounts relating to the performance share units in this table are based on the maximum number of performance share units, which may be earned under the awards.

Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.

Third Amended and Restated Employment Agreement with Kevin S. Crutchfield

Our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC, entered into a Third Amended and Restated Employment Agreement with Mr. Crutchfield (the “Crutchfield Employment Agreement”), to serve as our chief executive officer, and to be nominated for re-election to our board, which agreement became effective as of July 31, 2009. The term of the Crutchfield Employment Agreement ends on December 31, 2011, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Crutchfield or us in advance of the end of the initial term or any renewal term.

Pursuant to the Crutchfield Employment Agreement, Mr. Crutchfield is entitled to the following: (i) a minimum annual base salary of $875,000, (ii) an annual bonus with a threshold pay-out opportunity of 50% of his then current base salary, a target pay-out opportunity of 100% of his then current base salary, and a maximum bonus opportunity of 200% of his then current base salary, based upon achievement of certain performance and other goals, (iii) participation in our long-term incentive plans, including equity incentive plans (provided that, to the extent the compensation committee awards regular cycle annual grants of equity securities to senior officers who report to Mr. Crutchfield, he will receive an equity grant which will be targeted at 150% of the highest number of such security granted to any such officers), (iv) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (v) reimbursement of business expenses, and (vi) participation in our benefit plans on the same basis as other employees.

Mr. Crutchfield is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for “good reason” and termination without “employer cause.” These events and the related payouts to which Mr. Crutchfield may be entitled to are discussed under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

First Amended and Restated Employment Agreement with Kurt D. Kost

We entered into a First Amended and Restated Employment Agreement with Mr. Kost (the “Kost Employment Agreement”), to serve as our president, which agreement became effective as of July 31, 2009. The current term of the Kost Employment Agreement ends on December 31, 2011, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Kost or us in advance of the end of the initial term or any renewal term.

Pursuant to the Kost Employment Agreement, Mr. Kost is entitled to the following: (i) a minimum annual base salary of $565,000, (ii) an annual bonus with a threshold pay-out opportunity of 45% of his then current base salary, a target pay-out opportunity of 90% of his then current base salary, and a maximum bonus opportunity of 180% of his then current base salary, based upon achievement of certain performance and other goals, (iii) participation in our long-term incentive plans, including equity incentive plans, (iv) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (v) reimbursement of business expenses, and (vi) participation in our benefit plans on the same basis as other employees.

Mr. Kost is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for “good reason” and termination without “employer cause.” These events and the related payouts to which Mr. Kost may be entitled to are discussed under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus Plan.

For the 2010 plan year, the Company granted each of our named executive officers, as well as other executive officers and key employees, annual incentive awards under the AIB. Upon our achievement of certain pre-approved financial and individual performance goals, each of the participants will be eligible to receive a cash bonus based upon a percentage of their respective annual base salaries. Achievement of the goals is measured following the completion of the year and payment of any earned bonuses is made within the first quarter of the year following the measurement period. In order to be eligible to receive a cash bonus under the AIB, the participant must generally be employed through the end of the year. For additional information regarding the effect of employment termination or a change in control upon the awards, see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Stock Options, Performance Share Units, Restricted Stock and Restricted Stock Units.

The Company has maintained the 2004 Stock Incentive Plan and, in connection with the Merger, we assumed the 2005 Long-Term Incentive Plan and the 2004 Long-Term Incentive Plan, which were each previously administered by Legacy Alpha, as well as all of the awards previously issued by Legacy Alpha pursuant to these plans. The 2004 Stock Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights and other stock-based awards (including, but not limited to, awards of shares, rights to purchase shares, restricted share awards and stock unit awards). The 2005 Long-Term Incentive Plan and the 2004 Long-Term Incentive Plan each provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other types of awards deemed by the compensation committee to be consistent with the purposes of the plans.

At the 2010 annual meeting of stockholders, the Company’s stockholders approved the 2010 Long-Term Incentive Plan, which also provides for a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other types of awards deemed by the compensation committee to be consistent with the purposes of the plan. While awards granted under the 2004 Stock Incentive Plan, the 2005 Long-Term Incentive Plan and the

2004 Long-Term Incentive Plan continue to be subject to the terms and conditions of the applicable plan and any shares to be issued pursuant to such awards will be covered by the applicable plan, all awards granted after the 2010 annual meeting of stockholders have been and will continue to be granted under the 2010 Long-Term Incentive Plan. The Company will not make any new awards under the 2005 Long-Term Incentive Plan, the 2004 Long-Term Incentive Plan, or the 2004 Stock Incentive Plan.

Each of these plans provide that our compensation committee will determine, in its discretion, any awards and specify in each agreement evidencing an award the effect on the award, if any, of the termination of employment of the award recipient or of a change in control of Alpha. For more information regarding the effects of an employment termination or change in control on any of these awards, see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

2010 Equity Awards.

A mix of restricted stock units and performance share units were awarded to our NEOs in January 2010. These awards were made pursuant to restricted stock unit agreements and performance share unit agreements, as applicable. The restricted stock units vest over a three year period, with one third of the shares vesting on each of the first, second and third anniversaries of the applicable grant date. The performance share units will vest following a three year performance period that commenced on January 1, 2010, if the performance criteria underlying such awards have been satisfied. These awards are further described under “Executive Compensation — Compensation Discussion and Analysis.” Please also see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control” for a description of the circumstances under which these awards may accelerate and vest and/or be forfeited.

Equity Awards Made in Connection with the Merger.

In connection with the Merger, the Company granted equalizing restricted stock unit awards to certain executive officers of the Company who were former officers of Legacy Alpha, including Messrs. Crutchfield, McMillion and Cavatoni. These awards were issued under the Company’s 2005 Long-Term Incentive Plan and will vest in one-third installments on each anniversary date of the grant date over a three-year period.

The Company also granted retention restricted stock unit awards to officers and employees of the Company after the closing of the Merger, including Messrs. Crutchfield, Wood, Kost, McMillion and Cavatoni. The retention restricted stock unit awards granted to Messrs. Crutchfield, McMillion and Cavatoni will generally vest seventy-five percent (75%) on February 25, 2012 and twenty-five percent (25%) on August 3, 2012 if the grantee is employed with the Company on each such date. The retention restricted stock unit awards granted to Messrs. Wood and Kost will generally cliff vest on the third anniversary of the grant date if the grantee is employed with the Company on such date. These awards are further described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Legacy Foundation Equity Awards.

Stock Options

At the effective time of the Merger, each Legacy Foundation Stock Option outstanding immediately prior to the Merger, including those held by Mr. Wood, was converted into a fully vested option to purchase shares of Company common stock subject to terms and conditions set forth in a rollover nonqualified stock option agreement executed by the Company (the “Option Rollover Agreements”). The Option Rollover Agreements provide that if the grantee’s employment with the Company is terminated for any reason other than cause prior to the expiration date of the option, the option remains exercisable until the first to occur of the expiration date and the fourth anniversary of the date of the termination of employment. Aside from the accelerated vesting and post-termination exercise period, each new Company stock option continues to have the same terms and conditions as were applicable immediately before the Merger, except that each new Company stock option is exercisable for a number of whole shares of Company common stock equal to the product of the number of shares of Legacy Foundation common stock issuable upon exercise of the Legacy Foundation Stock Option immediately prior to the Merger multiplied by the Exchange Ratio and the per share exercise price of each new Company stock option is equal to the quotient determined by dividing the per share exercise price of the Legacy Foundation Stock Option by the Exchange Ratio. Pursuant to the foregoing, Mr. Wood’s two outstanding Legacy Foundation Stock Options were converted into a new Company stock option to purchase 161,120 shares of Company common stock for $7.87 per share and a new Company stock option to purchase 23,959 shares of Company common stock for $4.50 per share.

Performance Restricted Stock Units and Cash Units

In connection with the Merger, each Legacy Foundation Performance RSUs granted prior to the Merger that was held by a member of senior management and outstanding immediately prior to the Merger, including those held by Messrs. Wood and Kost, became fully vested and converted into a vested restricted stock unit of the Company to be settled in 2012. The number of shares of Company common stock subject to each such vested Legacy Foundation Performance RSU is equal to the product of the number of shares of common stock subject to the applicable Legacy Foundation Performance RSU immediately before the Merger multiplied by the Exchange Ratio. Pursuant to the foregoing, Messrs. Wood’s and Kost’s then outstanding Legacy Foundation Performance RSUs were converted into vested restricted stock units entitling them to 17,100 and 32,094 shares of Company common stock, respectively, in 2012. In addition, each cash unit outstanding prior to the Merger that was held by a member of senior management, including those held by Messrs. Wood and Kost, became fully vested and converted into 7,314, and 13,722 cash units of the Company, respectively, otherwise having the same terms and conditions as were applicable immediately before the effective time of the Merger. Each such vested cash unit of the Company represents the right of its holder to receive $14.02 in cash, which is equivalent to 100% of its original value, such amount to be payable in 2012, upon the same schedule applicable to the Legacy Foundation cash units.

Legacy Alpha Equity Awards.

Restricted Stock

From 2005 until the Merger, Legacy Alpha granted annual restricted stock awards under the 2005 Long-Term Incentive Plan to participants in the plan, including Messrs. Crutchfield, McMillion and Cavatoni. Each of these restricted stock awards was assumed by the Company in connection with the Merger. These awards were made pursuant to restricted stock agreements that provide for vesting over a three-year period. The agreements provide that all unvested shares are automatically forfeited on the date the executive ceases to be employed by us, except upon certain circumstances which are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Performance Share Units

From 2006 until the Merger, Legacy Alpha granted performance share unit awards under the 2005 Long-Term Incentive Plan to participants in the plan. Messrs. Crutchfield, McMillion and Cavatoni were granted performance share unit awards entitling them to receive shares of common stock following the end of a three-year performance period that commenced on January 1, 2008, with respect to the 2008 awards, in the case of Messrs. Crutchfield and McMillion, and January 1, 2009, with respect to the 2009 awards, in the case of all three executives, if earned. Each of these performance share unit awards was assumed by the Company in connection with the Merger. Payout of the 2008 and 2009 performance share unit awards, if earned, following the end of the performance period will be based on an amount equal to a percentage of the executive’s annual base salary multiplied by a percentage ranging from 0% to 150%, in the case of the 2008 awards, and 0% to 200%, in the case of the 2009 awards, determined by the extent to which we achieve related goals. Each of the performance share unit awards granted to these executives has been awarded pursuant to a performance share unit award agreement, which provides that the executive will not be entitled to receive any shares or other compensation with respect to the performance share unit awards if the executive ceases to be employed by us, except under certain circumstances which are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Perquisites and Other Benefits.

We offer certain limited perquisites and other benefits to our NEOs and certain other employees as described below:

Variable Group Life Insurance

We provide certain NEOs and other Alpha employees with an enhanced life insurance benefit in which their life insurance coverage is three times annual base salary up to a $2 million maximum.

Supplemental Disability Insurance (“SDIP”)

We also pay the premiums for income protection insurance coverage for certain NEOs and selected Legacy Alpha key employees, which complements our current optional group long-term disability coverage for them by providing additional protection against the financial impacts of a disability. Under our optional long-term disability program, we and the employee equally split the premium cost and, to receive the SDIP benefit, an eligible employee does not have to be enrolled in the optional group long-term disability coverage. The SDIP provides a monthly benefit in the event of a disability, which, in concert with the optional long-term disability program, enables these employees to protect up to 60% of their total income, including base salary and eligible bonus compensation.

Vehicle Allowance

Certain of our NEOs and other employees receive a vehicle allowance benefit.

PAC Matching Contributions

This program is described under “Corporate Governance and Related Matters — Additional Information Regarding Our Director Compensation Table” and has permitted our NEOs to make contributions to the Company’s PAC which provides up to a maximum 2:1 match for the maximum annual individual contribution amount ($5,000) allowed by the Federal Election Commission.

Relocation Program

This program is described under “Executive Compensation — Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth the outstanding equity awards of our NEOs at December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Kevin S. Crutchfield	40,740	19.00	2/13/2015
	—	—	—	234,674	14,087,480
	—	—	—			190,828	11,455,405

Frank J. Wood	110,079	7.87	8/10/2014
	—	—	—	37,450	2,248,124
	—	—	—			23,812	1,429,434

Kurt D. Kost	—	—	—	57,364	3,443,561
	—	—	—			47,092	2,826,933

Randy L. McMillion	—	—	—	73,764	4,428,053
	—	—	—			66,240	3,976,387

Philip J. Cavatoni	—	—	—	85,157	5,111,975
	—	—	—			56,190	3,373,086

(1)	The exercisable portion of Mr. Crutchfield’s stock option award vested, in equal annual installments, on each February 14th of 2006, 2007, 2008, 2009 and 2010. Mr. Wood’s stock option award fully vested at the time of the Merger.

(2)	This column includes the 2008 performance share units issued under the 2005 Long-Term Incentive Plan to Messrs. Crutchfield and McMillion, which had a performance period of January 1, 2008 through December 31, 2010. The performance conditions relating to the 2008 performance share units were satisfied on December 31, 2010, but the performance share units remained unvested until February 22, 2011. Such number of performance share units delivered in connection with the vesting are included in this column and set forth in “Executive Compensation — Compensation Discussion and Analysis.”

This column also includes unvested restricted stock awards and unvested restricted stock unit awards. Below is the vesting information for shares of restricted stock and restricted stock units that are outstanding as of December 31, 2010.

Restricted Stock Awards

Name	Vesting Date	Number of Shares	Awards
Kevin S. Crutchfield	1/7/2011	7,410	7,410
	1/7/2011	9,626
	1/7/2012	9,626	19,252
	2/25/2012	86,643	86,643

Randy L. McMillion	1/7/2011	3,670	3,670
	1/7/2011	4,813
	1/7/2012	4,813	9,626
	2/25/2012	45,127	45,127

Phillip J. Cavatoni	2/5/2011	20,727
	2/5/2012	20,726	41,453
	2/25/2012	30,944	30,944

Restricted Stock Units

Name	Vesting Date	Number of Shares	Awards
Kevin S. Crutchfield	8/3/2011	29,302
	8/3/2012	29,389	58,691
	2/25/2012	20,963
	8/3/2012	6,987	27,950
	1/7/11	11,576
	1/7/12	11,576
	1/7/13	11,576	34,728

Frank J. Wood	8/3/2012	29,577	29,577
	1/7/11	2,581
	1/7/12	2,646
	1/7/13	2,646	7,873

Kurt D. Kost	8/3/2012	41,778	41,778
	1/7/11	5,122
	1/7/12	5,232
	1/7/13	5,232	15,586

Randy L. McMillion	8/3/2011	2,586
	8/3/2012	2,593	5,179
	2/25/2012	1,941
	8/3/2012	647	2,588
	1/7/11	2,482
	1/7/12	2,546
	1/7/13	2,546	7,574

Phillip J. Cavatoni	8/3/2011	2,216
	8/3/2012	2,223	4,439
	2/25/2012	1,331
	8/3/2012	444	1,775
	1/7/11	2,182
	1/7/12	2,182
	1/7/13	2,182	6,546

(3)	These values were calculated based on a market price of $60.03 per share, the closing market price per share of Alpha’s common stock on December 31, 2010. In the case of the final column, the payout value reported is based on achieving performance goals at the maximum level for each of the 2009 and 2010 performance share unit awards.

(4)	This column shows the number of unvested performance share units (for which the performance conditions have not been satisfied) as of December 31, 2010. The scheduled vesting date for the 2009 performance share unit awards is in the first quarter of 2012 and, in the case of the 2010 performance share unit awards, in the first quarter of 2013, assuming, in both cases, the achievement of performance objectives. The performance share unit amounts presented for the 2009 and 2010 performance share unit awards are based on achieving performance goals at maximum levels (200%). The table below sets forth the number of performance share units granted in 2009 and 2010, respectively, at the levels described in the preceding sentences.

Name	2009	2010
Kevin S. Crutchfield	86,640	104,188
Frank J. Wood	—	23,812
Kurt D. Kost	—	47,092
Randy L. McMillion	43,320	22,920
Phillip J. Cavatoni	36,546	19,644

Option Exercises and Stock Vested in 2010

This table shows the value (before applicable state and federal income taxes) of our NEOs’ stock options which were exercised, or for stock awards that vested, during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin S. Crutchfield	27,165	1,018,750	142,681	6,182,762
Frank J. Wood	75,000	3,340,492	65	3,587
Kurt D. Kost	—	—	110	6,070
Randy L. McMillion	36,000	955,690	58,801	2,595,640
Philip J. Cavatoni	—	—	22,943	940,707

(1)	The value realized upon exercise of an option is based on the difference between the market price per share of the underlying stock at exercise and the exercise price per share of the options.

(2)	The value realized upon vesting of restricted stock, restricted stock unit, and 2007 performance share unit awards, with a performance period from January 1, 2007 through December 31, 2009 but vested and paid out on February 10, 2010, was determined by multiplying the number of shares of stock or units by the closing market price of our common stock on the vesting date.

Pension Benefits in 2010

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including the tax-qualified defined benefit plan and the SERP, but excluding defined contribution plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits*(2) ($)	Payments During Last Fiscal Year ($)
Kevin S. Crutchfield	Qualified	—	—	—
	SERP	—	—	—

Frank J. Wood	Qualified SERP(1)	31.583 1.417	1,004,162 355,665	— —

Kurt D. Kost	Qualified SERP(1)	30.500 1.417	886,155 642,783	— —

Randy L. McMillion	Qualified	—	—	—
	SERP	—	—	—

Philip J. Cavatoni	Qualified	—	—	—
	SERP	—	—	—

*	Estimates shown as of fiscal year-end (December 31, 2010).

(1)	SERP benefits accrued prior to July 30, 2004 and were cashed out prior to 2009 due to a previous change in control. SERP benefits accrued during the period from August 1, 2004 through July 31, 2009 were cashed out in 2009 due to the Merger. SERP service reflects the period after July 31, 2009.

(2)	The following assumptions and data were used in calculating the actuarial present value of accumulated benefits under the Qualified Salaried Plan and the SERP: (i) service and compensation through December 31, 2010; (ii) a discount rate of 4.74%; (iii) retirement at age 62; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of Code Section 417(e)(3) mortality with an interest rate equal to the discount rate and UP-84 Unisex mortality with 4.00% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

Additional Information Regarding Our Pension Benefits Table

Retirement Plan for Salaried Employees of Foundation Coal (the “Qualified Salaried Plan”).

The Qualified Salaried Plan was established by Legacy Foundation prior to the Merger to provide retirement benefits to eligible employees of the Company and certain subsidiaries and affiliates that elected to participate in the Qualified Salaried Plan. For purposes of this section, participating employers will be collectively referred to hereinafter as the “Company.” The Qualified Salaried Plan is a qualified defined benefit plan that provides for retirement benefits based on a participant’s years of service, compensation and social security benefits. Generally all salaried employees of the Company who are paid on the United States payroll and who were hired or transferred to an eligible status before January 1, 2009 are eligible to participate in the Qualified Salaried Plan. The Qualified Salaried Plan was frozen effective December 31, 2010 and no new or additional benefits will accrue for any participant after December 31, 2010 under any provision of the plan.

Normal Retirement Benefit.

A participant who retires on or after attaining age 65, or if later, the 5th anniversary of commencing participation in the Qualified Salaried Plan (“normal retirement age”), is eligible for a normal retirement benefit, which generally will commence on the first day of the following month. For employees retiring on or after January 1, 2009, the normal retirement benefit is a single life annuity payable monthly and is determined in accordance with the following formula: (i) 1.7% of the participant’s final average compensation (defined below) determined as of the December 31st prior to retirement (but no later than December 31, 2010), multiplied by the number of full and fractional years of benefit service determined as of the December 31st prior to retirement (but no later than December 31, 2010); plus (ii) 1.7% of the compensation paid for the plan year in which the participant retired (but determined no later than December 31, 2010); minus (iii) 1.1% of the participant’s social security offset (defined below) multiplied by the number of full and fractional years of benefit service determined as of the December 31st prior to retirement (but no later than December 31, 2010).

The term “final average compensation” means the average of compensation (defined below) over the five full consecutive calendar years during the last ten years of service (but determined no later than December 31, 2010) that yields the highest average.

The term “compensation” means the participant’s base salary, overtime, and certain bonuses paid during the year, up to the maximum annual compensation limit, which is established by the Internal Revenue Service ($245,000 for 2010, as adjusted periodically by the Internal Revenue Service to reflect cost-of-living increases).

A participant’s “social security offset” is determined by multiplying the participant’s highest average annual compensation for any consecutive 3-year period during the last ten years of employment (but determined no later than December 31, 2010) (up to a maximum of the covered compensation (defined below) amount) by 50% for participants born before 1938, 47% for participants born after 1937 and before 1955, and 44% for participants born after 1954.

The term “covered compensation” means an amount, which is annually adjusted (for periods prior to January 1, 2011), equal to the average of the annual maximum social security taxable wage bases for the 35-year period ending with the last day of the calendar year preceding the calendar year in which the participant attains (or will attain) his or her Social Security normal retirement age (i.e., age 65 if born before 1938, age 66 if born after 1937 but before 1955, age 67 if born after 1954). Covered compensation will not be adjusted to reflect any changes in the social security taxable wage bases that become effective after December 31, 2010.

Normal Retirement Benefit for Certain Former AMAX Inc. Employees.

The normal retirement benefit for a participant who was employed by AMAX Inc. on November 15, 1993, and became an employee of Cyprus Amax Minerals Company as a result of the merger of Cyprus Minerals Company and AMAX Inc. (“Former AMAX Employee”) is the greater of (1) the normal retirement benefit calculated under the terms of the Qualified Salaried Plan (as described above) taking into account all of the participant’s benefit service, including benefit service under the Retirement Plan for Salaried Employees of AMAX and its Subsidiaries (“AMAX Salaried Pension”), or (2) the normal retirement benefit under the AMAX Salaried Pension as of December 31, 1993; reduced by (a) the amount payable under the group annuity contract purchased in connection with the termination of the AMAX Retirement Plan for Salaried Employees in 1991 (“Terminated AMAX Plan Annuity”), and (b) the annual benefit which is the actuarial equivalent of the participant’s account balance under the AMAX Inc. Defined Contribution Pension Plan for Salaried Employees as of December 31, 1993.

The predecessor plan liability for the Former AMAX Employees’ accrued benefits under the AMAX Salaried Pension was transferred to an insurance carrier (Met Life) as of December 31, 1993. To the extent a participant’s accrued benefit is attributable to the normal retirement benefit under the AMAX Salaried Pension as of December 31, 1993, it remains subject to certain provisions of the AMAX Salaried Pension including, but not limited to, early retirement and optional forms of payment.

Messrs. Kost and Wood are Former AMAX Employees and their normal retirement benefit under the Qualified Salaried Plan is determined in accordance with the special provisions described above for Former AMAX Employees.

Late Retirement Benefit.

If a participant continues to work after attaining normal retirement age, the participant will be eligible for a late retirement benefit, which generally will commence on the first day of the month following actual retirement. The late retirement benefit is determined in the same manner as the normal retirement benefit, using all of the participant’s credited service and compensation earned as of the actual retirement date (but determined no later than December 31, 2010).

Early Retirement Benefit.

A participant who retires on or after attaining early retirement age, but before attaining normal retirement age, is entitled to an early retirement benefit. A participant attains early retirement age on the later of the date on which the participant attains age 55 or completes ten years of vesting service. A participant’s early retirement benefit is determined by first calculating his or her normal retirement benefit based on the participant’s compensation and years of benefit service earned through the date of actual retirement (but determined no later than December 31, 2010). This amount is then reduced to reflect the participant’s age when benefit payments begin. A participant may elect to have the early retirement benefit begin on the first day of the month after retirement or may elect to delay the start of the early retirement benefit until any later month, but no later than the participant’s normal retirement age. If a participant elects to have the early retirement benefits begin before normal retirement age, the participant’s benefit will be reduced by 5% for each full year (or 0.4167% per month) prior to age 62 that the benefit payments begin.

Mr. Wood was eligible for early retirement benefits under the Qualified Salaried Plan as of December 31, 2010.

Vested Deferred Retirement Benefit.

If a participant terminates employment after completing five years of vesting service, but before meeting the eligibility requirements for any other plan benefits (e.g., early or normal retirement), the participant is eligible for a vested deferred retirement benefit. The vested deferred retirement benefit is determined in the same manner as the normal retirement benefit, but is based on the participant’s compensation, benefit service and benefit formula in effect at the time of the participant’s termination of employment (but determined no later than December 31, 2010). The vested deferred retirement benefit generally is payable at the participant’s normal retirement age. However, if a participant has completed at least ten years of vesting service at the time of his or her termination of employment, the participant may elect to have the payment of the vested deferred retirement benefit commence at any time after the participant attains age 55. If a participant makes this election, the participant’s payments will be actuarially reduced to reflect the longer period of time over which they will be made.

Disability Retirement Benefit.

A participant who terminates employment on account of a total disability may be eligible to receive a disability retirement benefit from the plan. A disability retirement benefit is determined based on the participant’s compensation and social security offset which is in effect on the first day of the month coincident with or following the month in which Company-sponsored long-term disability benefits (“LTD”) commence (but determined no later than December 31, 2010). For this purpose, benefit service will include periods during which LTD is being paid for any such periods before January 1, 2011. A participant’s disability retirement benefits generally will commence when the participant attains normal retirement age. However, if the participant has completed at least ten years of vesting service, the participant may elect to have disability retirement benefits commence as early as age 55. If a participant elects to have disability retirement benefits commence before age 62, the participant’s benefits will be reduced by 5% for each year prior to age 62 that benefit payments commence.

The term “total disability” means any total and permanent disability for which a participant is eligible and receiving benefits under LTD. For this purpose, a total and permanent disability generally is defined as a physical or mental condition that renders a participant incapable of either continuing employment with the Company or engaging in any occupation or employment for remuneration and which is not the result of criminal activity.

Form of Benefit Payments.

Unless a participant elects an optional form of payment, a participant’s benefit under the Qualified Salaried Plan will be paid in the form of a single life annuity if the participant is not married when payments commence, or in the form of an actuarially equivalent 50% joint and survivor annuity (with the participant’s spouse as the joint annuitant) if the participant is married when payments commence. Alternatively, a participant (with spousal consent, if applicable) can elect to receive his or her benefit under one of the following actuarially equivalent optional forms or payment: (i) single life annuity, (ii) 75% joint and survivor annuity, (iii) 100% joint and survivor annuity, and (iv) single lump sum payment.

Supplemental Executive Retirement Plan (SERP).

The SERP is a nonqualified, unfunded deferred compensation plan established by Legacy Foundation prior to the Merger. It is maintained for the benefit of eligible employees under the Qualified Salaried Plan, whose compensation and benefits exceed the limits imposed by sections 401(a)(17) and/or 415 of the Code. The purpose of the SERP is to assist the Company in retaining and attracting key executives and select employees by providing retirement benefits that are not restricted by the artificial limits imposed by the Code. In connection with the freezing of the Qualified Salaried Plan, the SERP was also frozen effective December 31, 2010 and no new or additional benefits will accrue for any participant after December 31, 2010 under any provision of the SERP.

The supplemental benefit provided under the SERP is determined under the following formula: (i) the participant’s vested benefit that would have been payable under the Qualified Salaried Plan (a) had the limitations of Code sections 415 and 401(a)(17) not been applied, and (b) had any compensation, included in the year of deferral, which is deferred under any deferred compensation plan sponsored by the Company been included in the participant’s compensation for purposes of the Qualified Salaried Plan; minus (ii) the participant’s vested benefit payable under the Qualified Salaried Plan, minus (iii) the participant’s supplemental benefit under the RAG American Coal Supplemental Executive Retirement Plan, if any; and minus (iv) any supplemental benefit previously paid from the SERP.

A participant’s supplemental benefit under the SERP generally is paid in an actuarial equivalent (using the actuarial assumptions specified in the Qualified Salaried Plan) single lump sum payment on the later of: (1) the six month anniversary of the date following the participant’s separation from service with the Company, or (2) the date the participant is first eligible for either early retirement or normal retirement benefits under the Qualified Salaried Plan. In the event of a change in control (as specifically defined in the SERP), a participant may be entitled to a change in control supplemental benefit equal to the actuarial equivalent of the participant’s supplemental benefit amount, if any, determined as though the participant experienced a separation from service on the date the change in control is deemed to have occurred. Any change in control supplemental benefit would be paid in a single lump sum payment within 90 days after the date the change in control occurs.

Messrs. Wood and Kost currently participate in the SERP. Messrs. Wood and Kost received supplemental benefits under the SERP in connection with the Merger, which the committee administering the SERP determined constituted a change in control under the terms of the SERP.

Nonqualified Deferred Compensation in 2010

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)
Kevin S. Crutchfield	—	71,022	14,183	—	381,530
Frank J. Wood	—	—	—	—	655,664
Kurt D. Kost	28,793	—	3,035	3,543	1,290,116
Randy L. McMillion	—	21,590	5,016	—	124,335
Philip J. Cavatoni	—	16,710	65	—	17,977

(1)	The amount in this column reflects the amount contributed by Mr. Kost into his account under the Legacy Foundation Deferred Compensation Plan.

(2)	Our 2010 contributions to the SRP accounts of each of Messrs. Crutchfield, McMillion and Cavatoni under the Legacy Alpha Deferred Compensation Plan are also included in the “All Other Compensation” column of the Summary Compensation Table for each of them. The Company did not contribute to participant accounts under the Legacy Foundation Deferred Compensation Plan.

(3)	The 2010 earnings under the SRP accounts of the Legacy Alpha Deferred Compensation Plan are calculated using the Moody’s AAA corporate bond rate. This rate is applied to the amount currently in the SRP account for each individual officer. Under the Legacy Foundation Deferred Compensation Plan, earnings and losses (including interest, dividends, market appreciation or depreciation) are based on deemed investment options selected by the participant. Since these earnings under both plans are not “above market” or preferential, the earnings are not reported in the Summary Compensation Table.

(4)	The Merger was deemed a “change in control” under the Legacy Foundation Deferred Compensation Plan. In connection therewith, Mr. Kost accrued a right to a “change in control” in-service distribution as of the Merger and, beginning in January 2010, began receiving substantially equal annual distributions that will end in January 2014.

(5)	This column for Messrs. Crutchfield, McMillion and Cavatoni includes our SRP contributions to their respective accounts, which are also included in the 2010 row of the “All Other Compensation” column of the Summary Compensation Table for Messrs. Crutchfield, McMillion and Cavatoni and, in the case of Messrs. Crutchfield and McMillion, in the 2009 row of the “All Other Compensation” column of the Summary Compensation Table. This column for Messrs. Wood and Kost includes the value of their respective vested restricted stock units on the date of the Merger in the amounts of $569,588 and $1,069,060, respectively (which are also included in the 2009 rows of the “Stock Awards” column of the Summary Compensation Table), less applicable taxes withheld of $13,957 and $27,914, respectively. This column for Messrs. Wood and Kost also includes the value of their respective vested cash units on the date of the Merger in the amounts of $102,542 and $192,383, respectively (which are also included in their 2009 rows of the “All Other Compensation” column of the Summary Compensation Table), less applicable taxes withheld of $2,509 and $5,034, respectively.

Additional Information Regarding Our Nonqualified Deferred Compensation Plan Table

Legacy Foundation Deferred Compensation Plan.

Prior to the Merger, Legacy Foundation established the Legacy Foundation Deferred Compensation Plan which was merged into the Legacy Alpha Deferred Compensation Plan effective January 1, 2011. The Legacy Foundation Deferred Compensation Plan was a nonqualified, unfunded deferred compensation plan maintained by the Company for the purpose of providing retirement benefits to a select group of management and highly compensated employees of the Company and any participating affiliates through a combination of deemed employer and employee deferrals. Only those employees who are specifically designated by the compensation committee (or its designee) are eligible to participate.

Under the plan, an eligible participant could elect to defer from 1% to 35% of his or her eligible compensation, which includes both a participant’s base salary and annual bonus. For this purpose, the term “annual bonus” means the annual cash bonus a participant earns for a particular calendar year based on the participant’s and/or employer’s satisfaction of pre-approved, specified performance targets for such year, excluding any amounts earned under the 2004 Stock Incentive Plan (or any successor plan thereto).

An eligible participant who, on or after January 1, 2009, (i) is first hired or rehired by a participating employer, or (ii) transfers employment from a non-participating employer to a participating employer and is not eligible to participate in a qualified defined benefit pension plan maintained by the employer, is also eligible to receive a supplemental retirement contribution equal to 5% of the participant’s eligible compensation in excess of the limitation on compensation imposed by Code section 401(a)(17).

The benefit provided under the Legacy Foundation Deferred Compensation Plan equaled the deferrals and supplemental retirement contributions credited to the participant’s account under the plan, if any, as adjusted for deemed earnings and losses. The deemed earnings and losses equaled the earnings and losses (including, without limitation, interest, dividends, market appreciation or depreciation) that would have accrued if the participant’s account had been invested in the investment options designated by the participant from among the deemed investment options available under the plan.

The balance in a participant’s account becomes distributable upon the participant’s separation from service or, if earlier, a change in control. The participant’s account generally is distributed (or begins to be distributed) within 30 days following the first business day of the calendar year immediately following the calendar year in which the applicable distribution event occurs. At the time of the participant’s initial deferral election under the Legacy Foundation Deferred Compensation Plan, the participant can irrevocably elect to receive the distribution of his or her account in the form of either a single sum payment or approximately equal annual installments over a five-year period.

Messrs. Wood and Kost were eligible to participate and Mr. Kost had an account balance under the Legacy Foundation Deferred Compensation Plan. Mr. Kost began receiving a change in control distribution under the Legacy Foundation Deferred Compensation Plan on January 21, 2010 in connection with the Merger, which the committee administering the Legacy Foundation Deferred Compensation Plan determined constituted a “change in control” under the terms of the Legacy Foundation Deferred Compensation Plan. The change in control distribution is in the form of 5 substantially equal annual distributions in January of each applicable year.

Legacy Alpha Deferred Compensation Plan.

In connection with the Merger, the Company assumed the Legacy Alpha Deferred Compensation Plan, which plan was amended and restated effective January 1, 2011 as described under “Executive Compensation — Compensation Discussion and Analysis.” The purpose of this plan is to assist the Company in retaining and attracting key executives and select employees by providing them with an opportunity to defer all or a portion of their income.

Under the Legacy Alpha Deferred Compensation Plan (prior to its amendment and restatement effective January 1, 2011), an eligible employee could defer all or a portion of any bonus or incentive compensation he or she would have otherwise received during the year. This compensation was 100% vested upon deferral and could be held in either a retirement account or in-service account for payout at a later date. The plan also included a SRP account feature that provided benefits that would otherwise be denied participants by reason of certain limitations in the Code. Pursuant to this feature of the plan as it stood prior to January 1, 2011, the Company would make an annual contribution to the SRP accounts of participants that was equal to: (i) 3% of his or her total annual compensation for the prior year in excess of the compensation limits established by the Internal Revenue Service relating to tax-qualified pension or profit sharing plans, plus (ii) 50% of the bonus or incentive compensation the participant deferred in the prior year (not to exceed 2% of his or her annual compensation for the prior year in excess of the compensation limits for the year). SRP contributions made by the Company (and interest thereon) to a participant’s account under the plan only became a vested benefit of the participant after completion of five years of service with the Company.

Potential Payments Upon Termination or Change in Control

The following tables set forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2010 and a valuation of our common stock based on its closing market price on December 31, 2010 of $60.03 per share. The analysis below assumes that each executive will take all action necessary or appropriate for such executive to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth in “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including those set forth in the Pension Benefits Table and Nonqualified Deferred Compensation Table, and any stock options vested as of December 31, 2010 (which are shown in the Outstanding Equity Awards at Fiscal Year-End 2010 Table).

The definitions of terms used in the agreements, plans and arrangements described below are set forth in “Definitions” under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Kevin S. Crutchfield, Chief Executive Officer, and Kurt D. Kost, President

The Crutchfield Employment Agreement and Kost Employment Agreement (the “Employment Agreements”) provide that, in the event of a change in control, Messrs. Crutchfield and Kost will each receive a lump-sum cash payment equal to each of their pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year that such officer was employed by the Company prior to the change in control.

Under the Employment Agreements, if either Messrs. Crutchfield or Kost retires, elects not to renew the term of his respective agreement or voluntarily terminates (other than for good reason), or is terminated by the Company for employer cause, he will be entitled, subject to his execution of a release, to the following: (i) any accrued amounts owing to him; (ii) in the case of Mr. Crutchfield, vested amounts under the Legacy Alpha Deferred Compensation Plan; (iii) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan; and (iv) such other amounts as determined by the compensation committee or board. Additionally, if Mr. Crutchfield resigns and the Company elects to impose the non-competition and non-solicitation covenants of his agreement upon him, the Company must pay him two and one-half times his base salary and target bonus for that year.

If either Messrs. Crutchfield’s or Kost’s employment terminates due to permanent disability or death, he (or his estate) will be entitled to the following: (i) any accrued amounts owing to him; (ii) in the case of Mr. Crutchfield, vested amounts under the Legacy Alpha Deferred Compensation Plan; (iii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company, and (iv) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan.

If either Messrs. Crutchfield or Kost resigns for good reason or the Company terminates his employment without employer cause (including not renewing the term of his respective Employment Agreement), he will be entitled, subject to his execution of a release, to the following: (i) two times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation based on the portion of the year in which he was employed by the Company; provided, that such payment will continue to be subject to the attainment of performance goals as specified in the applicable plan; (iii) any accrued amounts owing to him and, in the case of Mr. Crutchfield, any vested amounts under the Legacy Alpha Deferred Compensation Plan; and (iv) certain medical, life and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months).

If either Messrs. Crutchfield’s or Kost’s employment is terminated during the 90 days prior to, or on or within one year after, a change in control by him for good reason or by the Company other than for (x) employer cause, (y) death or (z) permanent disability, he will be entitled, subject to his execution of a release, to the following: (i) a lump sum payment equal to a multiple of his base salary and target bonus (three times, in the case of Mr. Crutchfield, and two and one-half times, in the case of Mr. Kost); (ii) a lump sum payment of his pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company; (iii) any accrued amounts owing to him and, in the case of Mr. Crutchfield, any vested amounts under the Company’s Deferred Compensation Plan; (iv) certain medical, life and other welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months); (v) if applicable, a cash payment equal to the difference between the present value of any accrued pension benefits under the Company’s pension plans and the present value of the accrued pension benefits to which he would have been entitled to under the pension plans if he had continued participation in those plans for the 24-month period after the effective date of his termination; and (vi) a cash payment of fifteen thousand dollars to cover outplacement assistance services.

In addition, in the event either Messrs. Crutchfield’s or Kost’s employment is terminated by the Company without cause, due to death or permanent disability, by him for good reason, or involuntarily in connection with a change in control, any unvested portion of equity awards granted to him by the Company will vest in full (with certain exceptions) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the two-year anniversary of his employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

In the event that any payments or distributions to Messrs. Crutchfield or Kost would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the agreements obligate the Company (subject to certain exceptions) to pay each of them an additional tax gross-up payment such that the net amount retained by him, after deduction of any excise tax imposed under Section 4999 of the Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to him if such payments or distributions did not constitute excess parachute payments.

Under the terms of the Employment Agreements, Messrs. Crutchfield and Kost have also agreed to certain confidentiality, non-competition and non-solicitation obligations. These provisions essentially provide that (i) during the term of their respective employment and thereafter, each of Messrs. Crutchfield and Kost must keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, and our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, neither Messrs. Crutchfield nor Kost will (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engage in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, stockholder, employee or consultant, or otherwise, within the territory designated in the agreement, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the designated territory to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, has made an acquisition proposal relating to the possible acquisition of such business, or has planned, discussed or contemplated making such an acquisition proposal.

Kevin S. Crutchfield

	Early Retirement ($)		Normal Retirement ($)		Voluntary Termination(1) and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(2) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—		—		—	3,500,000		5,250,000		—		—
Pro-Rata Bonus	—		—		—	1,522,500		875,000		875,000		875,000
CIC Bonus Payment	—		—		—	—		875,000		—		—
Long Term Incentives
Stock Options — Unvested & Accelerated	—		—		—	—		—		—		—
Restricted Stock — Unvested & Accelerated	—	(3)	—	(3)	—	4,779,018	(4)	6,801,699	(4)	4,779,018		4,779,018
Restricted Stock Units — Unvested & Accelerated	—		—		—	6,449,493	(5)	7,285,781	(5)	6,449,493		6,449,493
Performance Share Units — Unvested & Accelerated	—	(6)	—	(6)	—	7,062,169	(7)	7,062,169	(7)	7,062,169	(7)	7,062,169	(7)
Benefits and Perquisites
Health & Dental Insurance(8)	—		—		—	34,288		34,288		—		—
Supplemental Disability	—		—		—	—		—		—		1,356,000	(9)
Life Insurance	—		—		—	2,295	(10)	2,295	(10)	1,680,000	(11)	—
Outplacement	—		—		—	—		15,000		—		—
280G Tax Gross Up(12)	—		—		—	—		6,768,956		—		—
Total	—		—		—	23,349,763		34,970,188		20,845,680		20,521,680

(1)	If Mr. Crutchfield had voluntarily resigned on December 31, 2010, we would have had the option, in the Company’s discretion, to exercise our rights under his Employment Agreement to subject him to the non-solicitation and non-competition provisions set forth therein. This table assumes that the Company would not exercise that option. If, however, we had determined to do so on December 31, 2010, we would have been required to pay Mr. Crutchfield $4,375,000 in accordance with the terms of his agreement.

(2)	Additionally, upon a change in control, Mr. Crutchfield would receive certain payments regardless of employment termination, which payments consist of (i) vesting of restricted stock (excluding retention restricted stock), vesting of restricted stock units (excluding retention restricted stock units) granted prior to January 1, 2010 and vesting of performance share unit awards granted prior to January 1, 2010 (at a target performance level) and (ii) a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. The amounts are reflected in this column.

(3)	The restricted stock award agreements provide that the compensation committee shall determine, in its discretion, that an employee’s termination of employment is a retirement, such that the unvested portion of restricted stock awards held by such person will accelerate and vest. We believe it is unlikely that the Company would have determined that Mr. Crutchfield, who is under the age of 55, would be deemed retired if he terminated employment with Alpha on December 31, 2010.

(4)	If Mr. Crutchfield’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock would be forfeited and he would not be entitled to such amount under these scenarios.

(5)	If Mr. Crutchfield’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock units would be forfeited and he would not be entitled to such amount under these scenarios.

(6)	The performance share unit agreements applicable to awards granted prior to January 1, 2010 provide that an employee’s termination of employment will be deemed a retirement based upon the employment or retirement policies then in effect or under circumstances approved by the compensation committee. We believe it is unlikely that the Company would have determined that Mr. Crutchfield, who is under the age of 55, would be deemed retired if he terminated employment with Alpha on December 31, 2010.

(7)	The amounts reflect an assumption that performance was achieved at the target award level.

(8)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2011 COBRA rates which are adjusted for expected increases in 2012. For 2012, the adjustment for the expected increase is 9% for medical/vision and 5% for dental.

(9)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Crutchfield would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(10)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

(11)	In the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy.

(12)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. Assumptions used in the proxy statement include: (i) highest marginal federal, Virginia state and FICA tax rates of 35%, 5.75% and 1.45%, respectively; (ii) restricted stock and restricted stock units are assumed to be fully vested and are valued at the stock price on the date of termination, the parachute portion is determined in accordance with Rev. Proc. 98-34 and Treasury Regulation Section 1.280G -1,Q/A-24(c); (iii) performance share units for the 2008-2010 performance cycle are assumed to be fully vested at target levels and are valued at the stock price on the date of termination, the parachute portion is determined in accordance with Treasury Regulation Section 1.280G -1,Q/A-24(c), performance share units for the 2009-2011 and 2010-2012 performance cycles are assumed to be fully vested at target levels, are valued at the stock price on the date of termination and are considered 100% parachute (we did not take the position that any part of performance-based equity was reasonable compensation for services prior to the change in control); (iv) present values were determined using 120% of the following December semi-annual applicable federal rates — (a) short — 0.38% for payments made less than three years from the date of termination; (b) medium — 1.82% for payments made between three years and nine years from the date of termination; and/or (c) long — 4.20% for payments made after nine years from the date of termination; and (v) no value was attributed to the non-competition covenant.

Kurt D. Kost

	Early Retirement ($)		Normal Retirement ($)	Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—		—	—	2,147,000		2,683,750		—		—
Pro-Rata Bonus	884,790		—	—	884,790		508,500		508,500		508,500
CIC Bonus Payment	—		—	—	—		508,500		—		—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	287,904		—	—	2,056,868	(2)	3,450,164	(2)	2,056,868		2,056,868
Performance Share Units —Unvested & Accelerated	471,155	(3)	—	—	1,413,466	(3)	1,413,466	(3)	1,413,466	(3)	1,413,466	(3)
Benefits and Perquisites
Health & Dental Insurance(4)	—		—	—	34,288		34,288		—		—
Supplemental Disability	—		—	—	—		—		—		937,000	(5)
Life Insurance	—		—	—	2,295	(6)	2,295	(6)	590,000	(7)	—
Outplacement	—		—	—	—		15,000		—		—
280G Tax Gross Up(8)	—		—	—	—		1,831,713		—		—
Total	1,643,849		—	—	6,538,707		10,447,676		4,568,834		4,915,834

(1)	Additionally, upon a change in control, Mr. Kost would receive a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by us prior to the change in control. The amount is reflected in this column.

(2)	If Mr. Kost’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock units would be forfeited and he would not be entitled to such amount under these scenarios.

(3)	The amounts reflect an assumption that performance was achieved at the target award level.

(4)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2011 COBRA rates which are adjusted for expected increases in 2012. For 2012, the adjustment for the expected increase is 9% for medical/vision and 5% for dental.

(5)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Kost would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(6)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

(7)	In the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy.

(8)

This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. Assumptions used in the proxy statement include: (i) highest marginal federal, Tennessee state and FICA tax rates of 35%, 6.25% and 1.45%, respectively; (ii) restricted stock units are assumed to be fully vested and are valued at the stock price on the date of termination, the parachute portion is determined in accordance with Treasury Regulation Section 1.280G-1,Q/A-24(c); (iii) performance share units for the 2010-2012 performance cycle are assumed to be fully vested at target levels, are valued at the stock price on the date of termination and are considered 100% parachute (we did not take the position that any part of performance based equity was reasonable compensation for services prior to the change in control); (iv) present values were determined using 120% of the following December semi-annual applicable federal rates — (a) short — 0.38% for payments made less than three years from the date of termination; (b) medium — 1.82% for payments made between three years and nine years from the date of termination; and/or (c) long — 4.20% for payments made after nine years from the date of termination; and (v) no value was attributed to the non-competition covenant.

Messrs. Wood, McMillion, and Cavatoni

Messrs. Wood, McMillion, and Cavatoni are each participants in the Separation Plan.

The Separation Plan provides that in the event of a “change in control,” participants will be entitled to receive a lump-sum cash payment equal to such participant’s pro-rata target annual bonus for the year in which the change in control occurs. Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event a participant’s employment is terminated by us without cause or by a participant for good reason prior to the 90 days preceding a change in control, the participant will be entitled to receive the following: (i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. Wood, McMillion and Cavatoni, such factor is one and one-half); (ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on the portion of the year in which such participant was employed by us; provided, however, that the payments will continue to be subject to the attainment of the applicable performance goals, (iii) any accrued base salary and other amounts accrued and/or owing to such participant; (iv) certain health and life benefits until the earlier to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period; (v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled to under the pension plans if he had continued participation in those plans for the applicable service period (in the case of each of Messrs. Wood, McMillion and Cavatoni, such period is 18 months) after the employment termination date; and (vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event the participant’s employment is terminated by us without cause or by the participant for good reason during the 90 days prior to, or on or within one year after a change in control, the participant will be entitled to receive the following: (i) his base salary and target bonus multiplied by the applicable benefit factor (in the case of Messrs. Wood, McMillion and Cavatoni, such factor is two); (ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which such participant was employed by us; (iii) any accrued base salary and other amounts accrued and/or owing to such participant; (iv) certain health and life benefits until the earliest to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period; (v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he had continued participation in those plans for the applicable service period (in the case of each of Messrs. Wood, McMillion and Cavatoni, such period is 24 months) after the employment termination date; and (vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

The Separation Plan also provides that in the event of a termination of a participant’s employment with us under the circumstances described above, any unvested portion of equity awards granted to any participant by us, after the effective date of the plan, will vest in full (with certain exceptions) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the one year anniversary of the employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

Under the terms of the Separation Plan, Messrs. Wood, McMillion, and Cavatoni and other participants must agree, prior to their receipt of any payments or benefits thereunder, to execute a general release, non-disparagement and non-competition agreement. These provisions essentially provide that: (i) each of Messrs. Wood, McMillion and Cavatoni will keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, Messrs. Wood, McMillion, and Cavatoni will not (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engage in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant, or otherwise, within the contiguous United States, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the contiguous United States to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, have made an acquisition proposal relating to the possible acquisition of such business, or have planned, discussed or contemplated making such an acquisition proposal.

Frank J. Wood

	Early Retirement ($)	Normal Retirement ($)	Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change on Control(1) ($)	Death ($)	Disability ($)
Compensation
Cash Severance	—	—	—	1,050,000	1,400,000	—	—
Pro-Rata Bonus	522,000	—	—	522,000	300,000	522,000	522,000
CIC Bonus Payment	—	—	—	—	300,000	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	145,603	—	—	1,265,633(2)	2,252,025(2)	934,717	934,717
Performance Share Units — Unvested & Accelerated	238,239(3)	—	—	714,717(3)	714,717(3)	238,239(3)	238,239(3)
Benefits and Perquisites
Health & Dental Insurance(4)	—	—	—	11,824	11,824	—	—
Supplemental Disability	—	—	—	—	—	—	620,000(5)
Life Insurance	—	—	—	2,295(6)	2,295(6)	414,400(7)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G-Related Scale-Back	—	—	—	—	—	—	—
Total	905,842	—	—	3,581,469	4,995,861	2,109,356	2,314,956

(1)	Additionally, upon a change in control, Mr. Wood would receive a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by us prior to the change in control. The amount is reflected in this column.

(2)	If Mr. Wood’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock units would be forfeited and he would not be entitled to such amount under these scenarios.

(3)	The amounts reflect an assumption that performance was achieved at the target award level.

(4)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2011 COBRA rates which are adjusted for expected increases in 2012. For 2012, the adjustment for the expected increase is 9% for medical/vision and 5% for dental.

(5)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Wood would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(6)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

(7)	In the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy.

Randy L. McMillion

	Early Retirement ($)		Normal Retirement ($)		Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—		—		—	1,010,625		1,347,500		—		—
Pro-Rata Bonus	—		—		—	502,425		288,750		502,425		502,425
CIC Bonus Payment	—		—		—	—		288,750		—		—
Long Term Incentives
Restricted Stock — Unvested & Accelerated	—	(2)	—	(2)	—	2,453,643	(3)	3,507,133	(3)	2,453,643		2,453,643
Restricted Stock Units —Unvested & Accelerated	—		—		—	847,327	(4)	924,762	(4)	528,918		528,918
Performance Share Units — Unvested & Accelerated	—	(5)	—	(5)	—	2,649,124	(6)	2,649,124	(6)	1,757,078	(6)	1,757,078	(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—		—		—	31,465		31,465		—		—
Supplemental Disability	—		—		—	—		—		—		989,000	(8)
Life Insurance	—		—		—	2,295	(9)	2,295	(9)	1,925,000	(10)	—
Outplacement	—		—		—	15,000		15,000		—		—
280G-Related Scale-Back	—		—		—	—		—		—		—
Total	—		—		—	7,511,904		9,054,779		7,167,064		6,231,064

(1)	Additionally, upon a change in control, Mr. McMillion would receive certain payments regardless of employment termination, which payments consist of (i) vesting of restricted stock (excluding retention restricted stock), vesting of restricted stock units (excluding retention restricted stock units) granted prior to January 1, 2010 and vesting of performance share unit awards granted prior to January 1, 2010 (at a target performance level) and (ii) a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. The amounts are reflected in this column.

(2)	The restricted stock award agreements provide that the compensation committee shall determine, in its discretion, that an employee’s termination of employment is a retirement, such that the unvested portion of restricted stock awards held by such person will accelerate and vest. We believe it is unlikely that the Company would determine that Mr. McMillion, who is under the age of 55, would be deemed retired if he terminated employment with Alpha on December 31, 2010.

(3)	If Mr. McMillion’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock would be forfeited and he would not be entitled to such amount under these scenarios.

(4)	If Mr. McMillion’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock units would be forfeited and he would not be entitled to such amount under these scenarios.

(5)	The performance share unit agreements applicable to awards granted prior to January 1, 2010 provide that an employee’s termination of employment will be deemed a retirement based upon the employment or retirement policies then in effect or under circumstances approved by the compensation committee. We believe it is unlikely that the Company would determine that Mr. McMillion, who is under the age of 55, would be deemed retired if he terminated employment with Alpha on December 31, 2010.

(6)	The amounts reflect an assumption that performance was achieved at the target award level.

(7)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2011 COBRA rates which are adjusted for expected increases in 2012. For 2012, the adjustment for the expected increase is 9.0% for medical/vision and 5% for dental.

(8)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. McMillion would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(9)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

(10)	In the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy.

Philip J. Cavatoni

	Early Retirement ($)		Normal Retirement ($)		Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—		—		—	866,250		1,155,000		—		—
Pro-Rata Bonus	—		—		—	430,650		247,500		430,650		430,650
CIC Bonus Payment	—		—		—	—		247,500		—		—
Long Term Incentives
Restricted Stock — Unvested & Accelerated	—	(2)	—	(2)	—	3,645,083	(3)	4,346,052	(3)	3,645,083		3,645,083
Restricted Stock Units — Unvested & Accelerated	—		—		—	712,872	(4)	765,983	(4)	439,986		439,986
Performance Share Units — Unvested & Accelerated	—	(5)	—	(5)	—	1,686,543	(6)	1,686,543	(6)	927,824	(6)	927,824	(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—		—		—	31,465		31,465		—		—
Supplemental Disability	—		—		—	—		—		—		1,605,000	(8)
Life Insurance	—		—		—	2,090	(9)	2,090	(9)	990,000	(10)	—
Outplacement	—		—		—	15,000		15,000		—		—
280G-Related Scale-Back	—		—		—	—		—		—		—
Total	—		—		—	7,389,953		8,497,133		6,433,543		7,048,543

(1)	Additionally, upon a change in control, Mr. Cavatoni would receive certain payments regardless of employment termination, which payments consist of (i) vesting of restricted stock (excluding retention restricted stock), vesting of restricted stock units (excluding retention restricted stock units) granted prior to January 1, 2010 and vesting of performance share unit awards granted prior to January 1, 2010 (at a target performance level) and (ii) a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. The amounts are reflected in this column.

(2)	The restricted stock award agreements provide that the compensation committee shall determine, in its discretion, that an employee’s termination of employment is a retirement, such that the unvested portion of restricted stock awards held by such person will accelerate and vest. We believe it is unlikely that the Company would determine that Mr. Cavatoni, who is under the age of 55, would be deemed retired if he terminated employment with Alpha on December 31, 2010.

(3)	If Mr. Cavatoni’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock would be forfeited and he would not be entitled to such amount under these scenarios.

(4)	If Mr. Cavatoni’s employment is terminated for good reason (whether or not such termination occurred in connection with a change in control), his retention restricted stock units would be forfeited and he would not be entitled to such amount under these scenarios.

(5)	The performance share unit agreements applicable to awards granted prior to January 1, 2010 provide that an employee’s termination of employment will be deemed a retirement based upon the employment or retirement policies then in effect or under circumstances approved by the compensation committee. We believe it is unlikely that the Company would determine that Mr. Cavatoni, who is under the age of 55, would be deemed retired if he terminated employment with Alpha on December 31, 2010.

(6)	The amounts reflect an assumption that performance was achieved at the target award level.

(7)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2011 COBRA rates which are adjusted for expected increases in 2012. For 2012, the adjustment for the expected increase is 9.0% for medical/vision, and 5% for dental.

(8)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Cavatoni would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(9)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

(10)	In the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy.

Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control

The following narrative provides additional information of the plans, arrangements, and agreements that relate to the potential payments set forth in the tables above. The definitions of terms used in such plans, arrangements and agreements are set forth below under “ — Definitions.”

AIB Termination Provisions.

Unless otherwise determined by the compensation committee or as otherwise provided in a Company plan applicable to a participant or any agreement between the participant and the Company, participants who terminate employment prior to the end of the performance period of any award for any reason other than as described below, will forfeit their respective rights to payment for such award. The AIB provides that if a participant’s employment is terminated prior to the end of the performance period by reason of death, retirement or total and permanent disability, the participant’s AIB award will be prorated to reflect the period of service during the one-year performance period of the award prior to the termination. If the participant’s employment is involuntarily terminated by Alpha other than for cause during the 90 days prior to, or on or within one year after a change of control, the award will be deemed earned at a target level. If the participant’s employment is involuntarily terminated by Alpha other than for cause (and not in conjunction with a change of control as described in the preceding sentence), the participant’s AIB award will be prorated to reflect the period of service during the performance period of the award prior to such participant’s employment termination.

Vesting Provisions Regarding Performance Share Units, Restricted Stock and Restricted Stock Unit Awards.

As discussed more fully under “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table,” the 2004 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan, 2004 Stock Incentive Plan and 2010 Long-Term Incentive Plan provide for the granting of a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards (including retention restricted stock awards), restricted stock unit awards (including retention restricted stock unit awards), dividend equivalents, performance-based awards and other stock-based awards.

With respect to performance share unit awards, in the event of a participant’s employment termination, other than as set forth below, or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any performance share units, whether earned or unearned, will automatically be cancelled and forfeited in their entirety. If, during the performance period, the participant ceases to be employed by us as a result of the participant’s permanent disability or death, by reason of retirement, or the participant’s employment is terminated by us other than for cause, the participant will be entitled to receive a prorated portion of the shares earned pursuant to the performance share unit award, determined at the end of the performance period based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period. With respect to performance share units awards issued prior to January 1, 2010, in the event of a change of control, the performance share units will vest and be paid out at the target award level contemporaneous with the consummation of the change of control. With respect to performance share units awards issued after January 1, 2010, performance share units will not automatically vest in the event of a change of control but must instead be coupled with the participant’s involuntary termination of employment other than for cause (i) within the 90-day period immediately preceding the change of control, or (ii) prior to the end of the performance period and on or within the one year period following such change of control, in which case the performance share units underlying such award will vest and be paid out at a target award level.

With respect to restricted stock awards, in the event of a participant’s employment termination, other than as set forth below, or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any unvested restricted shares will be automatically forfeited. In the event of a participant’s death, permanent disability, retirement, or immediately prior to the occurrence of a change of control, all unvested shares of restricted stock will automatically vest, and in the event of a participant’s termination by us without cause, the employee will be treated as if he or she was employed with the Company for an additional three months.

With respect to retention restricted stock awards, in the event of a participant’s employment termination (including for cause, due to retirement or resignation), other than as set forth below, or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any unvested retention restricted shares will be automatically forfeited. In the event a participant’s employment is terminated due to death, permanent disability or termination by us without cause, all unvested shares of retention restricted stock will vest based on the ratio of the number of complete months the participant is employed or serves with Alpha during the vesting period to the total number of complete months in the vesting period. If a participant’s employment is involuntarily terminated without cause during the 90-day period immediately prior to the occurrence of a change of control or on or within the one-year period immediately following a change of control, all unvested shares of retention restricted stock will automatically vest. The terms of the retention restricted stock agreement are not superseded by any other plan, agreement or program applicable to an employee.

With respect to restricted stock unit awards, in the event a participant’s employment is terminated, other than as set forth below, or the participant breaches certain confidentiality covenants set forth in the award agreement, any unvested restricted stock units will be automatically forfeited. In the event a participant’s employment is terminated due to death, permanent disability or normal retirement, or immediately prior to the occurrence of a change of control (with respect to restricted stock unit awards issued prior to January 1, 2010) or dissolution or liquidation of Alpha or the participant’s employer, all unvested restricted stock units will automatically vest. In the event of a participant’s early retirement, any unvested restricted stock units will vest based on the ratio of the number of complete months the participant is employed or serves with Alpha during the vesting period to the total number of months in the vesting period. If a participant’s employment is involuntarily terminated by us other than for cause, then the employee will be treated as if he or she was employed with the Company for an additional three months. With respect to restricted stock unit awards issued after January 1, 2010, restricted stock units will not automatically vest in the event of a change of control but must instead be coupled with the participant’s involuntary employment termination other than for cause (i) within the 90-day period immediately preceding the change of control, or (ii) on or within the one year period following such change of control, in which case the restricted stock units underlying such award will automatically vest. Additionally for restricted stock unit awards issued after January 1, 2010, restricted stock units will not automatically vest in the event of disability, death or early retirement but rather based on the ratio of the number of complete months the participant is employed or serves with Alpha during the vesting period to the total number of months in the vesting period.

With respect to retention restricted stock unit awards, in the event of a participant’s employment termination (including for cause, due to retirement or resignation), other than as set forth below, or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any unvested retention restricted stock units will be automatically forfeited. In the event of a participant’s death, permanent disability or employment termination by us without cause, all unvested retention restricted stock units will vest based on the ratio of the number of complete months the participant is employed or serves with Alpha during the vesting period to the total number of complete months in the vesting period. If a participant’s employment is involuntarily terminated without cause during the 90-day period immediately prior to the occurrence of a change of control or on or within the one-year period immediately following a change of control, all unvested retention restricted stock units will automatically vest. The terms of the retention restricted stock unit agreement are not superseded by any other plan, agreement or program applicable to an employee.

Definitions.

For purposes of the above-described agreements, plans and arrangements, the following definitions apply:

1. “Cause”

“Cause” is defined in the restricted stock award agreements (including the retention restricted stock award agreements), the restricted stock unit agreements (including those issued before and after January 1, 2010 as well as the retention restricted stock unit agreements), the performance share unit award agreements (including those issued before and after January 1, 2010) and the AIB to mean “Employer Cause” as set forth in any employment agreement between the participant and Alpha or, in the absence of such an agreement, (i) “Cause” as defined by Alpha’s plans applicable to the participant or employment policies in effect at the time of the participant’s termination of employment and/or (ii) violation of Alpha’s Code of Ethics, in the case of the restricted stock unit award agreements.

Under the terms of the Employment Agreements and the Separation Plan, “Employer Cause” means termination of employment by Alpha for any of the following reasons: (i) employee’s gross negligence or willful misconduct in the performance of the duties and services required of him, (ii) employee’s final conviction of, or plea of guilty or nolo contendere to, a felony or his engaging in fraudulent or criminal activity relating to the scope of his employment (whether or not prosecuted), (iii) a material violation of our Code of Ethics, (iv) any continuing or repeated failure to perform the duties as requested in writing by the employee’s supervisor(s) or the board after employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (v) the conviction (or commission in the case of the Separation Plan) of a felony or crime involving moral turpitude, (vi) conduct which brings Alpha and/or any of its affiliates or subsidiaries into public disgrace or disrepute in any material respect and (vii) with respect to Messrs. Crutchfield and Kost, his material breach of any material provision of his respective Employment Agreement, provided that he has received written notice from Alpha and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. In all other cases, “cause” shall be as defined by our employment policies in effect at the time of termination.

2. “Change of Control” and “Change in Control”

“Change in Control” is defined in the Employment Agreements and the Separation Plan to mean the occurrence of any of the following: (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of our assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of our outstanding common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (v) a contested election of directors, as a result of which or in connection with which the persons who were our directors before such election or their nominees cease to constitute a majority of our board.

“Change of Control” is defined in the stock option agreements, restricted stock award agreements (including the retention restricted stock award agreements), restricted stock unit award agreements, performance share unit award agreements and AIB to mean (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of Alpha’s assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), or (iv) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the board, and, with respect to the stock option agreements, performance share unit awards (including those issued before and after January 1, 2010), restricted stock awards (including the retention restricted stock awards), retention restricted stock unit awards and AIB, upon the Alpha stockholders’ approval of any plan for the dissolution or liquidation of Alpha, and solely with respect to the stock option agreements, any other event specified by our board or a committee designated by the board.

3. “Disability,” “Permanent Disability” and “Total and Permanent Disability”

“Disability” is defined in the Separation Plan, and “Permanent Disability” is defined in the Employment Agreements, the restricted stock award agreements (including the retention restricted stock award agreements), the retention restricted stock unit award agreements and the performance share unit award agreements, to mean the employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by Alpha.

“Permanent Disability” is defined in the restricted stock unit award agreements to mean the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer.

“Total and Permanent Disability” is defined in the AIB to mean: (i) if the participant is insured under a long-term disability insurance policy or plan which is paid for by Alpha, the participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the participant shall be considered to be totally disabled as determined by the compensation committee.

4. “Good Reason”

“Good Reason” is defined in the Employment Agreements to mean a termination of employment by him as a result of the occurrence, without his written consent, of one of the following events: (i) a material reduction in his (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting him and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide him with the opportunity to materially participate in any material equity-based plans on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in his position, authority, duties or responsibilities, caused by Alpha, which results in a significant diminution in his position, authority, duties or responsibilities, including without limitation, him being required to report to any person other than the board of directors, in the case of Mr. Crutchfield, and the chief executive officer, in the case of Mr. Kost, except in connection with a termination of his employment with Alpha for permanent disability, employer cause, death or temporarily as a result of his incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of his office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services.

“Good Reason” is defined in our Separation Plan to mean a termination of employment by an employee because of: (i) a material reduction in employee’s (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting the employee and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide employee with the opportunity to materially participate in any material equity-based plans of the Company and its affiliates on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in an employee’s scope of duties or responsibilities, caused by Alpha, which results in a significant diminution in employee’s scope of duties or responsibilities, except in connection with (A) a reassignment to a new job position, or (B) a termination of the employee’s employment with the Company for disability, cause, death, or temporarily as a result of employee’s incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of our executive’s office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services).

5. “Retirement,” “Early Retirement” and “Normal Retirement”

Under the terms of the Employment Agreements, “Retirement” means the employee’s retirement at or after normal retirement age (either voluntarily or pursuant to Alpha’s retirement policy).

Under the terms of the AIB, “Retirement” means (i) the date a participant reaches the age of 62 with ten years of service, (2) the date the participant reaches the age of 65 or (3) a combination of age and years of service which equals 80 (for example, a participant who reaches the age of 50 with 30 years of service.

Under the terms of the performance share unit award agreements issued before January 1, 2010, “Retirement” means retirement at Alpha’s normal retirement age, as prescribed from time to time by Alpha’s employment or retirement policies then in effect, or retirement under circumstances approved by the compensation committee. Under the terms of the performance share unit award agreements issued after January 1, 2010, “Retirement” means (i) the date the participant reaches the age of 62 with ten years of service, (ii) the date the participant reaches the age of 65, or (iii) a combination of age and years of service which equals 80.

Under the terms of the restricted stock award agreements, “Retirement” means employee’s retirement under circumstances approved by our compensation committee.

Under the terms of the restricted stock unit award agreements “Early Retirement” is defined to mean a combination of age and years of service which equals 80 and “Normal Retirement” is defined to mean (i) the date the participant reaches the age of 62 with ten years of service or (ii) the date the participant reaches the age of 65.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The second proposal item to be voted on is the advisory vote on executive compensation.

The SEC recently adopted new rules as required by the Dodd-Frank Act. Under these new rules, Alpha is required to provide its stockholders with the opportunity to cast an advisory vote on compensation paid to our executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules set forth in Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other related executive compensation disclosures required by Item 402 and contained herein), or any successor regulation thereto.

As described in detail in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, Alpha strives to recruit individuals who will support the Company’s mission, vision, and values — Running Right. To accomplish this goal, our compensation committee developed the following primary objectives of our executive compensation program to — attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interests with our stockholders’ interests, and to be competitive in the markets in which Alpha competes for talent.

The compensation committee continually reviews the compensation programs for our executive officers to ensure they achieve the goal of Running Right and aligning our executive compensation structure with our stockholders’ interests and current market practices. The “Compensation Discussion and Analysis” describes Alpha’s executive compensation program and the decisions made by the compensation committee in 2010 in more detail. Please read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation paid to our NEOs.

Alpha has had a long-standing tradition of delivering performance results for our stockholders, customers and the community. Key highlights of our 2010 business performance are as follows:

•	Total revenues of $3.9 billion compared with $2.5 billion in 2009

•	Record 2010 EBITDA of $769.1 million*, up 55% from 2009

•	OI of $174 million in 2010, up 48% from 2009

•	TSR of approximately 38% in 2010, compared to 13% for the S&P 500

*The GAAP Reconciliation is set forth in “Executive Compensation — Compensation Discussion and Analysis.”

As described in the “Executive Compensation — Compensation Discussion and Analysis,” related tables and narrative sections in this proxy statement, the majority of our executive compensation program is “at-risk” and based on the achievement of Company business goals established at the time of our board approving the upcoming year’s annual corporate budget. We believe that our executive compensation program has played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage Alpha.

We are asking our stockholders to indicate their support for the compensation paid to our NEOs as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our executive officers and the philosophy, policies and practices described in this proxy statement.

Required Vote

Accordingly, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our executive officers by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL NO. 2

PROPOSAL NO. 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The third proposal item to be voted on is the frequency of future advisory votes on executive compensation.

Under the SEC’s new rules relating to executive compensation, Alpha is also required to provide its stockholders with the opportunity to cast an advisory vote to determine the frequency of the advisory stockholder vote on compensation paid to our executive officers. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation once every one, two or three years, or abstain from voting. Stockholders are not voting to approve or disapprove the Board’s recommendation but rather may choose among the four choices.

After careful consideration, our board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for an every three-year interval for the advisory vote on executive compensation, for the following reasons:

•

A Triennial Advisory Vote Is Appropriate In Light of the Alpha-Massey Merger.    On January 28, 2011, Alpha signed a merger agreement to acquire Massey Energy Company. This merger, if consummated, will be a transformational transaction for us which will result in Alpha being a significantly larger and more complex organization. In connection with this tremendous change to our Company, the compensation committee will engage in an in-depth review of our executive compensation programs to ensure that such programs going forward properly align with our pay-for-performance philosophy. Our executive compensation program post-merger will take time to develop and we believe that it is in our and our stockholders’ best interests to provide the compensation committee with at least a three-year timeframe to review and revise our executive compensation programs as the committee deems appropriate. By having the next advisory vote on executive compensation in three years, our stockholders will have time to properly judge the executive compensation program developed in connection with the merger.

•

A Triennial Advisory Vote Will Result In A Thoughtful Company Response and Better Stockholder Communications. Setting a three-year period for holding this vote will enhance stockholder communications by providing a clear and consistent means for Alpha to obtain information on investor sentiment about our executive compensation philosophy with a reasonable timeframe to respond before the next stockholder advisory vote on executive compensation. An every three-year advisory vote will:

—	Provide Alpha with sufficient time to consider the stockholder advisory vote on executive compensation;

—	Provide Alpha with sufficient time to engage with stockholders to understand and respond to the vote results and stockholder concerns; and

—

Maintain the executive compensation program’s consistency and credibility so that it does not become overly reactionary to short-term votes and keeps its focus on motivating and retaining our executives for the long-term.

•

A Triennial Vote Is Consistent with Alpha’s Long-Term Focus and Strategy. Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in “Executive Compensation — Compensation Discussion and Analysis” above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant equity awards with three-year performance and service periods to encourage our executive officers to focus on long-term performance, and thus recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar timeframe and in relation to our long-term performance.

•

A Triennial Vote Will Not Impact Continued Alpha And Stockholder Engagement. We will continue to engage with our stockholders regarding our executive compensation program during the period between votes. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program.

Required Vote

As an advisory vote, your vote will not be binding on the Company or the board of directors. Our board of directors values the opinions of our stockholders and will strongly consider its stockholders’ views. However, because this vote is advisory only and non-binding, the board of directors may nevertheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the most popular option selected by our stockholders. No later than 150 calendar days after the Annual Meeting, but in no event later than 60 calendar days prior to the date of the submission of stockholder proposals under SEC Rule 14a-8 for the 2012 annual meeting as described under “Stockholder Proposals for the 2012 Annual Meeting,” the Company will file a Current Report on Form 8-K or Form 8-K/A which will disclose our decision on how frequently to hold the advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR EVERY THREE YEARS” ON THIS PROPOSAL NO. 3

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table

This table provides information about our common stock subject to equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,321,070	(1)	$7.38	3,248,485	(3)
Equity compensation plans not approved by security holders	1,762,295	(4)	$17.70	—

Total	3,083,365		$10.60	3,248,485

(1)	Of this total, the following amounts are related to the 2004 Stock Incentive Plan: 409,379 are shares underlying outstanding stock options; 681,646 are share units; and 228,530 are performance share units (assuming performance at a maximum level). In addition, this total is comprised of 1,515 share units related to the 2010 Long-Term Incentive Plan.

(2)	The weighted average exercise price does not take into account the share units and performance share units.

(3)	The entire amount available for awards under the 2010 Long-Term Incentive Plan is 3,248,485. The 2010 Long-Term Incentive Plan authorizes the issuance of an aggregate of up to 3,250,000 shares (as restricted stock, restricted share units, performance grants, pursuant to the exercise of stock options or stock appreciation rights or in payment, or pursuant to the exercise, of such other awards as the compensation committee, in its discretion, may determine). The Company will not issue any additional awards under the 2004 Stock Incentive Plan, 2005 Long-Term Incentive Plan or 2004 Long-Term Incentive Plan.

(4)	Of this total, the following amounts are related to the 2005 Long-Term Incentive Plan: 145,740 are shares underlying outstanding stock options; 385,481 are share units; and 1,190,227 are performance share units (assuming performance at a maximum level). In addition, this total is comprised of 40,847 shares underlying outstanding stock options related to the 2004 Long-Term Incentive Plan.

The 2004 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan were each previously approved by Legacy Alpha’s stockholders and assumed by the Company at the time of the Merger. Individuals employed, or performing services for, Legacy Alpha and its subsidiaries, in the case of both plans, and persons hired by, or performing services for, the Company and its subsidiaries after the Merger, in the case of the 2005 Long-Term Incentive Plan, are eligible to participate in these plans. The 2005 Long-Term Incentive Plan reserves a maximum of 8,838,841 shares of common stock for issuance pursuant to awards and the 2004 Long-Term Incentive Plan reserves a maximum of 596,985 shares of common stock for issuance pursuant to awards, subject to certain adjustments in each case. Following Legacy Alpha’s assumption of the original 2004 Long-Term Incentive Plan and the issuance of options that were assumed at such time, no new awards may be granted pursuant to this plan. The compensation committee administers and interprets the 2004 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan and was authorized to make the following types of awards under the 2005 Long-Term Incentive Plan: stock options; stock appreciation rights; restricted stock and restricted stock units; performance grant awards and other share-based awards. In the event of the proposed dissolution or liquidation of Alpha, all outstanding awards terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the compensation committee. Awards may also be terminated under certain other circumstances, including related to business combinations such as mergers and other significant corporate events. The 2004 Long-Term Incentive Plan terminates on November 9, 2014 and the 2005 Long-Term Incentive Plan terminates on May 14, 2018. At the 2010 annual meeting of stockholders, the Company’s stockholders approved the 2010 Long-Term Incentive Plan. While awards granted under the 2004 Stock Incentive Plan, the 2005 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan continue to be subject to the terms and conditions of the applicable plan and any shares to be issued pursuant to such awards will be covered by the applicable plan, all awards granted after the 2010 annual meeting of stockholders have been and will continue to be granted under the 2010 Long-Term Incentive Plan. The Company will not make any new awards under the 2004 Stock Incentive Plan, the 2005 Long-Term Incentive Plan or the 2004 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of March 29, 2011, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.

The number of shares and percentages of beneficial ownership set forth below are based on 120,837,640 shares of our common stock issued and outstanding as of March 29, 2011.

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total		Percentage
FMR LLC	16,755,972	—	16,755,972	(3)	13.87%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	10,079,547	—	10,079,547	(4)	8.34%
40 East 52nd Street New York, NY 10022
Ameriprise Financial, Inc.	7,692,290		7,692,290	(5)	6.37%
145 Ameriprise Financial Center, Minneapolis, MN 55474
Kevin S. Crutchfield	176,090	33,950	210,040	(6)	*
Frank G. Wood	63,663	110,079	173,742	(7)	*
Kurt D. Kost	43,681	—	43,681	(8)	*
Randy L. McMillion	59,525	—	59,525	(9)	*
Philip J. Cavatoni	63,670	—	63,670	(10)	*
William J. Crowley, Jr.	28,021	—	28,021	(11)	*
E. Linn Draper, Jr.	16,514	—	16,514	(12)	*
Glenn A. Eisenberg	6,514	2,000	8,514	(13)	*
P. Michael Giftos	11,899	—	11,899	(14)	*
Michael J. Quillen	245,988	—	245,988	(15)	*
Joel Richards, III	10,105	—	10,105	(16)	*
James F. Roberts	36,401	—	36,401	(17)	*
Ted G. Wood	6,514	—	6,514	(18)	*
All Executive Officers and Directors as a Group (17 persons)(19)	896,619	149,171	1,045,790		*

*	Less than 1% of shares outstanding

(1)	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	The numbers in this column represent shares underlying stock options, which are exercisable within 60 days of March 29, 2011.

(3)	The information for FMR LLC is based solely on information furnished in the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2011, as a parent holding company, in which it reported that it had (i) sole voting power with respect to 2,788,750 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power with respect to 16,755,972 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(4)	The information for BlackRock, Inc. (“BlackRock”) is based solely on information furnished in the Schedule 13G filed by BlackRock with the SEC on February 3, 2011, as a parent holding company, in which it reported that it has (i) sole voting power with respect to 10,079,547 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power with respect to 10,079,547 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(5)	The information for Ameriprise Financial, Inc. (“Ameriprise”) is based solely on information furnished in the Schedule 13G filed by Ameriprise and Columbia Management Investment Advisers, LLC (“Columbia”) with the SEC on February 11, 2011, in which they reported that each of Columbia and Ameriprise, as the parent holding company of Columbia, have (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 6,160,498 shares of our common stock; (iii) sole dispositive power with respect to zero shares of our common stock; and (iv) shared dispositive power with respect to 7,692,290 shares of our common stock.

(6)	Includes beneficial ownership of 96,269 shares of restricted stock issued under our equity incentive plans. This number does not include 138,911 restricted stock units or any performance share units that have been issued to Mr. Crutchfield under our equity incentive plans.

(7)	This number does not include 17,100 vested restricted stock units, which will be settled in February 2012, and does not include 40,792 restricted stock units or any performance share units that have been issued to Mr. Wood under our equity incentive plans.

(8)	This number includes 3,546 shares of common stock Mr. Kost owns jointly with his spouse. This number does not include 32,094 vested restricted stock units, which will be settled in February 2012, and does not include 64,070 restricted stock units or any performance share units that have been issued to Mr. Kost under our equity incentive plans.

(9)	Includes beneficial ownership of 49,940 shares of restricted stock issued under our equity incentive plans. This number does not include 18,877 restricted stock units or any performance share units that have been issued to Mr. McMillion under our equity incentive plans.

(10)	This number includes 23,284 shares of our common stock that are held by a family trust of which Mr. Cavatoni is deemed the beneficial owner. This number also includes beneficial ownership of 51,670 shares of restricted stock issued under our equity incentive plans. This number does not include 15,810 restricted stock units or any performance share units that have been issued to Mr. Cavatoni under our equity incentive plans.

(11)	This number includes 4,336 shares of common stock owned by Mr. Crowley’s wife. This number does not include 3,731 restricted stock units that have been issued to Mr. Crowley under our equity incentive plans.

(12)	Includes beneficial ownership of 6,514 shares of restricted stock issued under our equity incentive plans. This number does not include 5,471 restricted stock units that have been issued to Mr. Draper under our equity incentive plans and does not include 16,992 share units, which have been credited to his share unit account under the Deferred Compensation Agreement, which is described in more detail in “Corporate Governance and Related Matters — Additional Information Regarding Our Director Compensation Table.”

(13)	Includes beneficial ownership of 6,514 shares of restricted stock issued under our equity incentive plans. This number does not include 5,471 restricted stock units that have been issued to Mr. Eisenberg under our equity incentive plans.

(14)	This number does not include 3,731 restricted stock units that have been issued to Mr. Giftos under our equity incentive plans.

(15)	This number includes 118,492 shares of our common stock that are held by Michael J. Quillen, L.L.C. This number does not include 4,251 restricted stock units or any performance share units that have been issued to Mr. Quillen under our equity incentive plans.

(16)	This number does not include 3,731 restricted stock units that have been issued to Mr. Richards under our equity incentive plans.

(17)	This number does not include 61,014 vested restricted stock units, which will be settled in February 2012, and does not include 3,395 restricted stock units that have been issued to Mr. Roberts under our equity incentive plans.

(18)	Includes beneficial ownership of 6,514 shares of restricted stock issued under our equity incentive plans. This number does not include 5,471 restricted stock units that have been issued to Mr. Wood under our equity incentive plans.

(19)	Includes beneficial ownership of an additional 34,904 shares of restricted stock issued under our equity incentive plans. This number does not include an additional 22,698 vested restricted stock units, which will be settled in February 2012, and does not include an additional 82,712 restricted stock units issued under our equity incentive plans.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for directors, director nominees and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Alpha’s directors and executive officers and persons who own more than ten percent of a registered class of Alpha’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Alpha’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Alpha with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Alpha believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2010, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our board approved and adopted a written policy which details the procedures for the review, approval and monitoring of transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our common stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Approval Procedures. Whenever a director or executive officer of the Company has any question about whether he (or an immediate family member) has an indirect material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the general counsel. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:

•

Prior to entering into a transaction covered by the policy, notice will be given to our general counsel of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our general counsel will assess whether the proposed transaction is a related person transaction for purposes of the policy.

•

If our general counsel determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at the next committee meeting or, in those instances in which our general counsel, in consultation with our chief executive officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to our chairman of the audit committee (who possesses delegated authority to act between committee meetings).

•

Our chairman of the audit committee or our audit committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our chairman of the audit committee or our audit committee, as applicable, makes a determination regarding the proposed transaction, such decision will be conveyed to our general counsel who will communicate their decision to the appropriate persons at Alpha. In the event our chairman of the audit committee reviews the proposed transaction and makes a decision with respect thereto, he will report the same to our audit committee at its next meeting.

Ratification Procedures. In connection with this process or otherwise, if our chief executive officer, chief financial officer, or general counsel becomes aware of a “related person” transaction that has not been previously approved or ratified under our policy, the following steps are taken:

•

If the transaction is pending or on-going, it will be submitted to our chairman of the audit committee or audit committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction.

•

If the transaction is completed, our chairman of the audit committee or audit committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our general counsel to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions. At our audit committee’s first meeting of each fiscal year, our committee will review any previously approved or ratified “related person” transactions that remain on-going. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company’s board of directors is composed of three non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site (www.alphanr.com).

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the audit committee has met and held discussions with management, our internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The audit committee discussed with the Company’s independent registered public accounting firm and our internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.

Glenn A. Eisenberg, Chairman
William J. Crowley, Jr.
P. Michael Giftos

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For accounting purposes, the Merger was treated as a “reverse acquisition” and Legacy Alpha was considered the accounting acquiror. Accordingly, Legacy Alpha’s financial statements became the historical financial statements of the Company and the Company’s future periodic filings will reflect Legacy Alpha’s historical financial condition and results of operations shown for comparative purposes. Prior to the Merger, Legacy Alpha’s historical financial statements were audited by KPMG LLP (“KPMG”) and Legacy Foundation’s historical financial statements were audited by Ernst & Young LLP (“E&Y”).

On July 31, 2009 (the “Dismissal Date”), the audit committee recommended and approved the dismissal of E&Y as the Company’s independent registered public accounting firm. The reports of E&Y on the consolidated financial statements of the Company for the years ended December 31, 2008 and 2007, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the years ended December 31, 2008 and 2007 and through the Dismissal Date, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements of the Company for such years. During the years ended December 31, 2008 and 2007, and through the Dismissal Date, there were also no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Also, on July 31, 2009, the audit committee recommended and approved the selection of KPMG, as the Company’s new independent registered public accountants. During the years ended December 31, 2008 and 2007, and through the Dismissal Date, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K). The reports of KPMG on the Company’s consolidated financial statements for the years ended December 31, 2010 and December 31, 2009, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The Company provided E&Y with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-K, and requested that E&Y furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not it agreed with the statements related to E&Y made by the Company in this report. A copy of E&Y’s letter to the SEC dated August 5, 2009 is attached as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on August 5, 2009.

The following table presents fees billed for professional audit services rendered by KPMG for the audit of Alpha’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees for other services rendered by KPMG during those periods.

Fees of Independent Registered Public Accounting Firm

For work performed in regard to fiscal years 2010 and 2009, Alpha paid KPMG, the following fees for services, as categorized:

	Fiscal 2010	Fiscal 2009
	(In millions)	(In millions)
Audit fees(1)	$2.7	$3.3
Audit-related fees(2)	$0.4	$0.3
Tax fees(3)	$0.1	$0.7
All other fees	—	—
Total	$3.2	$4.3

(1)	For fiscal years 2009 and 2010, includes KPMG fees for audit services relating to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, services that are normally provided by the accountants in connection with statutory or regulatory filings or engagements, and accounting consultations. Also includes reimbursement of out of pocket expenses of $0.3 million in 2009 and 2010.

(2)	For fiscal year 2010, includes KPMG fees for due diligence services and analysis of accounting policies. For the period of fiscal year 2009 prior to the Merger, includes KPMG fees for Sarbanes Oxley assistance, internal audit services and IT audit services with respect to Legacy Foundation and Foundation Coal Corporation (which was merged into the Company after the Merger). These prohibited services were discontinued effective the date of the Merger because they would be prohibited thereafter.

(3)	For fiscal years 2009 and 2010, includes KPMG fees for review of federal and state income tax returns, preparation of tax basis balance sheets, transaction cost studies and other income tax consultations. For the period of fiscal year 2009 prior to the Merger, includes KPMG’s fees for review of annual and quarterly income tax provisions for Legacy Foundation and Foundation Coal Corporation. These prohibited services were discontinued effective the date of the Merger because they would be prohibited thereafter.

Policy for Approval of Audit and Permitted Non-audit Services

Our audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our chairman of the audit committee or our audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our chairman of the audit committee to obtain his approval. If such fees are in excess of $100,000, management must seek the approval of the entire audit committee. In 2010, all KPMG professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fourth proposal item to be voted on is to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

The audit committee approved, and the board of directors has ratified, that KPMG act as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The board of directors has directed that such appointment be submitted to Alpha’s stockholders for further ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG as Alpha’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain KPMG or another firm.

Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING POLLUTION

The fifth proposal item to be voted on is a stockholder proposal regarding pollution.

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Unitarian Universalist Association of Congregations (“UUA”), 25 Beacon Street, Boston, Massachusetts 02108, owner of 314 shares of common stock of the Company. The board and the Company accept no responsibility for the proposed resolution and supporting statement. As required by SEC rules, the resolution and supporting statement are printed below. A stockholder submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration.

“WHEREAS:

In October 2009, a National Academy of Sciences report stated that the burning of coal to generate electricity in the U.S. causes about $62 billion a year in “hidden costs” for environmental damage, not including the costs for damage associated with GHG emissions. According to the U.S. EPA, monetized costs and benefits of complying with the Clean Air Act and its amendments total over $700 billion and $23 trillion, respectively.

In September 2010, Wood Mackenzie stated, “Of the several EPA anticipated and proposed non-carbon regulations, those with the most significant anticipated impact on the coal-fired fleet are: the Clean Air Transport Rule; Mercury Maximum Achievable Control Technology (MACT) standard; Hazardous Air Pollutants (HAP) standards; and a new rule under the Clean Water Act (CWA).” “Compliance with the anticipated EPA rules for further regulating non-carbon emissions would require installing expensive emissions controls on generators not yet retrofitted.” As coal-fired plants lose their competitive advantage to more stringent regulations, many will be forced into the red and early retirement, while others will be encouraged to switch to more emission-efficient natural gas.

In September 2010, the Wall Street Journal reported, based upon multiple sources including Bernstein Research, that if all coal-fired power plants must install sulfur-dioxide scrubbers to meet EPA emissions standards for mercury and acid gases, energy production by coal-fired plants will decrease by approximately 9.6% by 2015, and this slack in production will probably be buttressed by a migration to natural gas. For instance, in August 2010 the Tennessee Valley Authority announced that it will idle nine coal-fired plants while continuing to expand its natural gas capacity. The U.S. Energy Information Administration reports that, whereas coal accounted for 18% and natural gas accounted for 42% of total new capacity in 2009, it’s predicted that coal will decrease to 10% and natural gas will increase to 82% of total new capacity by 2013.

A comprehensive two-year study released by the MIT Energy Initiative in 2010 (assuming a scenario where the U.S. mandates a reduction in greenhouse gas emissions to 50% of 2005 levels by 2050) predicts that total energy use would decrease, as well as coal’s share of the generation mix — to be substantially replaced by natural gas. “Because national energy use is substantially reduced, the share represented by gas is projected to rise from about 20% of the current national total to around 40% in 2040.”

In November 2010, Deutsche Bank released a report estimating that “coal-fired generation is forecast to decline from 47% to 22% in 2030, while electricity sector coal demand decreases from 930 million tons to 460 million tons.”

RESOLVED:    Shareholders request a report (reviewed by a board committee of independent directors) on how the company is responding to increasing regulatory, public and competitive pressure to significantly reduce pollution from the company’s operations and use of its primary products. This report will omit proprietary information, be prepared at reasonable cost, and be made available to shareholders by September 1, 2011.

END OF STOCKHOLDER PROPOSAL

OPPOSING STATEMENT

Your board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

While Alpha recognizes the importance of this issue and the growing public interest in pollution reduction, the board believes that it would be inappropriate to engage in the requested study at this time for a variety of reasons as set forth below.

Overly Burdensome, Ambiguous and Inefficient Use of Company Resources.

The proposal calls for a report on how Alpha is responding to increasing regulatory, public and competitive pressure to significantly reduce “pollution” from our operations and primary product, coal. As part of ordinary business operations, every business enterprise, no matter what its size, is sensitive to, and endeavors to reduce, the pollution resulting from its business for public safety, health, and environmental reasons. This proposal, however, calls for a report on pollution, in its most general sense, resulting from Alpha’s operations and its product of coal. In light of the size and complexity of Alpha’s business, it would be virtually impossible for Alpha to produce a report of this breadth and magnitude given the vast definition of what may constitute “pollution”. Thefreedictionary.com provides the following definition of pollution:

“The contamination of air, water or soil by substances that are harmful to living organisms. Pollution can occur naturally….or as a result of human activities.…Light from cities and towns at night that interferes with astronomical observations is known as light pollution….Continuous noise that is loud enough to be annoying or physically harmful is known as noise pollution….Heat that is discharged from a factory into a river or lake….is known as thermal pollution.”

As demonstrated by the above definition, there are a near endless number of activities and sub-definitions of what may be deemed “pollution.” The stockholder’s request that Alpha develop a report on pollution, without any indication as to types of pollution or the materiality of the pollution emitted in relation to Alpha’s business or the environment, would place an extremely expensive and overly burdensome obligation upon Alpha which would detract from more pressing and substantial issues relating to the Company’s business. Management is in the best position to determine what pollution caused by Alpha’s business impacts public safety, health and the environment and, in consultation with the board and its safety, health, environmental and sustainability committee, to develop mitigation plans regarding the same which most appropriately use Company resources to address these issues.

Coal In Itself Does Not Cause Pollution.

Alpha’s primary business is to mine and sell coal, not to burn it. Coal naturally contains carbon. Carbon cannot be removed from coal and Alpha cannot provide coal that does not emit carbon dioxide when it is burned. We do not operate any power plants or engage in the production of steel. The burning of coal by our customers and others necessarily emits carbon dioxide. It is primarily their use, not ours, which causes pollution and Alpha does not have control over the use of coal by our customers. This stockholder proposal, in part, requests that Alpha respond to pressure to reduce pollution from the “use” of coal, but this is largely beyond our control. Accordingly, the Company is not in a position to “significantly reduce pollution” resulting from the use of coal as the proposal requests and we therefore do not believe that Alpha’s resources are best spent preparing the requested report.

Demonstrated Commitment to Environmental Issues At The Highest Levels of Management.

Alpha has developed a Sustainability Mission Statement which reads as follows: “To ensure the long term success of the company through environmental, social and financial responsibility.” This Mission Statement is part of our overarching goal of Running Right.

Our commitment to this issue exists at the highest level of Alpha as evidenced by our corporate governance documents and other policies and procedures (particularly our Code of Business Ethics), the formation of a board committee focused solely on these issues (the safety, health, environmental and sustainability committee) and the creation of a senior executive position of the chief sustainability officer. The safety, health, environmental and sustainability committee of the board meets at least quarterly to discuss current environmental issues that are pertinent to our business and is charged with the responsibility of overseeing the protection of safety, health and the environment and monitoring Alpha’s compliance with safety, health and environmental regulatory requirements and of plans and programs developed by the Company to evaluate and manage safety, health, environmental and sustainability risks to Alpha’s business, as more fully described under “Corporate Governance and Related Matters — Safety, Health, Environmental and Sustainability Committee.” Our chief sustainability officer is responsible for the management, development and monitoring of the financial, social and environmental performance of the Company and reports directly to our Chief Executive Officer on such matters.

Alpha retained Marshall Miller & Associates to determine Alpha’s greenhouse gas emissions, or “carbon footprint.” The study for 2008 has been completed and work for 2009 and 2010 is expected to be completed shortly. These reports will be used to comply with reporting requirements and to help determine strategies for greenhouse gas reductions. Projects are currently ongoing to evaluate the feasibility of reductions in coal mine methane emissions and purchased electricity, as well as fuel additives and diesel engine conversions to increase mileage in mobile mining equipment.

Alpha’s Public Disclosures Address Our Response to Pollution and Other Environmental Issues Related to Our Business.

Although our core business does not involve burning coal, we do closely monitor the political, scientific, regulatory and public policy issues related to pollution (including carbon dioxide emissions) in keeping with our commitment to understand and obey laws relating to our business. We provide extensive disclosure in our SEC filings and on our website of our on-going efforts to address issues related to pollution, as well as the risks to our business associated with the potential regulation of carbon dioxide and other greenhouse gas emissions, in particular.

Our commitment to environmental protection and conservation is described under the “Our Environment” tab of our website and states the following:

“Our commitment to environmental stewardship is driven by our dedication to Running Right and extends across all facets of our mining operations. The Alpha Running Right Environmental Program includes setting compliance goals, performing environmental audits at various operating levels to determine effectiveness, and conducting environmental training throughout the company.”

As noted on our website, we have a trained team of environmental professionals who perpetually measure Alpha’s environmental compliance. Alpha has a zero tolerance policy for blackwater discharges and has established a release prevention program that exceeds regulatory requirements. Our coal preparation plants and slurry handling and disposal facilities are required to use management practices, which are designed to prevent accidental discharges of coal slurry that could adversely impact the environment. We encourage our employees to recycle, which recycling effort has resulted in a recycling center at the business park where our headquarters is located.

Alpha has also partnered with conservation groups and governmental groups to study and institute methods to minimize the environmental impact of certain Company operations. Our website discloses certain initiatives taken by Alpha operations which management believe are the most significant and are worthy of the Company’s dedication of resources.

The report proposed by the stockholder proponent would significantly increase administrative costs already dedicated to this issue and would divert management’s attention from key business matters (including the most important safety, health and environmental issues facing Alpha).

For more information regarding our initiatives to reduce pollution from our operations and understand the environmental impacts of our operations, please visit our website at www.alphanr.com and see “Other Environmental Initiatives” below.

Other Environmental Initiatives.

•

Supporter of Carbon Capture and Storage Projects.    This is a promising new technology to mitigate the contribution of fossil fuel emissions to global warming based on capturing carbon dioxide from large sources such as fossil fuel power plants. Alpha has partnered with Virginia Tech, Marshall Miller and Associates and other companies in assisting with a research project for carbon sequestration. The project is in Virginia’s Russell County and is aimed at developing technology capable of capturing and storing carbon dioxide. Phase I of this project was completed successfully and Phase II is in progress. The successful completion of this project will provide much needed data to prove that carbon sequestration is a viable technique for preventing the release of greenhouse gases into the atmosphere.

•

Supporter of Zero Emissions Coal Technology Projects.    We were a founding member of the FutureGen Industrial Alliance, Inc. (the “FutureGen Alliance”) and have taken a leading role in its development. This alliance is a non-profit membership created to benefit the public interest, and the interests of science through research, development and demonstration of near-zero emissions coal technology. On September 28, 2010, the FutureGen Alliance signed an agreement with the Department of Energy to build the first of its kind FutureGen 2.0 CO2 pipeline network and CO2 storage site. FutureGen 2.0 will advance one approach to the deployment of carbon capture and storage; that is, the development of a regional carbon dioxide storage site that could accept carbon dioxide from a variety of industrial sources for safe, permanent storage. Our financial contributions to this effort are on a non-profit basis and no future revenues, dividends, or other direct benefits will be obtained. Our commitment should also be measured by the fact that our contributions with other global members are pro-rata, while our current market capitalization is materially smaller than most of the alliance members. Information on this critical global project can be found at: www.futuregenalliance.org.

•

Supporter of Methane Gas Capture Projects.    Our operations in Northern Appalachia are conducted in coal seams which contain methane. Historically, due to unavailable technology and other factors, this methane has been released during mining and vented to the atmosphere. Methane is believed to have an impact on global warming twenty-one times greater than an equal quantity of carbon dioxide. In 2004, we formed a venture to investigate the techniques for extracting and capturing methane in advance of mining so the methane can be sold commercially, and its impact on the environment drastically reduced. We have spent millions of dollars on this effort which has not yet achieved profitability. The program continues to be operated and industry leading techniques are being perfected. Although not yet profitable on a sustaining basis, through 2010 we have recovered and 7.3 billion cubic feet of methane which would have otherwise been vented to the atmosphere. This quantity of methane equates to avoiding 2,559,000 tons of carbon dioxide emissions. This quantity of carbon dioxide is equivalent to:

—	eliminating the annual emissions from 650,000 automobiles

—	displacing 1,159,000 barrels of imported oil

—	heating 106,000 households for a year

—	achieving the benefits of planting more than 886,000 acres of trees

We remain excited about the ability to commercialize this methane capture activity and expand it in a very significant manner. To that end, in February 2008 we acquired a 49% interest in a company called Target Drilling, Inc. which has what we believe to be proven skills for drilling into coal seams to extract methane in advance of mining. Target Drilling will assist us in pushing the developing technology to its limits. Information on Target Drilling can be obtained from www.targetdrilling.com.

•

Protection of Fish and Wildlife.    Recently, we partnered with the US Fish and Wildlife Service and Virginia Tech to conduct a scientific study to determine if endangered mussels were impacted by certain coal mining activities. Preliminary results showed no discernible link.

We also sponsored the first Coal Mining and the Aquatic Environment Symposium held in Abingdon, Virginia, where our corporate headquarters is located, in 2007. The symposium brought together academic, regulatory and coal industry scientists to openly discuss coal mining and its potential impacts upon sensitive aquatic species.

•

Formation of Management’s Sustainability Committee.    In 2007, Alpha’s management created a carbon committee consisting of company managers from various positions and backgrounds to help monitor climate change legislation and its potential impacts and opportunities. Following the Merger, the carbon committee was transformed into the sustainability committee and the focus was broadened to add to the committee’s existing duties the support of the newly created sustainability function.

•

Employing “Green” Processes and Reviewing Alternative Fuel Options.    We are continuously exploring the use and potential production of alternative fuels such as biodiesel and ethanol, and have added hybrid vehicles to our fleet. In addition, we encourage the use of environmentally friendly or “green” process chemicals in our coal preparation plants wherever feasible.

•

Adherence to Sustainable Development Principles.    The National Mining Association has adopted Sustainable Development Principles to which we adhere. To that end, we share a mutual responsibility with all Americans to ensure that our actions meet the needs of today without compromising the ability of future generations to satisfy their own needs. A copy of these Sustainable Development Principles can be found at: www.nma.org/issues/environment/sustainable_development.asp.

•

Research and Development Expenditures.    In 2010, Alpha expended approximately $2 million in R&D activities, much of which was dedicated to selenium reduction from surface mine water runoff, mercury reduction in mined coal and pre-combustion coal treatment aimed at increasing the efficiency of power plant boilers.

Based on our collective experience, our board, the safety, health, environmental and sustainability committee, and members of senior management do not believe that a report detailing Alpha’s response to increasing regulatory, public and competitive pressure to significantly reduce pollution from our primary business of mining and selling coal will be of value to Alpha’s stockholders. The board and management believe that they are in the best position to determine how Company resources should be deployed toward addressing these matters and we have taken significant steps, based on our view of the appropriate priorities given our business, to reduce pollution from our operations and the production of coal. The report proposed by the stockholder proponent would significantly increase administrative costs and divert Company resources from Alpha’s more pressing safety, health and environmental concerns as adjudged by those closest and most knowledgeable about Alpha’s business.

For all of the foregoing reasons, the Company opposes the proposal to produce a report on how the Company is responding to increasing regulatory, public and competitive pressure to significantly reduce pollution from the Company’s operations and use of its primary products (i.e., coal).

Required Vote

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the stockholder proposal regarding pollution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING

POLLUTION

********************

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

VAUGHN R. GROVES

Executive Vice President, General Counsel and Secretary

April 1, 2011

Abingdon, Virginia

Directions to Annual Meeting Location

The Martha Washington Inn

150 W. Main Street

Abingdon, VA 24210

Phone: 1-276-628-3161

Fax: 1-276-628-8885

Nearest Airport: Tri Cities, Tennessee — TRI

Hotel Direction:    33.1 mi NE

Driving Directions:    Take TN 75N toward TN 75S. Merge onto Airport Pkwy/TN-357 N via the ramp on the Left. Merge onto I-81 N (Crossing into Virginia). Take the US-58-Alt/VA-75 exit, Exit 17, toward Abingdon/South Holston Dam. Turn Left onto US-58 Alt/VA-75/Cummings St. SW. Turn Right onto US-11/W Main St./Lee Hwy.

IMPORTANT ANNUAL MEETING INFORMATION		000004	C123456789
			000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
			Electronic Voting Instructions
			You can vote by Internet or telephone!
			Available 24 hours a day, 7 days a week!
			Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

			VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

			Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time, on May 18, 2011.

			Vote by Internet
			• Log on to the Internet and go to www.envisionreports.com/ANR
			• Follow the steps outlined on the secured website.

			Vote by telephone
			• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
			• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	The Board of Directors recommends a vote FOR Proposals 1, 2, and 4, in Favor of a Triennial Frequency as to Proposal 3 and AGAINST Proposal 5.	+

1. Election of nine nominees each to serve as a director, and each of whom is currently serving as a director of Alpha.

☐ Mark here to vote FOR all nominees					☐	01- Michael J. Quillen

☐ Mark here to WITHHOLD vote from all nominees					☐	02 - William J. Crowley Jr.

☐ For All EXCEPT - To withhold authority to vote for any individual nominee(s), mark “For All EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ☐					☐	03 - Kevin S. Crutchfield

		For	Against	Abstain	☐	04 - E. Linn Draper, Jr.
2. AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.		☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain	☐	05 - Glenn A. Eisenberg
3. AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION	☐	☐	☐	☐

		For	Against	Abstain	☐	06 - P. Michael Giftos
4. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP.		☐	☐	☐

		For	Against	Abstain	☐	07 - Joel Richards, III
5. A STOCKHOLDER PROPOSAL REGARDING POLLUTION.		☐	☐	☐

					☐	08 - James F. Roberts

					☐	09 - Ted G. Wood

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Driving Directions:

Nearest Airport: Tri Cities, Tennessee — TRI

Take TN 75N toward TN 75S. Merge onto Airport Pkwy/TN-357 N via the ramp on the Left. Merge onto I-81 N (Crossing into Virginia). Take the US-58-Alt/VA-75 exit, Exit 17, toward Abingdon/South Holston Dam. Turn Left onto US-58 Alt/VA-75/Cummings St. SW. Turn Right onto US-11/W Main St./Lee Hwy. (33.1 mi NE)

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — ALPHA NATURAL RESOURCES, INC.			+

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Alpha Natural Resources, Inc. (the “Company”) hereby appoints Michael J. Quillen, Vaughn R. Groves and Edythe C. Katz, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Martha Washington Inn, located at 150 West Main Street, Abingdon, Virginia 24210, on Thursday, May 19, 2011, at 8:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.

THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 4, IN FAVOR OF A TRIENNIAL FREQUENCY AS TO PROPOSAL 3, AGAINST PROPOSAL 5 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE REFER TO THE RE VERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

You are urged to vote by Internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

B	Non-Voting Item

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such and the name of such trust, corporation or other organization.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL , YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+